As filed with the Securities and Exchange Commission on May 5, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WATCHIT MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3173918
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

WATCHIT MEDIA, INC.

655 MONTGOMERY STREET, SUITE 1000

SAN FRANCISCO, CA 94111

(415) 477-9905

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JAMES LAVELLE

CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

WATCHIT MEDIA, INC.

655 MONTGOMERY STREET, SUITE 1000

SAN FRANCISCO, CA

TEL: (415) 477-9905

(Name, address, including zip code, and telephone number, including area code,

of agent for service of process)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit		Proposed Aggregate Maximum Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.01	16,630,318		$0.168	(2)	$2,793,893.42	$298.95	(3)

Warrants to purchase shares of Common Stock	11,227,778		—		—	—	(4)

Common Stock, par value $0.01 per share, issuable on exercise of Warrants	11,227,778	(5)	$0.27	(6)	$3,035,000.06	$324.75

Total					$5,828,893.48	$623.70

(1) Estimated solely for the purpose of determining the registration fee.

(2) Based upon the average of the high and low prices of the Common Stock as reported on the OTC Bulletin Board on April 28, 2006.

(3) Calculated pursuant to Rule 457(c).

(4) No fee required pursuant to Rule 457(g).

(5) 11,227,778 shares of Common Stock of the Registrant are issuable upon exercise of the Warrants.

(6) Based on an average exercise price of $0.27 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

27,858,096 SHARES

11,227,778 WARRANTS

WATCHIT MEDIA, INC.

COMMON STOCK

This prospectus relates to the resale of up to 11,227,778 Warrants to purchase shares of our Common Stock, par value $0.01 per share, including 3,333,334 Warrants owned by Stiassni Capital Partners, LP, 1,666,666 Warrants that Stiassni Capital Partners, LP may purchase pursuant to a Stock and Warrant Purchase Agreement, dated as of March 16, 2006, 1,666,667 Warrants owned by Colton Melby and 1,111,111 Warrants owned by Cliff Melby.

This prospectus also relates to the resale of up to 27,858,096 shares of our Common Stock, including 11,227,778 shares of our Common Stock issuable upon exercise of the Warrants mentioned above, 3,333,334 shares of our Common Stock owned by Stiassni Capital Partners, LP, 1,666,666 shares of our Common Stock that Stiassni Capital Partners, LP may purchase pursuant to a Stock and Warrant Purchase Agreement, dated as of March 16, 2006, 3,333,334 shares of our Common Stock owned by Colton Melby and 2,222,222 shares of our Common Stock owned by Cliff Melby.

See page 43 for a complete list of the selling stockholders.

Our Common Stock is quoted on the OTC Bulletin Board under the symbol “WMDA”. On April 28, 2006, the last reported sale price of our Common Stock as reported on the OTC Bulletin Board was $0.169.

THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. IT IS LIKELY THAT THE COMMON STOCK WILL BE SUBJECT TO “PENNY STOCK” RULES, WHICH GENERALLY REQUIRE THAT A BROKER OR DEALER APPROVE A PERSON’S ACCOUNT FOR TRANSACTIONS IN PENNY STOCKS AND THE BROKER OR DEALER RECEIVE FROM THE INVESTOR A WRITTEN AGREEMENT TO THE TRANSACTIONS SETTING FORTH THE IDENTITY AND QUANTITY OF THE PENNY STOCK TO BE PURCHASED BEFORE A TRADE INVOLVING A PENNY STOCK IS EXECUTED. SEE “RISK FACTORS” BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is           , 2006

TABLE OF CONTENTS

SUMMARY	1
RISK FACTORS	3
USE OF PROCEEDS	7
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	8
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	17
THE BUSINESS	18
MANAGEMENT	33
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	40
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	42
SELLING STOCKHOLDERS	43
PLAN OF DISTRIBUTION	44
DESCRIPTION OF CAPITAL STOCK	47
DESCRIPTION OF WARRANTS	50
TRANSFER AGENT	55
LEGAL MATTERS	55
EXPERTS	55
WHERE YOU CAN FIND MORE INFORMATION	55

i

SUMMARY

This summary highlights selected information only and may not contain all of the information that may be important to you. Please read this entire prospectus before making your investment decision. This summary, including the summary financial information, is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus. Throughout this prospectus, when we refer to “Watchit”, “the Company” or when we speak of ourselves generally, we are referring to Watchit Media, Inc., a Delaware corporation (formerly known as Cotelligent, Inc.), and its subsidiaries unless the context indicates otherwise or as otherwise noted.

THE COMPANY

The Company

Watchit provides narrowcasting services, which includes Internet Protocol technologies and production services for video content, distribution, scripting and playback on digital display video channels and networks, as well as maintenance, support and contract services on software and hardware products it licenses. The Company provides these services primarily to gaming and hospitality businesses. Narrowcasting, maintenance and support services are provided under term contracts, which generally are for one year or longer. These contracts are renewable at the discretion of our clients.

During 2005, we operated two distinct business units: narrowcasting and Information Technology (“IT”) services. Our IT services business operated under the name of Cotelligent, Inc. and the narrowcasting business operated under the name of our wholly-owned subsidiary Watchit Media, Inc. In July 2005, we divested our IT services business to focus our strategy taking advantage of growth factors in the narrowcasting sector of the media industry. As part of this transformation, we merged Watchit Media, Inc. into us and changed our name from Cotelligent,  Inc. to Watchit Media, Inc. in November, 2005.

Our clients include large gaming, lodging and hospitality companies. Today we produce and present television programming and advertising using digital and Internet Protocol technology to over 100 gaming, lodging and hospitality venues in Nevada, New Jersey, California, Oregon, Indiana, Mississippi, Louisiana, Missouri, Illinois and Iowa. We produce and present all of our television programming from our creative media center and television studio in Las Vegas, Nevada.

Forty nine of our clients and approximately 52,000 of the hotel rooms we present our television programming and advertising to are in Las Vegas, Nevada. This represents 47% market share of the available gaming related hotel rooms in this market. We produce and present our television programming on the gaming floor, in the registration center, in common areas, in restaurants, on outdoor signs and in hotel rooms. Our in-room programming reaches over 17,000,000 viewers a year.

In hotel rooms, we present our clients own brand advertising and The Watchit Television Network (WTN). WTN is formatted in topic-specific templates that allows our television programming to be easily changed by our client to match the demographic profile of WTN’s audience. In most cases, our clients license the use of Watchit’s Manageit Enterprise IP television network platform by simply using a browser. Channels on WTN include sports, entertainment, visitor, music, business and others. The difference between WTN and broadcast / cable television is that our channels present the hotel’s own brand advertising as part of its programming. The cost of similar advertising time on broadcast and cable television would be cost prohibitive. We also sell advertising time to third party advertisers on WTN that matches guest demographic profiles. We are able to offer our advertisers audiences that are both targeted and engaged.

Our business and financial models are highly scalable and combine the strength of high-impact relevant television programming in the gaming, lodging and hospitality markets with our experience and competency in Internet and interactive technology.

Our principal executive offices are at 655 Montgomery Street, Suite 1000, San Francisco, California 94111, and our telephone number is (415) 477-9905. Our common stock is quoted on the OTC Bulletin Board under the symbol “WMDA.”

THE OFFERING

THE SELLING STOCKHOLDERS

The Warrants covered by this prospectus that are being offered by the selling stockholders consist of:

•      3,333,334 Warrants to purchase shares of Common Stock purchased by Stiassni Capital Partners, LP pursuant to a Stock and Warrant Purchase Agreement, dated as of March 16, 2006 (the “Stiassni Stock and Warrant Purchase Agreement”);

•      up to 1,666,666 Warrants to purchase shares of Common Stock that Stiassni Capital Partners, LP may purchase from us pursuant to the Stiassni Stock and Warrant Purchase Agreement.

•      1,666,667 Warrants to purchase shares of Common Stock purchased by Colton Melby pursuant to a Stock and Warrant Purchase Agreement, dated as of April 28, 2006 (the “Melby Stock and Warrant Purchase Agreement”);

•      1,111,111 Warrants to purchase shares of Common Stock purchased by Cliff Melby pursuant to the Melby Stock and Warrant Purchase Agreement;

•      200,000 Warrants to purchase shares of Common Stock owned by Allan and Marion Swartz;

•      500,000 Warrants to purchase shares of Common Stock owned by James Allen Court Nevada Corporation;

•      100,000 Warrants to purchase shares of Common Stock owned by Dean and Lorraine Acord;

•      250,000 Warrants to purchase shares of Common Stock owned by D. Michael and Robin Ballard;

•      100,000 Warrants to purchase shares of Common Stock owned by J. and P. Kraft;

•      300,000 Warrants to purchase shares of Common Stock owned by Barry M. Rose;

•      1,000,000 Warrants to purchase shares of Common Stock owned by TEW Investments, LLC; and

•      1,000,000 Warrants to purchase shares of Common Stock owned by James Lavelle.

The shares of Common Stock covered by this prospectus that are being offered by the selling stockholders consist of:

•      3,333,334 shares purchased by Stiassni Capital Partners, LP pursuant to the Stiassni Stock and Warrant Purchase Agreement;

•      up to 1,666,666 shares that Stiassni Capital Partners, LP may purchase from us pursuant to the Stiassni Stock and Warrant Purchase Agreement;

•      11,227,778 shares issuable upon exercise of the Warrants mentioned above;

•      3,333,334 shares purchased by Colton Melby pursuant to the Melby Stock and Warrant Agreement;

•      2,222,222 shares purchased by Cliff Melby pursuant to the Melby Stock and Warrant Agreement;

•      39,286 shares owned by Harlan Kleiman;

•      42,857 shares owned by Debra Richardson;

•      39,286 shares owned by Tony Vickers;

•      200,000 shares owned by Allan and Marion Swartz;

•      500,000 shares owned by James Allen Court Nevada Corporation;

•      100,000 shares owned by Dean and Lorraine Acord;

•      250,000 shares owned by D. Michael and Robin Ballard;

•      100,000 shares owned by J. an P. Kraft;

•      300,000 shares owned by Barry M. Rose;

•      1,000,000 shares owned by TEW Investments, LLC;

•      1,000,000 shares owned by James Lavelle;

•      500,000 shares owned by CEOcast, Inc.;

•      375,000 shares owned by Bridges SF, LLC;

•      500,000 shares owned by Ken Maul;

•      333,333 shares owned by Richard Fetyko;

•      350,000 shares owned by Total Vegas Television, Inc.;

•      400,000 shares owned by Charles Lain; and

•      45,000 shares owned by Michael Ballard.

STIASSNI PRIVATE PLACEMENT

Pursuant to the Stiassni Stock and Warrant Purchase Agreement, Stiassni Capital Partners, LP purchased 3,333,334 shares of our Common Stock and Warrants to purchase an additional 3,333,334 shares of our Common Stock at a price per share of $0.06, for a total consideration of approximately $200,000. The Warrants expire on March 16, 2009 and have an exercise price of $0.25. Pursuant to the Stiassni Stock and Warrant Purchase Agreement, Stiassni Capital Partners, LP will purchase on similar terms an additional 1,666,666 shares of our Common Stock and Warrants to purchase an additional 1,666,666 shares of our Common Stock on or before the date that is four months from the date of the Stiassni Stock and Warrant Purchase Agreement, provided that Stiassni Capital Partners, LP is not required to do so if doing so would cause its aggregate beneficial ownership of our Common Stock to equal or exceed 10%.

MELBY PRIVATE PLACEMENT

Pursuant to the Melby Stock and Warrant Purchase Agreement, Colton and Cliff Melby purchased 3,333,334 and 2,222,222 shares, respectively, of our Common Stock and Warrants to purchase an additional 1,666,667 and 1,111,111 shares, respectively, of our Common Stock at a price per share of $0.09, for a total consideration of approximately $500,000.  The Warrants expire on April 28, 2011 and have an exercise price of $0.27.

RISK FACTORS

An investment in our company involves a high degree of risk. You should carefully consider the risks below, together with the other information contained in this report, before you decide to invest in our company. If any of the following risks occur, our business, results of operations and financial condition could be harmed, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

If we are unable to generate positive cash flow and return to profitability, we may exhaust our capital.

Our business has incurred net losses and negative operating cash flow in each of the past three years and our working capital and available cash have also decreased in each of the past three years. For the fiscal years ended December 31, 2005, 2004 and 2003, we reported net losses of $1.1 million, $4.2 million and $12.4 million. As of December 31, 2005, we had cash resources of approximately $11,000. If our business does not begin to increase revenues, generate a positive cash flow and return to profitability or if we do not obtain additional equity financing, our on-going liquidity and financial viability will be materially and adversely affected and we may not be able to pursue our business strategy.

By completing the sale of the IT services business to FastTrack, LLC, we have lost a substantial source of our revenues.

By discontinuing the operations of our IT services segment and selling our remaining IT services component, we no longer have assets that historically generated the majority of our revenue stream. The IT services segment represented 100% of our revenues in 2002 and 2003 and approximately 89% of our revenues (from both continuing and discontinued operations) in 2004.

Our success is dependent on our key management personnel.

Our operations are dependent on the continued efforts of our executive officers and senior management, in particular our Chief Executive Officer, James Lavelle. In addition, we will likely depend on the senior management of any business we may merge with or acquire in the future. If any of these people are unable or unwilling to continue in his or her present role, or if we are unable to hire, train and integrate new management personnel effectively, our business and consolidated financial position, results of operations and cash flows could be adversely affected. We do not maintain key person life insurance on our senior management.

We have decided to focus on our narrowcasting business and have only limited experience in this area.

Our business strategy in 2005 was to dispose of our IT services business and focus on expanding our narrowcasting business. We have only been operating our narrowcasting business since March 2004 when we acquired OnSite Media, Inc. As a result, our senior management has only limited experience in this area and we cannot assure you that we will be successful in our efforts to expand our narrowcasting business.

The market for narrowcasting may not materialize.

Our ability to generate revenues in future periods will increasingly depend upon the market for narrowcasting services, solutions and products. There is a risk that the market for narrowcasting services, solutions and products will not materialize. Critical issues concerning the use of computer hardware and software platforms, as well as other video equipment and media, their security, reliability, cost, accessibility and quality continue to evolve. The variability of these factors could materially affect our ability to compete in the market, resulting in an adverse effect on our consolidated financial position, results of operations and cash flows.

The decline in tourism, business travel or the gaming industry could have a material adverse effect on our narrowcasting business.

A stagnation or downturn in the economy of Nevada, or any other jurisdiction in which we operate, or the United States as a whole could have a material adverse effect upon our revenues, results of operations and financial condition. Currently, we provide our narrowcasting services to hotels and casinos primarily in Las Vegas, Nevada. Because our narrowcasting business is not diversified, we will be particularly vulnerable to adverse economic conditions in tourism, business travel or the gaming industry in Nevada.

Our growth plan requires a significant infusion of capital.

We intend to expand our existing narrowcasting business as well as create and develop new narrowcasting services, which may require infusions of capital. If we are not able to raise additional capital, revenue growth and profitability may be adversely affected.

We may need to invest heavily to create, produce, market and sell new narrowcasting services.

As the demand for narrowcasting services increases, there will be opportunity to provide these services in new and innovative ways. In order to provide these new narrowcasting services, we may need to invest heavily in the creation, production, marketing and selling of new narrowcasting services.

We may face intense competition that could adversely affect our ability to generate revenues and profitability.

The demand for narrowcasting services is expected to reflect dynamic growth over the next several years. We expect the demand will result in intense competition to provide narrowcasting services. If we are not able to successfully execute our strategy, our business may be materially and adversely affected.

We may have difficulty managing growth.

Our development has required and is expected to continue to require, the full utilization of our management, financial and other resources, which to date has had limited working capital. Managing our growth will depend upon our ability to improve and expand our operations, including our financial and management information systems, and to recruit, train and manage executive staff and employees. We may not be able to efficiently scale our operations, and this failure to effectively manage growth may have a materially adverse effect on our operating results and financial condition.

We may make acquisitions, which if proven unsuccessful, could negatively affect our future profitability and growth.

We believe the economic landscape has created opportunity for us to invest in, or acquire, businesses that have undergone severe downward pressure in revenues, profit, cash and stock price. We may not be able to identify, acquire or profitably manage additional businesses that we may invest in or acquire without substantial costs, delays or other problems. In addition, acquisitions may involve a number of special risks, including:

•                                                                  Diversion of management’s attention;

•                                                                  Failure to retain certain key personnel; or

•                                                                  Risks associated with unanticipated events, circumstances or legal liabilities.

In addition, if the acquired businesses have operating losses or negative operating cash flow, our ability to achieve positive cash flow and profitability, as well as our liquidity, could be adversely affected. Some or all of these risks could adversely affect our operations and financial performance. For example, client satisfaction or performance problems at a single acquired business could adversely affect our reputation and financial results. Further, any businesses acquired in the future may not achieve anticipated revenues and earnings and therefore negatively impact our consolidated financial position, results of operations and cash flows.

We may not receive any proceeds from the exercise of the warrants registered pursuant to this registration statement or the warrants  issued in connection with the acquisition of OnSite Media, Inc.

We are registering Warrants to purchase up to 11,227,778 shares of our Common Stock pursuant to this registration statement.  We issued additional Warrants to purchase 5,339,803 shares of our Common Stock in connection with our acquisition of OnSite Media, Inc. If all of these Warrants are exercised, we will receive aggregate gross proceeds of approximately $4.34  million. Given the historical share price and market for our Common Stock, there is no way to know whether the warrants will be in-the-money during the period in which they are exercisable. Consequently, we cannot predict whether the warrants will be exercised prior to their expiration or whether any funds from their exercise will be made available to us at anytime in the future. Additionally, the exercise of warrants will have dilutive effect on the holders of our Common Stock.

We may lose certain tax attributes as a result of our acquisition program.

At December 31, 2005, we had available federal and state net operating loss (NOL) carry-forwards of approximately $45 million. Under Section 382 of the Internal Revenue Code of 1986, as amended, the use of prior losses, including NOLs, is limited if a corporation undergoes an “ownership change.” Our merger with OnSite Media, together with future issuances of equity interests by us or the exercise of outstanding warrants or options to purchase our capital stock, may result in an ownership change that is large enough for this limitation to apply. If the limitation applies, we may be unable to use a material portion of its available NOL carry-forwards to reduce future taxable income.

NOTE REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are forward-looking statements within the meaning of the federal securities laws. Generally, forward-looking statements can be identified by the use of terms like “may,” “will,” “expect,” “anticipate,” “plan,” “hope” and similar words, although this is not a complete list and some forward-looking statements may be expressed differently. Our discussions relating to our liquidity and capital resources, our subscription and advertising revenues, our business strategy, our competition, and the future of the Internet, among others, contain such statements. Our actual results may differ materially from those contained in our forward-looking statements for a variety of reasons including those expressly set forth under “Risk Factors” or as otherwise detailed from time to time in our filings with the SEC.

USE OF PROCEEDS

All of the Warrants and Common Stock offered under this prospectus are being sold by the selling stockholders. We will not receive any proceeds from the sale of the Warrants and Common Stock other than the payment of the exercise price of the Warrants. If all of the Warrants are exercised, we will receive aggregate gross proceeds of approximately $3,035,000. We cannot be certain that any or all of the Warrants will be exercised. We intend to use any such proceeds for working capital purposes.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OR PLAN OF OPERATION

Except for statements of historical fact contained herein, any statements contained in this registration statement may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. All such forward-looking statements are based upon current expectations that involve risks and uncertainties. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those discussed under “Risk Factors.” The following discussion is qualified in its entirety by, and should be read in conjunction with, the more detailed information set forth in our financial statements and the notes thereto included elsewhere in this filing. All forward-looking statements included in this report are based upon information available to us as of the date thereof, and we assume no obligation to update any of such forward-looking statements.

We were formed in February 1993 to acquire, own and operate IT services businesses. We were a non-operating entity until 1996 when we first began to acquire businesses. We historically operated on an April 1 to March 31, fiscal year. In July 2000, we changed our fiscal year to December 31, resulting in a nine-month transition period from April 1, 2000 through December 31, 2000. In 2004, we were organized into two reportable segments, IT services and narrowcasting (which became effective with the acquisition of OnSite Media, Inc. on March 2, 2004). The results of OnSite Media, Inc. have been included in the our results from its acquisition date. Prior to December 31, 2004, we entered into a plan to divest our IT services segment. Accordingly, the financial information on the Quarterly Report has been restated to present as discontinued operations our IT services segment for all periods presented.

On a continuing operations basis, we provide narrowcasting services which includes Internet protocol (IP) technologies and production services for video content, distribution, scripting and playback on digital display video channels and networks, as well as maintenance, support and contract services on software and hardware products it licenses. We provide these services primarily to gaming and hospitality businesses. Narrowcasting, maintenance and support services are provided under term contracts of which most are one year or longer. These contracts are renewable at the discretion of our clients.

We recognize revenue for the subscription of maintenance, support and contract services on software and hardware products it licenses to its narrowcasting clients as we perform the services. Revenues earned for software license sales and service contracts are recorded based on the provisions of AICPA SOP 97-2, “Software Revenue Recognition,” as amended, which shares the basic criteria described above. For each element in a software arrangement (e.g. license, maintenance, and services), the amount of revenue recognized is based upon vendor specific objective evidence of fair value using the residual method. Revenue for production services for video content, distribution, scripting and playback on digital display video channels and networks on either a time and materials basis, when services are provided or where pursuant to fixed-fee contract, the revenue is generally recognized as services are rendered on the percentage-of-completion method of accounting based on hours incurred to total estimated labor hours to complete. Revenues include reimbursable expenses charged to and collected from clients.

Our principal costs are professional compensation directly related to the performance of services and related expenses. Gross profits (revenues after professional compensation and related expenses) are primarily a function of the number of gaming and hospitality properties that subscribe to the narrowcasting services as well as the number of channels for different narrowcasting services each property elects to subscribe to and the level of video production service purchased by the client. Gross profits can be adversely impacted if clients do not renew contracts, if we are not effective in managing our service activities, or if fixed-fee engagements for production services are not properly priced.

Operating income can be adversely impacted by increased administrative staff compensation and expenses related to streamlining or expanding our business, which may be incurred before revenues or economies of scale are generated from such investment.

OVERVIEW OF 2005 AND 2004

In the years leading up to 2004, we strategically shifted from providing general IT services and solutions to a targeted approach to offering mobile workforce management and Web services. We changed our go-to-market strategy to better focus our resources and leverage our experience and solid client base in these areas. Our decision to do this was reinforced at the time by market research, financial research and our own research and analysis indicating that mobile workforce management and Web services were the next emerging growth markets. Our solutions utilized broadly accepted as well as cutting edge technologies. We spent considerable time on the development of these core competencies after divesting the majority of our IT staffing business in 2000. In addition, we carefully assessed and exited a number of solutions and service offerings that were not core to the principal service offerings outlined above.

While executing this strategy we believed we were focused on offering services that would help us increase revenue in the near term. From 2001 through the third quarter of 2003, we continued to invest heavily in a large scale sales, marketing and business development organization working to capture new business. In September 2002, we hired a marketing executive to develop and implement a more formalized and systematic marketing program for us because of the difficulty we were having in selling new business to new clients. Marketing programs re-designed and put in place by early 2003 offered promising results when measured against prior year sales opportunity pipeline and business backlog. By the second quarter of 2003, we gained more confidence in our marketing program and saw an unprecedented number of prospect and client proposals. Nevertheless, throughout 2003 we continued to be disappointed by prospects and clients either delaying decisions to initiate projects or pursuing lower cost off-shore technical resource to executing their projects. In spite of our investments in our selling organization, we were not successful in signing new business with companies we had not done business with before. We did, however, continue to sign new contracts with existing clients.

In August of 2003, it became clear to us that a number of opportunities that only a few months before looked promising were not going to close. We performed an in-depth review of each opportunity and concluded that businesses were reticent to use discretionary expenditures to invest in mobile workforce and Web service technologies (or other new projects) given the fact that their current IT environments operated satisfactorily. In addition, fearful of continuing poor economic conditions and market pressures, we observed that many of the prospects that decided to pursue projects did so with larger, better capitalized firms than us.

It became evident to us that the outlook for spending in IT services would continue to be uncertain without any clear indication of when a turnaround could be expected. Accordingly, in August 2003, we terminated the majority of our senior executive staff along with most of the sales and business development organization. At the same time we aggressively engaged our existing clients and committed ourselves to supporting their project requirements. In some cases we have been successful in securing longer term commitments. By scaling back expenses and focusing intensely on generating business from our long term clients we began to stabilize our revenue trend allowing us to move forward in our attempt to restore profitability and positive cash flow.

Throughout the remainder of 2003, we continued to reduce headcount and looked closely at expense activity to scale back and streamline operating costs in line with revenue. The Philadelphia-based operation that supported our sales force automation application FastTrack achieved stable revenue over the past several years and our clients continued to give us high marks for performance and client service. In addition, the core team responsible for our custom software development activities helped us to take advantage of recurring projects with existing clients. By keeping only the top sales account executives and account managers, we lowered our selling cost and improved our client relationships and retention.

In April 2003, our Chief Executive Officer, James Lavelle, sent a letter to our stockholders indicating our intention to engage in merger and acquisition activities in order to help improve our prospects for the future and increase our scale. As a matter of course since we started our Company in 1996 and successfully executed an aggressive merger and acquisition strategy through early 1999, we believed this strategy would help us improve our prospects. We researched and analyzed a variety of vertical markets that could provide new growth opportunities for us through merger or acquisition. In mid-2003 we signed a letter of intent to acquire a field force automation firm. After 90 days of due diligence, we decided not to consummate the transaction.

In September 2003, we engaged in a dialog with a Las Vegas based narrowcasting company, OnSite Media, Inc. The combination of our deep history in Internet, media and wireless technologies and OnSite’s strength in driving video content to high growth venues in the gaming and hospitality industries looked promising. We entered into a definitive agreement to acquire OnSite Media, Inc. on November 24, 2003, and closed the acquisition transaction on March 2, 2004. By integrating OnSite’s business with our infrastructure, and by utilizing our public company know-how to position us for the future, we have set about executing a strategy that we believe will allow us to play an important role in the convergence of Internet, video and mobile technology. This is a growing, fast paced market in which we believe the ability to integrate these technologies will help us to differentiate us from many other companies.

Upon completion of the acquisition, OnSite Media was renamed Watchit Media USA, Inc., and became a wholly-owned subsidiary of us. The newly acquired business was immediately integrated into our infrastructure from March through October 2004. Our Board of Directors carefully followed and evaluated the financial and operating performance of our two business segments. While the IT services and solutions business continued to struggle, Watchit Media USA, Inc. performed well and experienced significant revenue growth, together with stabile to increasing gross margin performance. In addition, Watchit Media USA, Inc.’s near and longer term business opportunities appeared to indicate the strong possibility of future revenue growth.

In November 2004, we announced our plan to divest our entire IT services and solutions business and change our name from Cotelligent, Inc. to Watchit Media, Inc. allowing us to focus all of our attention on narrowcasting. On July 13, 2005, our stockholders approved the sale of the IT services business located at Broomall, Pennsylvania, the remaining component of our discontinued operations, pursuant to an Asset Purchase Agreement, dated as of April 1, 2005, as amended on June 27, 2005 (the “Asset Purchase Agreement”) entered into between us and certain of our subsidiaries and FastTech Integrated Solutions, LLC, an affiliate of Beverly Hills, California-based private equity firm Skyview Capital, LLC. The transaction was completed on July 15, 2005. Pursuant to the Asset Purchase Agreement, aggregate consideration for the business included: cash at closing of $2,300, subject to closing date adjustments, and an earn-out of up to $1,450 if certain future revenue targets are attained over the three years following completion of the sale.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues

Revenues increased $982,000, or 114%, to $1,844,000 in the twelve months ended December 31, 2005, from $862,000 in the twelve months ended December 31, 2004. Effective with the acquisition of OnSite Media, Inc. on March 2, 2004, we commenced reporting revenues under our narrowcasting segment. The increase in revenues resulted from marketing efforts and a corresponding expansion of business together with the full twelve months effect of including revenue resulting from the March 2, 2004 acquisition.

Our narrowcasting clients retain us to manage a part of their television system infrastructure, produce video content pertinent to their brand, marketing communications and hotel property amenities, and present this content on their Private Video Networks. We have annual renewable contracts with our clients for managing the computer hardware that interfaces with their television systems and, in some cases, their information system infrastructure. We charge a base monthly subscription fee for these services.

Clients also pay us on a time and materials basis for the production of video content. In the gaming and hospitality industry, our clients tend to require frequent changes to the content we produce for them. Video content pertaining to their entertainment, casino games, cross promotions, and activities are among the dynamic video content we produce.

In addition, we provide the service of securing hardware, software and installation and training services from third parties. Clients reimburse us for hardware and software, and are charged an installation and training service fee in connection with these in installations.

Gross Profit

Gross profit increased $540,000, or 108%, to $1,038,000 in the twelve months ended December 31, 2005, from $498,000 in the twelve months ended December 31, 2004. Effective with the acquisition of OnSite Media, Inc. on March 2, 2004, we commenced reporting revenues under its narrowcasting segment. The increase in gross profit resulted from marketing efforts and a corresponding expansion of business, together with the full twelve months effect of including revenue resulting from the March 2, 2004 acquisition.

As a percentage of revenues, the gross margin decreased to 56% in the twelve months ended December 31, 2005, from 57% in the twelve months ended December 31, 2004. The decrease in gross margin was the result of increased revenues related to hardware and software expenses passed through to clients with a nominal mark-up.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $1,519,000, or 78%, to $3,472,000 in the twelve months ended December 31, 2005, from $1,953,000 in the twelve months ended December 31, 2004. The increase in selling, general and administrative expenses was the result of increased staff, marketing programs and development of new proprietary video programming not yet introduced to clients. In addition, corporate selling, general and administrative expense was allocated between the narrowcasting and IT services segment. Upon completion of the divestiture of the remaining component of the IT services segment on July 15, 2005, corporate selling, general and administrative expenses were allocated solely to the narrowcasting segment.

Other Income (Expense)

Other income (expense) consists of interest income, interest expense and other income.

Interest expense, net of interest income, was $39,000 for the twelve months ended December 31, 2005 compared to interest income, net of interest expense of $82,000 for the twelve months ended December 31, 2004. The decrease in net interest income was the result of lower cash balances on hand coupled with interest expense on secured borrowings that commenced in October of 2004.

Other income of $290,000 was the result of $141,000 in gains on the sales of common stock of Bluebook International Holding Company, Inc., which had previously been written down to a zero book value plus a $149,000 gain on the abandonment of leasehold improvements when we moved to our new location in Las Vegas in December 2005 .

Income Tax Benefit

We recognized an income tax benefit of $72,000 for the twelve months ended December 31, 2005 representing federal tax refunds of $69,000 and state tax refunds of $3,000.

We recognized an income tax benefit of $28,000 for the twelve months ended December 31, 2004 which represented state tax refunds.

Discontinued Operations

Discontinued operations comprised the IT services segment and included the operating results of businesses placed into discontinued operations and the gain on the sale of the remaining component of discontinued operations.

The loss from discontinued operations of $469,000 for the twelve months ended December 31, 2005 compared to a loss from discontinued operations of $2,860,000 for the months ended December 31, 2004 and consisted of the operating results of the discontinued operations. The improvement in operating performance in 2005 was the result of recognizing previously deferred revenues of $600,000 on the sale of software licenses, coupled with the effect of only operating the remaining component of discontinued operations through July 15, 2005, the date upon which it was sold, compared to months in the prior year.

The gain on the sale of the discontinued operations of $1,520,000 for the period ended December 31, 2005 was the result of the gain on the sale of the remaining component of discontinued operations on July 15, 2005.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

We had two reportable segments: IT services and narrowcasting. Prior to December 31, 2004, we entered into a plan to divest our IT services segment. Accordingly, the financial information presented in this Annual Report has been prepared to present as discontinued operations our IT services business. Our continuing operations consist of the narrowcasting segment. We commenced reporting revenues for our narrowcasting segment following the acquisition of On-Site Media, Inc. on March 2, 2004. As a result, on a continuing operations basis, we had no revenue, gross profit or selling, general and administrative expenses to report prior to March 2, 2004.

Revenues, Gross Profit, Selling, General and Administrative Expenses

Revenues from continuing operations during the year ended December 31, 2004 were $862,000. Our narrowcasting clients retain us to manage a part of their television system infrastructure, produce video content pertinent to their brand, marketing communications and hotel property amenities, and present this content on their Private Video Networks. We have annual renewable contracts with our clients for managing the computer hardware that interfaces with their television systems and, in some cases, their information system infrastructure. We charge a base monthly subscription fee for these services. Currently, we derive over 95% of our revenue from base monthly subscription fess under these recurring revenue contracts.

In addition, our clients pay us on a time and materials basis for the production of video content. In the gaming and hospitality industry, our clients tend to require frequent changes to the content we produce for them. Video content pertaining to their entertainment, casino games, cross promotions, and activities are among the dynamic video content we produce.

Gross profit from continuing operations during the year ended December 31, 2004 was $498,000 and selling, general and administrative expenses from continuing operations were $1,953,000 for the year ended December 31, 2004.

Restructuring Charge

In 2001 the Company took a restructuring charge to provide for remaining lease obligations on certain facilities it no longer operated from. The initial restructuring charge for this program has been classified as part of discontinued operations as the underlying operating facilities related to the IT services segment.

Other Income (Expense)

Other income (expense) primarily consists of interest income, interest expense, and equity method losses on an investment in an alliance partner and the change in market value associated with an investment in a marketable security.

Interest income, net of interest expense, was $82,000 for the year ended December 31, 2004 compared to $259,000 for the year ended December 31, 2003. The decrease in net interest income was the result of lower cash balances on hand during the year ended December 31, 2004.

There was no other expense for the year ended December 31, 2004 compared to $1,608,000 of other expense for the year ended December 31, 2003. The decrease was principally the result of the change in 2003 of the market value associated with an investment in a marketable security ($1,273,000) and equity method losses on an investment in an alliance partner ($335,000).

Income Tax Benefit

We realized an income tax benefit of $28,000 for the year ended December 31, 2004 which consisted of some state income tax deposit refunds.

Loss from Discontinued Operations

Discontinued operations comprised operations associated with the IT services segment. Loss from discontinued operations was $2,860,000 for the year ended December 31, 2004 compared to $11,001,000 for the year ended December 31, 2003. The reduction in loss was the result of improvements to the utilization of billable staff due to the elimination of a number of underutilized billable people and reductions in selling, general and administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES

In recent years, we have financed our operations principally through our own cash. On October 8, 2004, we entered into a Contract of Sale Security Agreement, (as amended, the “Agreement”) with CAPCO Financial Company, a division of Greater Bay Bank N.A. (the “Lender”). Under the Agreement, we have agreed to sell to the Lender all of our accounts receivable existing as of the date of the Agreement or thereafter created during the term of the Agreement at a discount below face value. The Lender has reserved the sum of $1,000,000 for the purchase of our accounts receivable and these funds are available daily at our option, subject to the restriction that the maximum amount available to us may not exceed 80% of the accounts receivable that meet the Lender’s eligibility requirements. Funds advanced by the Lender to us under the Agreement are subject to a daily fee equal to the Lender’s prime rate plus 4%, 11.25% at December 31,

2005. We have granted the Lender a first priority security interest in all accounts, contract rights, chattel paper, documents, instruments and related general intangibles now owned or hereafter acquired and the proceeds thereof.

The Agreement had an initial term of 12 calendar months and was renewed until October, 2006. The Agreement includes customary covenants regarding events of default. Upon an event of default, the Lender may, among other things, declare any amounts outstanding under the Agreement immediately due and payable.

Cash used in operating activities was $2,474,000 for the twelve months ended December 31, 2005, compared to cash used in operating activities of $4,790,000 for the twelve months ended December 31, 2004. In the twelve months ended December 31, 2005, the primary uses of cash in operating activities was $1,060,000 net loss, gain on sale of discontinued operations of $1,520,000, gain on sale of investment in common stock of $141,000, gain from lease terminations of $149,000, and decrease in deferred revenue of $596,000, offset by $195,000 increase in accounts receivable, $160,000 increase in prepaid expenses and other current assets, $314,000 increase in accounts payable and accrued liabilities, and $258,000 of amortization of identifiable assets and depreciation of property and equipment. In 2004, the $4,205,000 net loss, $1,617,000 decrease in accounts payable, $129,000 decrease in deferred revenue and $100,000 adjustment to the valuation allowance for note receivable from a former officer, offset by $768,000 reduction in accounts receivable, $239,000 of depreciation and amortization and $143,000 reduction in prepaid expenses and other current assets were the primary net uses in operating activities.

Cash provided by investing activities was $1,695,000 for the twelve months ended December 31, 2005, compared to $563,000 used for the twelve months ended December 31, 2004. In the twelve months ended December 31, 2005, the primary use of investing activities was $66,000 for the acquisition of the assets of California Visitors Network and $97,000 used to acquire property and equipment. In the twelve months ended December 31 2005, the primary source of cost was $1,568,000 related to the sale of discontinued operations, $149,000 related to the proceeds form lease terminations, and $141,000 related to the proceeds from the sale of investment in common stock. In the twelve months ended December 31, 2004 the primary sources from investing activities were $200,000 of payments received on a note from the acquirer of a previously sold business offset by $605,000 used to purchase a business and $258,000 used to acquire property and equipment. In 2004, we used $605,000 for transaction costs associated with the purchase of On-Site Media, Inc, $258,000 for the purchase of property and equipment, offset by $200,000 of payments on a note from the acquirer of a previously sold business and $100,000 of payments on a note receivable from stockholders.

Cash provided by financing activities was $264,000 in the twelve months ended December 31, 2005, which consisted of $420,000 of cash provided by financing activities from the issuance of common stock and warrants, offset by $99,000 of net repayments of advances against secured borrowings and $57,000 of expenses incurred for the issuance of common stock and warrants. Cash provided by financing activities was $191,000 for the year ended December 31, 2004, which comprised $386,000 of secured borrowings offset by $195,000 of cost associated with the issuance of Common Stock, compared to $62,000 for the year ended December 31, 2003 which represented net proceeds on the issuance of common stock.

The primary sources of liquidity for us going forward are the collection of its accounts receivable and existing cash balances at December 31, 2005 along with an aggressive fund raising program through the additional sales of our stock. Accounts receivables of the continuing operations were 32 and 36 days of annual revenues of the continuing operations at December 31, 2005 and December 31, 2004, respectively.

During the past and in 2005, management has taken action in response to the continued softness in IT services in order to preserve cash, including but not limited to significant reductions in headcount, outsourcing certain administrative functions, changing benefit plan insurance carriers, relocating the headquarters office resulting in lower lease obligations, acquiring a business in an industry with more near term growth prospects than IT services, securing a line of credit agreement against its accounts receivable and announcing the plan to divest its IT services segment. Between February 1, 2005 and April 27, 2005, we entered into stock and warrant purchase agreements with certain accredited investors pursuant to which we sold shares of Common Stock and warrants to purchase additional shares of Common Stock resulting in a cash infusion to the Company of approximately $355,000. In addition, on July 15, 2005, we sold our remaining IT services business to FastTech Integrated Solutions LLC, an affiliate of Beverly Hills, California-based private equity firm Skyview Capital, LLC, resulting in cash of approximately $2,300,000. Management has carefully forecasted its results of operations and financial position through December 31, 2006, and has determined that the remaining cash on hand, together with cash available from the line of credit, proceeds from the sales of Common Stock to accredited investors, proceeds from the sale of the IT services segment, will provide adequate cash to fund its anticipated working capital needs. In the event circumstances arise that are not factored into the forecast, management will take further action to streamline operations and seek financing alternatives.

The following table reflects our contractual cash obligations as of December 31, 2005, excluding interest, due over the indicated periods.

	Payments Due by Period
Contractual Cash Obligations:	Total	Less than 1 Year	1 to 3 Years	4 to 5 Years	After 5 Years
Operating leases, net of sublet arrangements	$1,096,000	$908,000	$151,000	$—	$—

RECENT ACCOUNTING PRONOUNCEMENTS

Recent Accounting Pronouncements - In May 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3, (“SFAS 154”). This statement carries forward without change the guidance contained in APB Opinion No. 20 for reporting the correction of an error in previously issued financial statements and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS 154 is not expected to have a significant impact on our results of operations or financial position.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4 (“SFAS 151”), to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) should be recognized as current period charges, and that fixed production overheads should be allocated to inventory based on normal capacity of production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Accordingly, we have adopted SFAS 151 in the fiscal year beginning January 1, 2006. The adoption of SFAS 151 is not expected to have a significant impact on our results of operations or financial position.

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment (“SFAS 123 (R)”). This Statement revises SFAS 123 and supersedes APB 25. SFAS 123(R) focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. This Statement is effective and was adopted in the first quarter of 2006. We plan to adopt SFAS 123(R) using the modified prospective method, whereby we will expense the remaining portion of the requisite service under previously granted unvested awards outstanding as of January 1, 2006 and new share-based payment awards granted or modified after January 1, 2006. We intend to use the Black-Scholes valuation method to estimate the fair value of its options. We expect that implementation of SFAS 123(R) will result in an immaterial amount of additional expense related to share-based compensation in 2006. However, the actual expense in 2006 depends on a number of factors, including fair value of awards at the time of grant and the number of share-based awards granted in 2006.

CRITICAL ACCOUNTING ESTIMATES

Allowance for Doubtful Accounts

We provide an allowance for potentially uncollectible accounts receivable under the provisions of SFAS No. 5, “Accounting for Contingencies,” in the ordinary course of business. The allowance is derived as the result of periodic reviews of aged and known problem accounts during each quarter. In addition, we reserve for unknown issues in its receivables at the balance sheet date using a formula consistent from quarter to quarter. Management believes that its approach is appropriate to reserve for potentially uncollectible receivables. If management had taken another approach to developing its reserve, the allowance for doubtful accounts may have been different than that reported.

Revenue Recognition

We recognize revenue when there is evidence of an agreement, a fixed or determinable fee, and collectibility is reasonably assured, and delivery has occurred. Revenues exclude reimbursable expenses charged to and collected from clients. Revenues pursuant to fixed-fee contracts are generally recognized as services are rendered on the percentage-of-completion method of accounting based on hours incurred to total estimated labor hours to complete. Revenues earned for software license sales and service contracts are recorded based on the provisions of AICPA SOP 97-2, “Software Revenue Recognition,” as amended, which shares the basic criteria described above.

Accounting for Long-Lived Assets

We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Management judgment is required in evaluating whether impairment has occurred. Furthermore, our estimated cash flow is based on historical results adjusted to reflect our best estimate of future market and operating conditions. Any material change affecting the assumptions used to project the estimated undiscounted cash flows or our expectation of future market conditions could result in a different conclusion. Assets for which the carrying value is not fully recoverable are reduced to fair value.

Accounting for Income Taxes

We account for income taxes under SFAS No. 109, “Accounting for Income Taxes.”  This pronouncement requires using an asset and liability approach to recognize deferred tax assets and liabilities for the tax consequences of temporary differences by applying enacted statutory tax rates to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. We have not given benefit to any deferred tax assets or net operating losses in the previous three fiscal years due to uncertainty of realizing these assets in future periods. In addition, the financial statements have provided for certain tax positions taken by us in certain tax periods.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

The following table sets forth, for the periods indicated, the high and low sales prices for the Common Stock. The Common Stock was listed on the NYSE under the symbol “CGZ”, until October 11, 2001, when it was listed on the OTC Bulletin Board, and then temporarily moved to the OTC Pink Sheets on September 25, 2002, returning to the OTC Bulletin Board on February 10, 2003. The Common Stock was listed on the OTC under the symbol “CGZT” until December 8, 2005, when our ticker symbol changed to “WMDA”, reflecting the change of our name from Cotelligent, Inc. to Watchit Media, Inc.

	Quarter End
	31-Mar	30-Jun	30-Sep	31-Dec
Fiscal Year Ended Dec 31, 2004
Common stock price per share:
High	$0.29	$0.29	$0.20	$0.19
Low	$0.18	$0.14	$0.10	$0.10
Fiscal Year Ended Dec 31, 2005

Common stock price per share:
High	$0.15	$0.15	$0.18	$0.16
Low	$0.10	$0.08	$0.09	$0.04

On April 1, 2006, the last reported sales price of the Common Stock, as reported on the OTC Bulletin Board, was $0.10 per share. On April 13, 2005, there were 848 stockholders of record of the Common Stock. The Company did not repurchase any of its securities in the fourth quarter of 2005.

THE BUSINESS

COMPANY OVERVIEW

During 2005, we operated two distinct business units; narrowcasting and Information Technology (“IT”) services. Our IT services business operated under the name of Cotelligent, Inc. and the narrowcasting business operated under the name of our wholly-owned subsidiary, Watchit Media, Inc. In July 2005 we divested our IT services business to focus our strategy on taking advantage of growth factors in the narrowcasting sector of the media industry. As part of this transformation, we merged Watchit Media, Inc. into us and changed our name from Cotelligent, Inc. to Watchit Media, Inc. in November, 2005.

We use digital media to produce and present television programming to out-of-home place based private television networks (narrowcasting). These private television networks are in both consumer and commercial environments. The convergence of television and the Internet has enabled new rapidly growing applications and markets to evolve. According to a leading market research firm, world-wide spending on narrowcasting was approximately $630 million in 2004 and is expected to grow to over $2.0 billion in 2009.

Our clients include large gaming, lodging and hospitality companies. Today, we produce and present television programming and advertising using digital and Internet Protocol (IP) technology to over 100 gaming, lodging and hospitality venues in Nevada, New Jersey, California, Oregon, Indiana, Mississippi, Louisiana, Missouri, Illinois and Iowa. We produce and present all of our television programming from our creative media center and television studio in Las Vegas, Nevada.

We have significant market share in the gaming and hospitality markets. Forty nine of our clients and approximately 52,000 of the hotel rooms we present our television programming and advertising to are in Las Vegas, Nevada. This represents 47% market share of the available gaming related hotel rooms in this market. We produce and present our television programming on the gaming floor, in the registration center, in common areas, in restaurants, on outdoor signs and in hotel rooms. Our in-room programming reaches over 17,000,000 viewers a year.

In hotel rooms, we present our clients own brand advertising and The Watchit Television Network (WTN). WTN is formatted in topic-specific templates that allow our television programming to be easily changed by our client to match the demographic profile of WTN’s audience. In most case our clients license the use of our Manageit Enterprise IP television network platform by simply using a browser. Channels on WTN include sports, entertainment, visitor, music, business and others. The difference between WTN and broadcast / cable television is that our channels present the hotel’s own brand advertising as part of its programming. The cost of similar advertising time on broadcast and cable television would be cost prohibitive. We also sell advertising time to third party advertisers on WTN that matches guest demographic profiles. We are able to offer our advertisers audiences that are both targeted and engaged.

Lodging and hospitality companies are seeking ways of differentiating their brand and building brand loyalty. We give these organizations a way, using their private television channels and systems, to accomplish this goal with quality television programming and high-impact advertising. Our clients rely on us to i) produce their television content, ii) provide the television network for their private televison channels and iii) sell advertising time on their private television networks to third party advertisers.

Our business and financial models are highly scalable and combine the strength of high-impact relevant television programming in the gaming, lodging and hospitality markets with our experience and competency in Internet and interactive technology. We believe our narrowcasting and Internet technology capabilities favorably differentiate us giving us a competitive advantage.

Company History

We were founded in February 1993. In February 1996 we executed a transaction that merged four regional IT service and consulting firms at the same time we issued common stock in an initial public offering on the NASDAQ Stock Market. At that time, several factors favorably influenced our future opportunities including:

1) Growth in demand for the outsourcing of information technology services;

2) High fragmentation in the implementation services market with over three thousand private IT services firms in the US market generating over $1.0 million in revenue each;

3) The absence of a ‘market leader’ among companies in the IT services competitive environment; and

4) The influx of capital in the public markets fueling growth companies.

By May 1999, we were generating approximately $340 million in revenue with 32 offices in five countries. During this period, we acquired 24 private businesses and integrated them into our operating structure. In February 1998 we moved from the NASDAQ Stock Market and began listing our stock on the New York Stock Exchange. In March 1998 we executed a successful follow-on stock offering raising $65 million. At the close of this transaction, we had a market capitalization of approximately $500 million. We also had a $100 million line of credit with a syndicate of five banks led by Fleet Bank.

Revenue and profit began declining in Q2 1999. A trend of losses and negative cash flow followed. Our business declined through March 2000 and at the end of March we announced the divestiture of a significant part of our business related to IT staffing. On June 30, 2000, we sold 20 of our offices for $130 million. After the settlement of our bank debt and other payments, we had approximately $44 million in cash remaining.

On July 1, 2000, we refined our business focus by concentrating on projects involving Internet business applications in the enterprise. Unfortunately, six months later, the dot com bubble burst and in September 2001, terrorists attacked the United States. The negative impact of the attack affected all sectors of our economy, especially technology. Our clients began deferring projects to future periods. Our sales prospects began delaying decisions. At the same time the impact of cheap off-shore labor in the IT services sector materially and adversely affected the competitive environment.

In April 2003 we announced our plans to seek a merger partner. The ideal merger candidate would have the following attributes:

•                  Compete in an industry showing rapid growth;

•                  Have a strong reputation and reliable product or service;

•                  Demonstrate the ability to grow revenue, profit and cash;

•                  Have greater opportunity when combined with our business; and

•                  Give us the ability to dramatically improve stock performance.

We evaluated several hundred companies in a variety of industries. Our market research indicated the narrowcasting sector of the media industry demonstrated the potential for dynamic growth in the years ahead. In March 2004 we acquired Las Vegas-based OnSite Media, Inc. We created Watchit Media, Inc., a wholly-owned subsidiary of Cotelligent, Inc. at the closing of the OnSite Media transaction.

The Onsite Media, Inc. Acquisition

We had been in the business of providing complete business solutions, specializing in mobile business and Web services solutions, to extend information technology beyond the desktop all the way to the mobile enterprise to businesses in the U.S. By acquiring OnSite Media, Inc., a narrowcasting service provider, we entered the dynamic and growing business.

Our vision is to become the preeminent producer of television programming and advertising on out-of-home place based private television networks. We also believe our capabilities in wireless technology, when combined with our television production, gives us the ability to enter interactive and mobile entertainment markets.

Over the past several years as Internet, video media and wireless technology have advanced, costs have come down and technical capabilities have dramatically improved. The convergence of Internet, video media and wireless technologies represents ‘the next great trend’ for consumers and commercial enterprise. For over seven years, we had been developing Internet-based business application systems and media in both connected and disconnected environments. In addition, our FastTrack sales force automation business software and JAS Middleware proprietary products supported over 5000 users. Our experience in providing IT services in these areas of technology in hundreds of business environments is well documented.

As the influence, quality and availability of video media has improved, more sophisticated approaches to employing video have emerged. The result has been the evolution of a new sector of the media industry called narrowcasting. As opposed to broadcast and cable television, narrowcasting is the programming of video content driven to captive audiences through private television systems. These captive audiences may be customers, guests, constituents, attendees, trainees and many other such audiences.

The narrowcasting industry is transitioning from the ‘early adapter’ to ‘growth phase’ in the U.S.  According to InfoTrends / CAP Ventures, a market research firm, spending on narrowcasting products and services in 2004 was approximately $630 million and spending is projected to grow to over $2.0 billion by 2009.  While growth in narrowcasting has been projected in the past, it was not until recently that rapid adoption became possible because the only true method of delivery (flat LCD or Plasma screens) was too expensive.

In 2004, this and other delivery hardware became affordable and costs are projected to continue to fall in the years ahead. As with many early stage industries, the narrowcasting competitive landscape is highly fragmented with many small private businesses providing video content, equipment, technical services and related support to a variety of vertical markets across the U.S.

We use the Internet, digital video and computer editing technology to produce and move content from our creative media and television studio to our client’s venues. Our responsiveness and the high level of reliability of our video infrastructure have distinguished us as a leader in this market over the past twelve years. In December 2005, we moved into a new, state-of-the-art facility in Las Vegas, Nevada that gives the us the ability to create, produce and present dynamic, highly customized television programming and advertising in conventional or HD format anywhere in the world.

A private venue in virtually any commercial or government environment can use a private television network to entertain, inform, educate and influence an audience once it understands that audience’s profile.  The premise of our television programming for our client’s private television networks is based on the fact that every private venue (whether retail store, recreation facility, business office, class room, hotel, etc.) has a captive audience that is demographically specific, predictable and consistent.

By analyzing and understanding the demographic and related data for each venue’s profile, we are able to develop highly targeted television programming and advertising appealing specifically to and therefore influencing each captive audience. We focus our video content on what is of greatest appeal and interest to each captive audience. As a result, we are far more likely to attract their attention and influence their behavior. Whether the desire is to influence a buying decision, establish brand awareness and loyalty, build a connection with a customer or educate a trainee, our approach to our television programming on private television networks has the most immediate impression on the captive audience.

Our strategy has been to grow our existing service business and build distribution to provide a stream of revenue which is predictable and recurring. We have one and two year exclusive renewable contracts with each of our clients. Our contracts provide our clients with a license to use our Internet infrastructure for the transmission of televison programming to their private televison systems and channels.

We also generate revenue from clients that choose to outsource their television production activities to us. While most of our historical revenue has been generated from contracts and television production services, our business and financial model since mid-2005 includes revenue derived from third party advertising on the Watchit Televison Network (WTN).

An example of WTN proprietary programming is Watchit Gaming Television Network (WGTN), a television channel offering programming related to learning casino games. Our research indicates a high demand for a new, innovative approach to televised gaming instruction. WGTV is a television experience that includes both venue specific and third party advertising that will be relevant to our target audience. Watchit Business Television Network, Watchit Visitor Television Network and Watchit Music Television Network are other examples of proprietary television programming.

A technological extension of our proprietary programming model involves the use of Internet Protocol (IP) to enable an interactive connection for hotel room guests. Internet technology infrastructure can be presented to provide our audience with a mechanism to take immediate action and make buying decisions. We are currently in discussions with technology companies that have developed interactive services that are well suited to this application in the hospitality and gaming sectors.

Summary

We are executing a strategy that combines our technical and video media expertise to elevate narrowcasting to the next level for the hospitality and gaming market. Our business and financial models have been developed around the following:

•                  Narrowcasting Services

•                  Third Party Advertising

•                  Proprietary and Licensed Television Programming

•                  Interactive Media

•                  Mobile Entertainment

On July 13, 2005 we sold our IT services business to FastTrack, LLC, an affiliate of Beverly Hills, California private equity firm Skyview Capital, LLC and divested our remaining IT services business for aggregate consideration of $2.3 million in cash at closing and an earn-out of up to $950,000 if the buyer achieves certain revenue levels over the three years following completion of the sale.

NARROWCASTING INDUSTRY OVERVIEW

The advent of the television set and commercial video transmission in the early 1950’s introduced a break-through communication medium to the world and an industry was born. It was called broadcast television. Over the years, as this technology improved and the cost of television sets decreased, more and more consumers found it affordable to have a television in their homes. Advertisers flocked to present their messages to this growing market as the production, presentation and scheduling of television programming improved.

During the early 1960’s, television found application in a variety of government and commercial environments beyond the home.  So-called ‘closed circuit’ television was initiated in small television studios and presented to captive audiences for specific purposes.  These purposes included education and training, public relations and promotion, internal communication and other narrowly targeted activities.  The cost of the technology meant that it was only affordable to big companies and agencies of local, state and federal government.  In addition, in the early 1970’s, cable television introduced a new variety of programming options to consumers broadening the options available for entertainment in the home.

During the 1970’s and 1980’s, improvements in cost and capabilities of video technology continued, making private use more affordable and the applications of video technology increased. Broadcast and cable television became more targeted, the measurement of the effectiveness of advertising became more scientific, new theme-based television channels like HBO, MTV and Discovery Channel captured the attention of audiences as cable television offered new, exciting program options.

The introduction of commercially available and affordable video cassette recorders and video cameras gave consumers the ability to both record and play video tape in the privacy of their own homes.  Similarly, this new technology provided a way for businesses large and small to communicate, market, merchandise, promote, educate and train captive audiences as never before.  The new flexibility in the use of video recorders gave their users the ability to present a single video recording across numerous television sets or video monitors within a single location at the same time.  As opposed to broadcast or cable television, this new capability had a ‘narrow’ audience and the term narrowcasting emerged.

During the 1990’s, the use of video communication became pervasive.  The video cassette gave way to the digital video disc, the cost and capabilities of players and recorders continued to improve and the world evolved from analog to digital.  Video cameras that once weighed hundreds of pounds and cost hundreds of thousands of dollars have been replaced with video cameras that fit in the palm of the hand costing several hundred dollars. These efficiencies created by digital media are the key drivers to the growth of the narrowcasting industry.

Narrowcasting is defined as the digital delivery of motion media through electronic displays placed out-of-home in indoor and outdoor settings, where all content is centrally managed and controlled. This new medium allows retailers, brand marketers and other entities to communicate with the public by using an unprecedented level of customization and timeliness. Besides promotional messages  narrowcasting can be used by many other content providers that wish to entice viewers with other types of programming; most commonly news programs, personal care information and other customer service messages.

The key aspects of the narrowcasting value proposition are directly connected to content provided, regardless of the type of network and application. In order to become successful, narrowcasting program content must satisfy the following conditions:

•                  Visually stimulating content must hold a captive audience’s attention;

•                  Targeted content must be relevant to the audience, the site, geography, time and other factors;

•                  Dynamic content that can be changed quickly;

•                  Interactive capabilities the audience can act upon according to their interests; and

•                  Integrated content that can be linked to other information and systems relevant to the audience.

The major types of technology and features provided by narrowcasting systems are the following:

•      Digital displays, including CRT monitors, LCD screens, LEDs, gas plasma screens, rear projection, tiled video walls or a combination of these displays;

•      Display management hardware, ranging from a PC for a single display site to multiple PCs or a server that can run multi-display sites;

•      Software at the customer site for content control;

•      High-bandwidth communications for routine control and monitoring, and satellites for periodic downloading of large digital video and graphic files; and

•      Central control site capable of managing a multi-site network.

There are currently more than 100 companies operating in this industry, excluding the various broadband providers and large content creators. Industry product and service providers are categorized as follows:

•      Network operators such as CNN, CTN, Next Generation Network and Watchit Media, Inc. who are responsible for the central control centers, working as a key interface between system users and other partners;

•      Systems integrators such as Watchit Media, Inc. and Hoffman who install systems, integrate software and components;

•      Software developers such as Allure, AlivePromo, FRED Systems and Watchit Media, Inc. who program and deploy control, management, content creation and manipulation software;

•      Bandwidth providers such as AT&T Broadcast, Verizon and Time Warner Cable who have satellite and high speed communication pipelines; and

•      Display manufacturers such as Barco, Clarity Visual Systems and NEC who build and sell displays and perform ongoing research and development on technical improvements.

Despite these broad categories, there are competitors in the sector capable of vertical integration. In several cases, software developers act as system integrators. Also, system integrators are sometimes involved in managing network operations. The display manufacturer is usually a clearly defined category, although from time to time, they become involved in system integration activities. Often, to create a competitive advantage, partnerships are formed across competitive market segments to implement entire systems.

Independent distributors and value added resellers also implement systems for smaller businesses that lack the scale to attract the interest of the larger companies described above. We expect value added resellers will play a more significant role in the market in the future, once narrowcasting product and service providers start marketing industry-specific generic systems to single-site operators.

The most important category of those described above is the network operator. Network operators are responsible for selling to end users, interacting with advertisers, managing the network, interfacing with the other product and service providers and handling administrative issues.

WATCHIT MEDIA DIFFERENTIATION

We are a leader in creating, producing television programming and advertising on out-of-home place based private television networks in the gaming, lodging and hospitality markets.

We are in the process of establishing a significant market share in the markets in which we compete in the United States. We currently have over 100 active gaming, lodging and hospitality clients. Our clients are located in Nevada, New Jersey, California, Michigan, Mississippi, Oregon, Illinois, Iowa, Indiana, and Louisiana. At present, our television programming is presented in 47% of the available gaming related hotel rooms in Las Vegas. Approximately half of the jumbo screens of the Las Vegas Strip are presenting our video content. In the other geographic markets in which we compete we have double-digit market share however Las Vegas is our largest market.

We Use Internet Protocol (IP) and Digital Video Technology

Our foundation of experience in information technology is a competitive advantage to us in the narrowcasting sector. Over the past six years we have focused on providing our clients with Internet application development, local area network, wide area network, wireless and other advanced technologies. At this stage in the evolution of narrowcasting, video data compression, digital video, computer aided video editing and broadband delivery of data is becoming increasingly important. As evidence of this fact, we have been awarded a number of significant client engagements because of our expertise in both technology and the production of video media.

The Watchit Financial Model Is Based on License, and Digital Video Production Service

Our clients retain us to manage their private television channels and related system infrastructure and to produce television programming pertinent to their brand, marketing communications and hotel property amenities. We have annual renewable contracts with our clients for managing the IP infrastructure that interfaces with their television systems and, in some cases, their information system infrastructure. We engage each of our clients in one to two year exclusive annual contracts and charge a base monthly license fee for these services.

Watchit Proprietary Television Programming With Third Party Advertising

During 2004, we introduced our branded television programming designed to be relevant to the viewing audience at each gaming and hospitality venue. Our approach to proprietary television programming is based on the fact that each of our hotel client venues has a unique guest profile based on location, style, character, price, amenities, and other related factors. The profiles of the guests that frequent a hotel tend to be similar and consistent. By understanding the characteristics of that profile, we are able to produce and present television programming that is relevant and entertaining to the guest and, at the same time, include venue specific and third party advertising that is targeted and focused on that audience at a cost that is significantly less than broadcast and cable television advertising.

It is prohibitively expensive for a private venue like a hotel to advertise on broadcast or cable television. With the cost of advertising on broadcast and cable television going up, mass market, regional and local advertisers are seeking more cost effective ways of reaching target audiences. Our proprietary television programming allows the venue to maximize the use of its television asset by customizing its programming and advertising directly to their captive audience. We already have the television system in place and we are converting it into a powerful branding, marketing and communication system.

STRATEGIC ACQUISITIONS

In August 2005, we acquired California Visitor Network (CVN). The acquisition has been in business for five years and has a dominant share of the hospitality market with private video networks in 32 hotels presenting venue related and third party advertising to over 2,500 guest rooms. The acquisition of California Visitor Television has given us entry into an expansive market with a well respected television channel. We plan to aggressively expand our footprint throughout the Orange County market and then consider expanding to the San Diego and Los Angeles areas within the next two years.

SALES AND MARKETING

We initiated a number of important selling and marketing initiatives during 2005. These initiatives were focused on helping us transform our identity from IT services to our new Watchit Media, Inc. brand and to increase revenue. Significant marketing initiatives included:

•        conduct active, aggressive outreach to our clients in order to educate them about our approach to narrowcasting following the acquisition of OnSite Media, Inc.;

•        convert all Watchit Media, Inc. client agreements from month-to-month to exclusive one year or longer terms;

•        market the Watchit brand to the gaming, lodging and hospitality markets more broadly in order to win new clients; and

•        commence regular internal communications to our employees announcing events, client wins and successes to promote involvement and build our culture.

NEW MARKET DEVELOPMENT

Today, we create dynamic television programming on private television networks for gaming, lodging and hospitality companies. We manage and produce our video content, which is seen on the gaming floor, in registration centers, in common areas, in restaurants, on outdoor signs and in guest rooms, that pertains to the client’s gaming, dining, entertainment, spa and fitness, and retail store amenities.

An important aspect of our business strategy is to leverage our current distribution network/relationships and our production capabilities to build our proprietary television programs on the Watchit Television Network (WTN). These proprietary television programs will help us to  transition our business model from one of providing only services to being a ‘media and entertainment company’ focused on producing relevant targeted programming and advertising for private television networks that includes third party advertising.

We are focused on building our distribution network because, we believe, the larger the scale of our distribution network, the more attractive we become to third party advertisers. We have already presented Watchit Gaming Television (WGTV presents gaming instruction programming), Watchit Music Television (WMTV presents music video programming with play lists matching venue / guest demographic profiles) and Watchit Visitor Television (WVTV presents point-of-interest programming at the visitors destination). Our proprietary television programs are provided to client hotels free of charge and we derive revenue from third party advertising.

Based on our discussions with top advertising agencies as well as with our clients, a success factor to this model will be our ability to combine the interests of the demographic profile of the guest who will be watching our programming with third party advertising that is compatible with that guest lifestyle. Fortunately, most gaming, lodging and hospitality companies have significant profile data on their guests. Using select data points, we are able to draw conclusions about the viewing interests of our targeted audiences. Our goal is to attract and retain the guest’s attention to our programming to the extent that the advertising becomes a relevant part of the viewing experience.

Once our television programming is presented, we intend to have third party firms conduct surveys at hotels and conferences to measure the effectiveness of our programming. In addition, we will have special promotional programs that will attract our audience in ways that will help us to measure who is watching our programming and whether we are being effective in presenting the best advertising for that audience.

Building a large-scale distribution network will drive opportunities to produce proprietary programs like WGTV, WVTV, WBTV, and WMTV bringing third party advertising to our client’s private television networks. However, it will be our in-house television production capabilities and our ability to license relevant content from other television content libraries and archives that will make it happen.

The greatest benefit of our television programming is derived from each hospitality venue presenting Watchit. Each hour of our television programming will include advertising spots for the venue’s own brand communication, venue amenities and other promotional information. So, for example, rather than running a half hour program on the hotel’s amenities that loops and runs 48 times a day (which few guests watch), their own brand communication will be presented in the context of our relevant television programs.

It is important to remember that broadcast television, cable television and video-on-demand, which most hotels run on their television systems, do not offer an opportunity for the venue to promote their brand. The lodging industry is continuously seeking novel ways to improve brand awareness and brand loyalty yet the industry has passed their most powerful communication platform to broadcast, cable and video-on-demand. While hotel venues derive revenue from video-on-demand, there is no direct benefit, aside from offering conventional television programming, to offering broadcast and cable television.

The Watchit Television Network enables each hotel venue to use the most powerful communication platform available, their own television system, to their best advantage. Our demographically specific television programming complimented by the venue’s brand communication elevates the brand to the highest level of their guest’s awareness.

Consider the broadcast and cable television models. Due to the fact the audience is, for the most part in-home, the programming has to change all the time to keep the audiences’ interest. Both programming and advertising must constantly be refreshed to be relevant. Conversely, on average, hotel guests stay approximately two and one half days per visit. Due to the fact that our captive audiences are transient and, therefore being ‘refreshed’ constantly, our television programming doesn’t have to change nearly as often. This means we’re able to use our programming for a longer period of time. This helps derive much more value from our programming and, therefore higher gross margins. On the other hand, by using our IP television network platform Manageit Enterprise, we (or the hotel) may change the programming whenever necessary to engage and suit their captive audiences by simply using a browser.

Watchit Gaming Television (WGTV)

Given our strong market presence in the gaming sector, we are continually looking for ways to leverage our strengths. We are currently in the process of developing a WGTV, a proprietary one-hour program that profiles the latest trends in the gaming industry including gaming results, strategies and interviews with players. We plan to produce and manage this channel in hotels free of charge and share a percentage of the revenue with the hotel presenting WGTV.

Watchit Gaming is one hour in length with 20 minutes of advertising. Of the 20 minutes, five minutes is for the hotel to either promote their brand and amenities or sell to third parties. The remaining 15 minutes is sold by us to third party advertisers. We believe the gaming companies are interested in this programming because it will stimulate their customers to gamble and will provide them with a new income source at no charge.

We also believe this type of programming will appeal to hotel customers because the majority of people staying at gaming hotels are interested in gambling and in related lifestyle programming (an example of this is the widespread following of the television program The World Series of Poker). Initially, we will be targeting existing clients as potential venues of this program and then we will use this WGTV as an entry into other prospective clients.

Watchit Visitors Television (WVTV)

We recently launched WVTV in Las Vegas with a demographically specific one hour television program that includes 20 minutes of both venue specific and third party advertising. In addition, in September 2005, we acquired California Visitor Television (CVTV) in Orange County California. CVTV has been presented in over 30 hotels in the Orange County beach cities for the past five years. By acquiring CVTV, we have now entered one of the top destination resorts in the United States with its television programming. Furthermore, this acquisition gives us entry into one of the largest hotel markets in the world in Southern California.

WVTV currently presents point-of-interest and historical television programming relevant to the hotel guest’s experience in the Las Vegas and Orange County California beach area markets. We have the expertise, in-house capabilities, and technology infrastructure to create a continuous, powerful venue specific television guest experience.

Watchit Music Television (WMTV)

Watchit Music Television (WMTV) presents music videos conforming to a demographically specific play list. For example, the guest profile at the Bellagio, Wynn or Four Seasons is very different than the guest profile at the Holiday Inn, Best Western or Sheraton. As a result, the play lists at these hotels are very different. It is likely the play list at Bellagio, Wynn and Four Seasons includes jazz and classical while play list at Holiday Inn, Best Western and Sheraton may include gospel, rock and pop.

In WMTV we present our own ‘video jockeys’ (VJ). Our VJ’s bring a unique personality to WMTV along with presenting venue specific content that ‘customizes’ programming for the hotel brand / venue. This is yet another way we engage our captive audience in a television experience that connects the hotel more intimately with each guest.

In 2006, we will be aggressively marketing our other Private Venue Programs to current and targeted hospitality companies and hotel venues. We are currently developing the following channels to round-out our first ‘Watchit Television Network program package’:

Watchit Business Television Network

Watchit Sports Television Network

Watchit Golf Television Network

Watchit Travel Television Network

Watchit Fashion Television Network

Watchit Movie Television Network

Watchit Food Television Network

Watchit Entertainment Television Network

Watchit Children’s Television Network

Watchit Luxury Television Network

As is indicated above, our approach is to ‘package’ our television programs presenting them to the owners of private television networks in a way that targets demographically specific captive audiences. We have already initiated this in Las Vegas with a package that includes WVTV, WMTV and WGTV. As we produce / license / acquire the content for the other networks we have listed, they will be added to the Watchit Television Network.

We believe, as we broaden the scale of our distribution and the number of networks we offer in our package, the Watchit Television Network will become a viable replacement / supplement to broadcast and cable television. Our goal is to help our hotel clients offer the Watchit Television Network as an important differentiator when a visitor is deciding to make a reservation.

Watchit’s Television Content

We produce our own content and license content from other content providers. We are in the process of starting Watchit Entertainment, Inc., a wholly-owned subsidiary of us for the purpose of isolating our content related television production activities. We are currently establishing strategic alliances with major domestic and international content providers.

The Watchit Television Network will present outstanding, highly-relevant television programming for each of the networks identified above. It is important to remember, the majority of our television programming isn’t time sensitive. The programming we require is available and accessible to us. In addition, with our expertise in technology and our expanding distribution channels and network, we expect to repurpose much of the content we produce and license in order to present across a variety of video delivery platforms.

In the future we expect to produce our own television programs and proprietary television content.

Beyond Gaming, Lodging and Hospitality

We have identified other related markets to which we believe our approach and demographically specific television programming may be applicable. These markets include:

Time Share

Condo Hotels

Mixed Residential and Commercial Developments

Secure Residential Communities

Business Centers

Assisted Living Centers

Mobile Entertainment

One of the most dynamic consumer markets today and in the years ahead is mobile entertainment; the delivery of subscription based entertainment and information on cellular ‘mobile’ telephones and PDA’s. Our market research has clearly identified mobile entertainment as a significant narrowcasting opportunity for us. Consider that in the next 12 months, over 800,000,000 mobile phones will be sold world-wide. The new generation of mobile phones is capable of receiving and presenting motion media downloaded from the Internet.

This is not new to mobile telephones in other parts of the world. In European countries, Scandinavia, Japan and parts of China, mobile phones are able to run short video (MPEG) files. Within the year, Fox Television is planning to produce the program ‘24’ in short segments and a ‘24’ game for mobile phones. Time / Warner and other major communication companies are in this rapidly growing market.

One of our goals is to launch our own subscription service to the mobile entertainment market called VT3, or ‘Vegas Top Ten Today’. This service will present the top ten significant news events in Las Vegas, the entertainment capital of the world, everyday. We are partnering with a well known television personality in producing and publishing this content on mobile phones.

WATCHIT’S IP TELEVISION NETWORK TECHNOLOGY

We provide products and services for the creation, management and distribution of video programming for private television networks. Our approach allows any business or enterprise to facilitate the production and delivery of motion media advertising and programming to any type of video display device, including plasma, LCD, LED, projectors, and televisions in an efficient and cost-effective way.

We own a proprietary technology that enables users to create their own advertising media then present the advertisement within minutes on their own Private Video Network which we call Watchit’s Makeit. An important tool within Makeit is Manageit. This comprehensive Internet application is comprised of computer-based tools addressing every step in the process of creating an advertising message then running it on our client’s own Private Video Network. We view its ease of use and low cost to be critical success factors.

We also own a proprietary software product called Scheduleit. This software technology provides a high level of flexibility in the scheduling of all video programming on our clients private television networks. Watchit’s Scheduleit is an important part of all of our client’s systems.

The following sections describe Scheduleit and the computer-based tools that comprise Makeit.

Makeit

Makeit is an online video advertising creation product designed for digital signage and information kiosks. Each client logs onto their own creation and management online studio where step-by-step instructions and a user-friendly interface guide the user through the production process. The user may select from a complete set of pre-built motion backgrounds segregated into different areas such as dining, sports, entertainment, and gaming. The user may also upload their own motion background if they choose.  After selecting a background, text is added into place and formatted, transitions are added and a logo overlaid. Then the user may add music or other vocal to complete a 10-second to 30-second video advertisement. Within minutes users are able to create a fully customized animated MPEG2 encoded video advertisement using Makeit.

Completion of the advertisement is confirmed and a link to an online preview is emailed to the user. Once the user approves the advertisement the finished MPEG2 file may be purchased with a major credit card then downloaded into Watchit’s Scheduleit software for registered clients.

Makeit offers any user with Internet access the ability to maintain their own online database of graphics, video and audio media and backgrounds, along with access to the Makeit library, to create compelling video advertising in minutes.

Scheduleit

Scheduleit is a Windows-based application for local area management of media on a private television network. The software allows users to connect to pre-configured video appliances (players) to schedule the playing of encoded video on televisions, plasma screens, LCD monitors, LED reader boards or projectors.

Once a video player device has been selected, Scheduleit communicates with each appliance individually and allows the user to upload, manage and schedule the video programming that is stored on the selected player.

Any programming may be scheduled within a play list that runs on a 24/7 continuous loop sending a signal to connected display devices. Video programs are scheduled to play at selected days and times over a designated period, and can be archived when not designated to a slot in the current play list.

Scheduleit contains convenient tools for grouping, sorting and previewing video programs on the player. A ‘split screen interface’ provides simple navigation and a single view of the play list and archived video programs, with easy button access for importing video programs and other application functions.

Scheduleit is a good tool for managing video media within a single location Private Video Network.

Manageit Enterprise

Manageit Enterprise is a complete enterprise video media management and display solution. Whether your enterprise is located over several blocks or over several continents, Manageit can provide the flexible control, distribution, and security necessary for targeted messaging and programming throughout a large or geographically dispersed Private Video Network.

Users can create and schedule programming for across the hall or around the world, via an easy web-based interface. Administrators add and assign rights to users for access to the system allowing them to operate only within the limits of their authorization.

Manageit can interface with databases allowing the system to overlay or scroll real-time information on televisions or video displays. Templates provide an easy way for advertisements to be created and updated with the help of online creation wizards that guide the user with prompts and fill in forms.

Clients can have the Manageit server on their premises or choose to have Watchit host and administer their complete enterprise system, which is seamless and transparent to the end user.

Manageit players are capable of playing any type of video program or media file and can display them concurrently within a created template. Manageit can administer any number of players, displays, video media files and users, as the system is completely scalable.

Manageit allows integration via a ‘gaming controller’ with progressive meters and triggers for the gaming industry and allows for interruptive programming to provide jackpot or progressive hits, special announcements and emergency broadcast.

Manageit is a full-featured video media management and display system specifically designed for the enterprise wide private television and communication network.

Services

We provide full service video and film production services, specializing in creating dynamic programming and advertising specifically targeted at profiled audiences within a designated location or enterprise.

Video/Film Production

•      Script Writing - We offer script writing for video advertisements and Private Venue Programming. We walk our clients through a simple questionnaire to provide the basic message to be conveyed and the approximate length and then we provide a first draft for their review. We make all necessary changes on the final voice-over.

•      Shooting - We provide on-location digital video and film production services. These services range from small single camera B-roll filming to a full-scale television production. We manage equipment, cast and logistics. We offer the complete video production crew including Director, Director of Photography, gaffers and grips. We can produce video programming on virtually any budget.

•      Studio - At our creative media and television studio in Las Vegas we have a complete sound stage that can be retrofitted to any specifications that require studio work. We are capable of producing infomercials, newscasts, interviews or any other studio setting programming. Our ‘green screen’ and latest lighting and keying technology are ideally suited to the requirements of our target markets.

Post Production

We have five complete edit bays for post edit and FX compositing. We work side-by-side with our clients or take direction and provide ‘dailies’ for client approval. We handle all video formats and can output to any media platform.

Our workflow includes full Standard Definition resolution, DV and High Definition 720p or 1080i standards. Our application suite consists of Apple G5 computers running Final Cut pro HD software, as well as Adobe After Effects, 3D Max and other professional compositing applications. We also have edit suites for Avid and Adobe Premiere projects. We can cut any project from full feature film to a 15 second interstitial advertisement in any format (film, DV, SD or HD).

COMPETITION

The narrowcasting sector is comprised of many small niche companies and a few large well capitalized companies. The market is highly fragmented at this early stage of the industry’s development. The majority of the narrowcasting companies in the competitive market use static delivery media like VHS tape or Digital Video Discs (“DVD”) to present video content. Increasingly, users of dynamic motion media require frequent changes to content. Using Internet Protocol and advanced digital video technology is an important differentiator for our Company because we are able to change content anytime and immediately.

REGISTRANT INFORMATION

We were incorporated in February 1993 as TSX, a California corporation. In November 1995, we changed our jurisdiction of incorporation to Delaware and our name to Cotelligent Group, Inc. In September 1998, we changed our name to Cotelligent, Inc. In November 2005, we changed our name to Watchit Media, Inc. Unless the context otherwise requires, references to “Watchit,” “Cotelligent,” “Company,” “we,” “us” and “our” refer to Watchit Media, Inc., a Delaware corporation.

Our headquarters are located at 655 Montgomery Street, Suite 1000, San Francisco, California 94111 and our telephone number is 415.477.9905. Our internet address is www.watchitmedia.com. We make available free of charge on our Internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a)-15(d) of the Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

EMPLOYEES

At December 31, 2005 we had 30 employees.

PROPERTIES

Our executive office is located in San Francisco, California and we operate our narrowcasting business from an office in Las Vegas, Nevada. These facilities have an aggregate of approximately 14,500 square feet and are leased at aggregate current monthly rents of approximately $19,000 with no lease commitment for these properties extending past the year 2007.  In addition, we have lease commitments for a property included in discontinued operations as well as certain other properties from which we no longer operate. None of these lease commitments extend past 2007.

On March 16, 2006, we announced we will be moving our headquarters from its current location at 655 Montgomery Street Suite 1000, San Francisco, California to our Las Vegas, Nevada office location at 3485 West Harmon Avenue, Suite 100. The move is expected to be completed by May 31, 2006.

We believe that our properties are adequate for our needs. Furthermore, we believe that suitable additional or replacement space will be available when required on terms we believe will be acceptable.

LEGAL PROCEEDINGS

We are, from time to time, a party to litigation arising in the normal course of our business.

In June 2005, Advance at Branchburg, LLC (“Advance”) filed a lawsuit against us in the Superior Court of New Jersey, Law Division, Somerset County. The lawsuit arises out of a commercial lease agreement between Advance as landlord and the Company as tenant. Specifically, Advance alleges that we breached the lease agreement by failing to make base and additional rent payments for the months of March 2005 to the present. Advance seeks payment of all amounts allegedly due under the lease, including base rent, late charges, interest and attorneys’ fees and costs. Advance also seeks “loss of bargain” damages, consisting of all rent due through the end of the lease term, reduced to present value using an interest rate of 6% per annum. The lawsuit does not specify the specific amount of damages sought. At December 31, 2005, we have accrued $595,000 related to the lease obligation, which is classified as part of restructuring liabilities. The accrual covers obligations for base and additional rent and late charges, offset by estimated potential rent from the sublet of the facility. In addition, we maintain a $180,000 security deposit with Advance in connection with the lease, classified as part of other long term assets.

During 2005 a claim was filed against us stating that we breached an employment contract by terminating an employee without cause.  The claimant’s demand is for $170,000 plus attorneys’ fees and costs.  We believe that the claim is without merit, however if the claimant were to prevail the exposure could range from $0 to as much as $250,000 with attorney fees.  We carry insurance to cover the cost of these types of claims but as of the date of this report, we are unsure of the amount that would be covered by insurance, if any.

MANAGEMENT

OFFICERS AND DIRECTORS

The following table sets forth information regarding our executive officers, directors and key employees as of April 28, 2006.

Name	Age	Position
James R. Lavelle	55	Chairman of the Board and Chief Executive Officer
John Dong	52	Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Paul D. Frankel	59	Director
R. Terry Leiweke	57	Director
Debra J. Richardson	51	Director
Tony Vickers	56	Director

The number of directors on the Board of Directors is currently fixed at seven. There are currently two vacancies on the Board. Pursuant to the Company’s Certificate of Incorporation and By-laws, the Board of Directors is divided into three classes, Class I, Class II and Class III, serving staggered three-year terms. One class of directors is elected each year at the annual meeting of the stockholders. Each director serves until his or her successor is elected and qualified or until his or her death, resignation or removal. Currently there are two Class I directors whose terms have expired but remain as directors until their successors are appointed, two Class II directors whose term expires in 2006, and one Class III director whose term expires in 2007.

Class I Directors

Debra J. Richardson has served as one of our directors since August 2001. Dr. Richardson is Dean of the School of Information and Computer Science and Professor of Informatics at the University of California, Irvine; she holds the Ted and Janice Smith Family Foundation Dean’s Endowed Chair. Dr. Richardson joined the faculty at UC Irvine in 1987, and was appointed department chair in 2000. Her research interests include formal software quality analysis and testing methods; she has developed leading edge software tools and worked with several companies in adopting technology to improve the quality of critical software systems. Dr. Richardson also serves as director of the Ada Byron Research Center on Diversity in Computing and Information Technology, director of the MICRO (Microelectronics Innovation and Computer Research Opportunities) program (one of the University of California’s Industry-Cooperative Research Programs) and is a founding member of the UC Institute for Software Research. Dr. Richardson serves on the Boards of the Orange County chapters of Girls Inc. and Achievement Rewards for College Scientists (ARCS), on strategic advisory boards of several academic institutions, and on the executive advisory board of the Association of Women in Technology. Richardson earned a Doctor of Philosophy and a Master of Science in computer and information science from the University of Massachusetts, Amherst, and received a Bachelor of Arts degree in mathematics from Revelle College of the University of California, San Diego.

Tony C. Vickers joined us as a director in January 2004. Mr. Vickers is also Principal of IT Services Development (ITSD), a results oriented management consulting firm that he established in 1998 that specializes in helping its clients to maximize profitable growth with the effective execution of projects ranging from strategic planning to mergers and acquisitions, and customer satisfaction surveys. Previously,

Mr. Vickers was CEO, President and a Director of Computer People, a $400 million international IT professional services organization he founded in 1972, and took public in 1987. In addition, Mr. Vickers was Chairman of the IT Services Division of the Information Technology Association of America (ITAA)—the leading association for all aspects of the IT industry including software, services, system integration and Internet companies. Further, Mr. Vickers is a Director of Allin Corporation; a member of the Board of Advisors of Bluecrane, Inc., and Make Corp.; a member of the National Association of Corporate Directors; and a member of the University of Southern California’s Integrated Media Systems Center’s (IMSC) Board of Councilors. IMSC, which is sponsored by the National Science Foundation, is engaged in research, education programs and industry collaboration in multimedia and Internet technologies.

Class II Directors

James R. Lavelle is our founder and is our Chairman of the Board and Chief Executive Officer. Mr. Lavelle has served as our Chief Executive Officer since he founded Cotelligent in 1993. From our inception until August 1995, Mr. Lavelle was also Chairman of the Board, a position that he reassumed in April 1996. From 1985 to 1993, he was a business consultant specializing in strategic marketing and organization development. From 1983 to 1985, Mr. Lavelle was Senior Manager and Director of Management Consulting Services for the San Francisco office of KMG Main Hurdman, an international accounting firm. Prior to that, he was Manager of Management Consulting Services in the San Francisco office of Price Waterhouse LLP, an international accounting firm. Mr. Lavelle has a bachelor’s degree from University of California at Santa Barbara and a Master of Business Administration degree from Santa Clara University.

R. Terry Leiweke has served as one of our directors since March 2006. After competing as a top level college athlete on the highly ranked University of Houston football team, Terry worked at ABC Sports producing college and National Football League television programming. Following that he spent seven years running television programming for the Houston Summit. In 1978, along with his three brothers, he formed The Leiweke Company and founded the Major Indoor Soccer League. The Leiweke Company owned the Kansas City Comets. This success led to the creation of Sportsview Productions which was one of the original feeders of television programs to Madison Square Garden and USA Networks. Sportsview went on to produce a variety of film, commercial television and documentary programs. Recently, Mr. Leiweke became chief executive officer of The World Series of Golf, a global sports franchise headquartered in Las Vegas, Nevada.

Class III Director

Paul D. Frankel has served as one of our directors since April 2005. Since June 2000, Mr. Frankel has been a Partner and Managing Director of Van Der Moolen Specialists USA, a specialist firm listed on the New York Stock Exchange. From 1989 until June 2000, Mr. Frankel was a Partner in Fagenson, Frankel and Streicher LLC, a specialist firm listed on the New York Stock Exchange. Mr. Frankel was a Senior Vice President and Treasurer of Jerome, Frankel & Company form 1979 until it became Fagenson, Frankel and Streicher, LLC in 1989. Prior to 1979, Mr. Frankel was a Partner and Director of the John Webber Gallery in New York City and was owner of Paul David Press, an art publishing house. Mr. Frankel currently serves on the Board of Directors of the Jacobs Burns Film Center, an independent film and literacy educational center located in Westchester County of New York State and the Board of Directors of Variety the Children’s Charity.

Other Executive Officer

John Dong serves as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary. From November 2005 until January 2006, Mr. Dong served as interim Chief Financial Officer. For 15 of the past 27 years prior to joining the Company, Mr. Dong founded and grew a consulting firm specializing in acquisitions, turnarounds, IPOs and divestitures. Mr. Dong’s experience includes financial services, as well as high tech development firms, venture capital, Bio-Tech and media delivery and entertainment. Prior to starting his consulting firm, Mr. Dong spent seven years as a senior internal consultant with Wells Fargo Bank and led the IPO effort for San Francisco Federal Savings. Most recently he led the Sarbanes-Oxley compliance team for Cell Genesys (NASDAQ: CEGE), a bio-tech firm focused on the development and commercialization of novel biological therapies for patients with cancer. Prior to that, he was CFO of BriteSmile Inc. a global leader in teeth whitening (NASDAQ: BSML), and prior thereto was the Chief Financial Officer of DV Capital, a diversified venture capital firm. Mr. Dong graduated from the University of California at Berkeley with a Bachelors Degree in Accounting and Finance. Mr. Dong also holds an MBA and earned his CPA credentials with Coopers & Lybrand, Int’l.

Executive Compensation

The following summary Compensation Table sets forth the compensation earned or awarded for the three fiscal years ended December 31, 2005, by our chief executive officer and remaining other most highly compensated officer whose salary and bonus for the 2005 fiscal year were in excess of $100,000 (“Named Officers”).

Summary Compensation Table

	Annual Compensation						Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($) (1)		Bonus ($)	Other ($)		Options/ SARs (#)
James R. Lavelle Chairman and Chief Executive Officer	2005	291,996					1,000,000
	2004	323,999		639,597	76,660	(2)	400,000
					18,000	(3)
	2003	440,441		598,519	1,997	(4)
					136,590	(2)
					18,000	(3)

Curtis J. Parker	2005	144,112					500,000
Executive Vice President,	2004	193,232			29,031	(5)	550,000
Chief Financial Officer, Treasurer and Secretary
	2003	154,045			1,123	(4)
					18,773	(5)

John C. Dong
Acting Chief Financial officer	2005	16,275	(6)

(1)               Base salary earned.

(2)               Represents $43,000 and $91,260 for duplicate housing expenses and $33,660 and $45,330 for a gross-up of payroll taxes for 2004 and 2003, respectively (incurred in connection with the inclusion of the duplicate living expenses in W-2 wages) paid for by us for such employee’s southern California residence. These expenses were incurred in connection with a cost cutting measure after we closed our northern California corporate office and required the employee to commute and live during the business week near the southern California office.

(3)               Represents auto allowance.

(4)               Represents matching contributions by us under our 401(k) Plan.

(5)               Represents $15,750 and $11,600 for duplicate housing expenses and $13,282 and $7,173 for a gross-up of payroll taxes for 2004 and 2003, respectively (incurred in connection with the inclusion of the duplicate living expenses in W-2 wages) paid for by us for such employee’s southern California residence. These expenses were incurred in connection with a cost cutting measure after we closed our northern California corporate office and required the employee to commute and live during the business week near the southern California office.

(6)               Represents consulting fees for November 2005 through December 2005.

Stock Option Grants Table

The following table sets forth, as to the Named Officers, information related to the grant of stock options pursuant to our 1998 Long-Term Incentive Plan during the fiscal year ended December 31, 2005.

OPTIONS GRANTED IN THE FISCAL YEAR ENDED DECEMBER 31, 2005

	Individual Grants				Potential Realizable
	Number of Securities Underlying	Percentage of Total Options Granted to Employees in the fiscal year ended	Exercise or Base Price Per Share	Expiration	Value At Assumed Annual Rates of Stock Price Appreciation For Option Term ($)
Name	Options Granted	December 31, 2005	($/Share)	Date	5%	10%

James R. Lavelle	1,000,000	34%	$0.13		79,366	207,186

Curtis J. Parker	500,000	17%	$0.13		39,683	103,593

Stock Option Exercises and Year-End Values Table

The following table sets forth, as to the Named Officers, information with respect to the unexercised options to purchase common stock granted under the 1995 and 1998 Long-Term Incentive Plans and held as of December 31, 2005.

AGGREGATED OPTION EXERCISES IN 2005 AND FISCAL YEAR-END OPTION VALUES

Name	Number of Shares Acquired On Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options Held at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005 ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James R. Lavelle	0	0	1,800,000	0	0	0
Curtis J. Parker	0	0	1,250,000	100,000	0	0

(1)               Options are “in-the-money” if the closing market price of our Common Stock exceeds the exercise price of the options. The value of the unexercised options represents the difference between the exercise price of such options and the closing market price ($0.07) of our Common Stock on the OTC Bulletin Board on December 31, 2005.

Director Compensation

New outside directors receive shares of our Common Stock when they join the Board with an initial value, based on the closing price of the Common Stock the day the director joins the Board, of $10,000. Outside directors receive shares of our Common Stock on the date of the Company’s annual meeting with an initial value, based on the closing price of the Common Stock the day of the meeting, of $5,000. Outside directors receive $20,000 in annual cash compensation paid in quarterly installments of $5,000.  The Board may decide from time to time to take its installment compensation in the same value in our Common Stock. Outside directors receive $1,500 for each Board teleconference. Outside directors receive $2,500 for Board meetings which require their personal attendance. We pay directors’ out-of-pocket expenses associated with meeting attendance or other activities conducted on behalf of the Company.

Employment Agreement, Covenants Not-to-Compete

Mr. James R. Lavelle, our Chairman and Chief Executive Officer, is a party to a three-year employment agreement effective January 5, 2000 which, unless terminated or not renewed by him, continues thereafter on a year-to-year basis on the same terms and conditions. Mr. Lavelle’s employment agreement provides that, in the event we terminate his employment without cause, he shall be entitled to receive from us an amount equal to (i) three times the minimum base salary, as defined in the employment agreement, plus (ii) three times his most recent annual bonus (not including any payments made under our Long-Range Bonus Incentive Plan), without regard to whether he obtains subsequent employment. Mr. Lavelle shall be deemed to have been terminated without cause by us, if, among other things, we fail to elect and continue Mr. Lavelle as Chief Executive Officer or Chairman or to nominate him for re-election as a member of the board of directors unless Mr. Lavelle is terminated for good cause. In addition, his employment agreement provides that, in the event of our change in control where he has not received at least five days’ notice of such change in control, he will be deemed to have been terminated without cause and shall be entitled to compensation as described in the preceding sentence. Additionally, in such event he will not be bound by any non-compete terms in his employment agreement, as discussed below. If given at least five days notice of such change in control, he may elect to terminate his employment agreement and collect the respective compensation provided above.

In the event of a change in control, Mr. Lavelle is entitled to reimbursement for any excise taxes he incurs under Section 4999 of the Internal Revenue Code, as well as any interest or penalties related to the excise tax and any entitlements outside of the employment agreement that are described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code. In the employment agreement, a “Change in Control” is deemed to occur if: (1) any person or entity, other than us, a corporation owned directly or indirectly by our stockholders in substantially the same proportions as their ownership of our Common Stock, or any of our or our subsidairy’s employee benefit plans, acquires directly or indirectly Beneficial Ownership (as defined in Rule 13d-3 of the Exchange Act) of any of our voting securities and immediately after such acquisition such person or entity is, directly or indirectly, the Beneficial Owner of voting securities representing 30% or more of the total voting power of all of our then-outstanding voting securities; (2) a change in the composition of the individuals on the Board of Directors as a result of which fewer than one-half of the incumbent directors are directors who either (a) had been our directors on the date 24 months prior to the date of the event that constitutes a change in control (the “original directors”) or (b) were elected, or nominated with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; (3) our consummation of a merger or consolidation with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not our stockholders immediately prior to such merger, consolidation or other reorganization; or (4) the sale, transfer or other disposition of all or substantially all of our assets. Mr. Lavelle agreed that the purchase of OnSite Media, Inc., including our issuance of shares of Common Stock and Warrants in connection therewith, would not result in a “Change in Control” as that term is defined in Mr. Lavelle’s employment agreement and that certain provisions of Mr. Lavelle’s employment agreement will not apply in connection with such purchase.

The employment agreement of Mr. Lavelle contains a covenant-not-to-compete with us for a period of two years immediately following the termination of employment; or, in the case of a termination without cause, for a period of one year following the termination of his employment; or, in the case of a Change in Control in which he is not given at least five days’ notice of such Change in Control, the covenant not-to-compete does not apply for any period of time. If any court of competent jurisdiction determines that the scope, time or territorial restrictions contained in the covenant are unreasonable, the covenant-not-to-compete shall be reduced to the maximum period permitted by such court. The compensation to which Mr. Lavelle is entitled, as the case may be, shall nonetheless be paid to him.

Mr. Lavelle’s employment agreement calls for a minimum base salary of $450,000. Mr. Lavelle’s annual base salary paid for the fiscal year ended December 31, 2004 was $323,999. For the fiscal year ended December 31, 2004, he was eligible for, and did receive, a $639,597 bonus based upon closing the acquisition of OnSite Media, Inc. on March 2, 2004. Pursuant to the Long-Range Bonus Incentive Plan, Mr. Lavelle is eligible for bonuses up through the 2006 fiscal year based upon our operating results. In November 2004, Mr. Lavelle voluntarily reduced his base compensation to $273,996.

Equity Compensation

The following table sets forth, as of December 31, 2005, outstanding awards and shares remaining available for future issuance under the Company’s compensation plans under which equity securities are authorized for issuance (excluding 401(k) plans and similar tax-qualified plans).

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	775,500	$0.40	2,727,443	(1)
Equity compensation plans not approved by security holders (2)	4,442,810	$0.14	not determinable

Total	5,218,310	$0.18	not determinable

(1)               Includes 3,735,460 shares of Common Stock remaining available for future issuance under the Company’s 1998 Long-Term Incentive Plan (“1998 Plan”). Under the 1998 Plan, an aggregate of 18% of the then outstanding shares of Common Stock are available for awards under such plan. Unless otherwise provided by the Compensation Committee in an award agreement, all outstanding awards under the 1998 Plan will generally become exercisable or vested upon a “change in control” of the Company. The acquisition by the Company of OnSite Media, Inc. on March 2, 2004 constituted a “change in control” of the Company under the 1998 Plan. As a result, all outstanding awards under the 1998 Plan became fully exercisable and vested as of March 2, 2004. The number of securities remaining available for future issuance also includes 2,000,000 shares of Common Stock remaining available for future issuance under the Company’s 1999 Leveraged Stock Purchase Plan.

(2)               The 2000 Long-Term Incentive Plan (the “2000 Plan”) was adopted by the Company’s Board of Directors on August 11, 2000, but was not approved by stockholders. Awards under the 2000 Plan may be granted by the Compensation Committee of the Board of Directors (or such other committee designated by the Board of Directors to administer the 2000 Plan) and may include: (i) non-qualified options to purchase shares of Common Stock; (ii) stock appreciation rights (“SARs”), whether in conjunction with the grant of stock options or independent of such grant, or stock appreciation rights that are only exercisable in the event of a change in control of the Company or upon other events; (iii) restricted stock, consisting of shares that are subject to forfeiture based on the failure to satisfy employment-related restrictions; (iv) deferred stock, representing the right to receive shares of stock in the future; (v) bonus stock and awards in lieu of cash compensation; (vi) dividend equivalents, consisting of a right to receive cash, other awards, or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock, or other periodic payments; or (vii) other awards not otherwise provided for, the value of which are based in whole or in part upon the value of the Common Stock. Unless otherwise determined by the Compensation Committee, all outstanding awards under the 2000 Plan will generally become fully exercisable or vested upon a “change in control” of the Company. The acquisition by the Company of OnSite Media Inc. on March 2, 2004 constituted a “change in control” of the Company under the 2000 Plan. As a result, all outstanding awards under the 2000 Plan became fully exercisable and vested as of March 2, 2004. The Compensation Committee has the discretion to establish all of the terms and conditions of awards under the 2000 Plan and to interpret the terms of the 2000 Plan. There is no limit on the maximum number of shares of Common Stock that may be awarded under the 2000 Plan. The 2000 Plan may be amended, altered, suspended, discontinued, or terminated by the Board of Directors at any time.

Compensation Committee Interlocks and Insider Participation

All of the members of the Compensation Committee are our non-employee directors and are not former officers of the Company or its subsidiaries. None of our executive officers serves as a member of the board of directors or on the compensation committee of a corporation for which any of our directors serving on the Compensation Committee or on our Board of Directors is an executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is information with respect to certain relationships and related transactions between directors and officers, on the one hand, and us, on the other hand.

On March 31, 1996, we advanced to James R. Lavelle, our Chairman of the Board and Chief Executive Officer, $37,902, evidenced by an unsecured demand promissory note bearing interest annually at a rate of 6%. The entire amount of such advance remains outstanding. Since the beginning of fiscal year 2000, we have also advanced to Mr. Lavelle an aggregate amount of $619,000, evidenced by seven separate unsecured demand promissory notes. The purpose of such advances was to cover margin calls made on brokerage accounts held by Mr. Lavelle. On May 1, 2000, Mr. Lavelle repaid $15,330 of principal and $34,670 of interest. The notes, although due on demand, were issued with original due dates in 2001. The notes were extended by a vote of the Compensation Committee of the Board of Directors on October 29, 2001 for three years to October 29, 2004. The interest rates on these notes remain unchanged at rates between 7.75% and 8.25%. Payment of the notes is accelerated if our Common Stock reaches certain sustained target levels.

During the year ended December 31, 2003, Mr. Lavelle repaid a portion of notes receivable due to us. In prior years, Mr. Lavelle had voluntarily reduced his base compensation from its authorized level. Upon restoration of base compensation close to its authorized level in 2003, Mr. Lavelle used the increase in compensation of $106,363 to offset against the notes receivable sue to us. In addition, prior to December 31, 2003, the Compensation Committee of the Board of Directors authorized a bonus to Mr. Lavelle of $598,519 upon the signing of a definitive agreement for the purchase of OnSite Media, Inc. We withheld the amount of bonus remaining after tax to repay $354,816 of the notes receivable and accrued interest. During 2004, the Compensation Committee of the Board of Directors authorized a further bonus of $639,597 upon the closing of the purchase of OnSite Media, Inc. We withheld amount of the bonus remaining after tax to repay $354,527 of the notes receivable and accrued interest. Upon payment of the second bonus in 2004, Mr. Lavelle satisfied the entire principal and accrued interest on all demand loans due to us.

On September 8, 1999, the stockholders approved the Company’s 1999 Leveraged Stock purchase Plan (the “LSPP”), which authorized the purchase of shares of Common Stock by eligible employees who are selected by the Compensation Committee of the Board of Directors to participate in the LSPP on terms and conditions determined by the Compensation Committee. Since the inception of the LSPP through March 31, 2000, Mr. Lavell has been issued 750,000 shares of Common Stock. Shares issued under the LSPP resulted in notes receivable from Mr. Lavelle for $2,671,875 at 5.93% interest. Mr. Lavelle’s notes remain outstanding until March 29, 2005, when the Board of Directors decided to unwind the sale of shares preciously issued in connection the LSPP. The Board received an opinion of special Delaware counsel to the effect that our receipt of the promissory note from Mr. Lavelle as the sole consideration for the shares of Common Stock acquired did not constitute the consideration required by Section 152 of the Delaware General Corporation Law then in effect for the shares of Common Stock to be validly issued, fully paid and nonassessable shares of our Common Stock. As a result, the notes receivable from Mr. Lavelle, in the face amount of $2,671,875, together with all interest accrued thereunder, has been cancelled and the 750,000 shares of Common Stock were returned to us by Mr. Lavelle and cancelled.

Limitation on Liability and Indemnification Matters

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. With respect to possible indemnification of our directors, officers and controlling persons for liabilities arising under the Securities Act pursuant to such provisions, we aware that the Securities and Exchange Commission has publicly taken the position that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

As permitted by the Delaware General Corporation Law, our certificate of incorporation, as amended, includes a provision that permit the elimination of personal liability of our directors for monetary damages for breach of their fiduciary duty as a director, except for liability:

•             for any breach of the director’s duty of loyalty to us or our stockholders;

•             for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•             for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the Delaware General Corporation Law; or

•             for any transaction from which the director derived an improper personal benefit.

Such limitation of liability may not apply to liabilities under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or recession. In addition and in accordance with the Delaware General Corporation Law, we have secured directors and officers liability insurance that would indemnify our directors and officer against damages arising our of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Our bylaws authorize us to indemnify our officers, directors employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable to the corporation unless the court determines that indemnification is appropriate.

At present there is no pending litigation or proceeding involving any of our directors, executive officers, other employees or agents for which indemnification is sought and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 28, 2006 information regarding the beneficial ownership of our Common Stock by (i) each person known to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of our directors, (iii) the Named Officers and (iv) all executive officers and directors as a group. Unless otherwise indicated, all persons listed have an address c/o our principal executive offices and have sole voting and investment power with respect to their shares unless otherwise indicated.

	Shares Beneficially Owned
Name	Number	Percent
James R. Lavelle (1)	4,955,307	8.36%
Loren W. Willman (2)	1,514,581	2.56%
John C. Dong (3)	300,000	*
Debra J. Richardson (4)	182,582	*
Tony C. Vickers (5)	161,594	*
Paul D. Frankel (6)	44,286	*
Stiassni Capital Partners, LP(7)	6,666,668	11.25%
Colt Melby(9)	5,000,000	8.44%
Cliff Melby(10)	3,333,334	5.63%
R. Terry Leiweke	5,000	*
All executive officers and directors as a group (6 persons) (8)	5,648,769	9.53%

 *              Less than 1%

(1)          Includes 2,800,000 shares issuable upon exercise of options and 1,000,000 shares issuable upon exercise of warrants exercisable within 60 days of April 28, 2006.

(2)          Includes 1,514,581 shares issuable upon exercise of warrants help by Mr. Willman within 60 days of April 28, 2006. This information is based solely on the Company’s records of the number of shares of Common Stock that may be received upon exercise of warrants held by Mr. Willman and does not include any other shares of Common Stock that may be beneficially owned by Mr. Willman.

(3)          Includes 300,000 shares issuable upon exercise of options exercisable within 60 days of April 28, 2006.

(4)          Includes 15,000 shares issuable upon exercise of options exercisable within 60 days of April 28, 2006.

(5)          Includes 5,000 shares issuable upon exercise of options exercisable within 60 days of April 28, 2006.

(6)          Includes 5,000 shares issuable upon exercise of options exercisable within 60 days of April 28, 2006.

(7)          Includes 3,333,334 shares issuable upon exercise of warrants exercisable within 60 days of April 28, 2006.

(8)          Includes 3,140,000 shares issuable upon exercise of options and 1,000,000 shares issuable upon exercise of warrant exercisable within 60 days of April 28, 2006.

(9)   Includes 1,666,667 shares issuable upon exercise of warrants exercisable within 60 day of April 28, 2006

(10) Includes 1,111,111 shares issuable upon exercise of warrants exercisable within 60 days of April 28, 2006

SELLING STOCKHOLDERS

The following table sets forth information with respect to the selling stockholders, including: (i) the number and of shares beneficially owned by each of them prior to the offering; (ii) the maximum number of shares to be sold pursuant to this prospectus following the date hereof; and (iii) the number and approximate percentage of shares to be owned by each of them after the completion of this offering. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

Name	Number of Shares Beneficially Owned Prior to Offering		Maximum Number of Shares to be Sold Pursuant to this Prospectus		Shares Beneficially Owned after Offering (Assuming Sale of All Shares Covered By this Prospectus
					Number	Percent
Stiassni Capital Partners, LP	6,666,668	(1)	10,000,000	(2)	0	0
Colton Melby	5,000,001	(3)	5,000,001		0	0
Cliff Melby	3,333,333	(4)	3,333,333		0	0
Allan and Marion Swartz	400,000	(5)	400,000		0	0
James Allen Court Nevada Corporation	1,000,000	(6)	1,000,000		0	0
Dean and Lorraine Acord	200,000	(7)	200,000		0	0
D. Michael and Robin Ballard	500,000	(8)	500,000		0	0
J. and P. Kraft	200,000	(9)	200,000		0	0
Barry M. Rose	600,000	(10)	600,000		0	0
TEW Investments, LLC	2,000,000	(11)	2,000,000		0	0
James Lavelle	2,000,000	(12)	2,000,000		2,955,307	7.6	%(13)
Harlan Kleiman	39,286		39,286		122,308		* (13)
Debra Richardson	42,857		42,857		139,725		* (13)
Tony Vickers	39,286		39,286		122,308		* (13)
CEOcast, Inc.	500,000		500,000		0	0
Bridges SF, LLC	375,000		375,000		0	0
Ken Maul	500,000		500,000		0	0
Richard Fetyko	333,333		333,333		0	0
Total Vegas Television, Inc.	350,000		350,000		0	0
Charles Lain	400,000		400,000		0	0
Michael Ballard	45,000		45,000		0	0
Total	24,524,764		27,858,096		3,339,648	8.5	%(13)

*Less than one percent.

(1) Includes 3,333,334 shares issuable upon exercise of Warrants held by Stiassni Capital Partners, LP.

(2) Includes 1,666,666 shares that Stiassni Capital Partners, LP may purchase pursuant to the Stock and Warrant Purchase Agreement, dated as of March 16, 2006, and 1,666,666 shares issuable upon exercise of Warrants that Stiassni Capital Partners, LP may purchase pursuant to the Stock and Warrant Purchase Agreement, dated as of March 16, 2006.

(3) Includes 1,666,667 shares issuable upon exercise of Warrants held by Colton Melby.

(4) Includes 1,111,111 shares issuable upon exercise of Warrants held by Cliff Melby.

(5) Includes 200,000 shares issuable upon exercise of Warrants held by Allan and Marion Swartz.

(6) Includes 500,000 shares issuable upon exercise of Warrants held by James Allen Court Nevada Corporation.

(7) Includes 100,000 shares issuable upon exercise of Warrants held by Dean and Lorraine Acord.

(8) Includes 250,000 shares issuable upon exercise of Warrants held by D. Michael and Robin Ballard.

(9) Includes 100,000 shares issuable upon exercise of Warrants held by J. and P. Kraft.

(10) Includes 300,000 shares issuable upon exercise of Warrants held by Barry M. Rose.

(11) Includes 2,000,000 shares issuable upon exercise of Warrants held by TEW Investments, LLC.

(12) Includes 1,000,000 shares issuable upon exercise of Warrants held by James Lavelle.

(13) Based on 39,079,852 shares of Common Stock issued and outstanding as of April 28, 2006.

Ken Maul is our public relations manager.

Tony Vickers is a member of our board of directors.

James Lavelle is our chairman and chief executive officer.

Debra Richardson is a member of our board of directors.

Harlan Kleiman is a former member of our board of directors.

Other than as indicated above, no selling stockholder has ever held any position or office with us.

PLAN OF DISTRIBUTION

STIASSNI PRIVATE PLACEMENT

As of March 16, 2006, we entered into a Stock and Warrant Purchase Agreement with Stiassni Capital Partners, LP whereby Stiassni Capital Partners, LP purchased 3,333,334 shares of our Common Stock at a price of $0.06 per share and Warrants to purchase an additional 3,333,334 shares of our Common Stock with an exercise price of $0.25. The Warrants expire on March 16, 2009. Pursuant to the Stock and Warrant Purchase Agreement, Stiassni Capital Partners, LP must purchase on similar terms an additional 1,666,666 shares of our Common Stock and Warrants to purchase 1,666,666 shares of our Common Stock within four months of the date of the Stock and Warrant Purchase Agreement, provided that such purchase does not cause Stiassni’s aggregate beneficial ownership of our Common Stock to equal or exceed 10%.

MELBY PRIVATE PLACEMENT

As of April 28, 2006, we entered into a Stock and Warrant Purchase Agreement with Colton Melby and Cliff Melby whereby they purchased 3,333,334 and 2,222,222 shares, respectively, of our Common Stock at a price per share of $0.09 and Warrants to purchase an additional 1,666,667 and 1,111,111 shares, respectively, of our Common Stock with an exercise price of $0.27.  The Warrants expire on April 28, 2011.

OTHER WARRANTS COVERED BY THIS PROSPECTUS

In addition to the Warrants held by and issuable to Stiassni Capital Partners, LP and the Warrants held by Colton Melby and Cliff Melby, the following Warrants which are covered by this prospectus may be offered and sold from time to time by the selling stockholders:

•      200,000 Warrants to purchase shares of Common Stock owned by Allan and Marion Swartz;

•      500,000 Warrants to purchase shares of Common Stock owned by James Allen Court Nevada Corporation;

•      100,000 Warrants to purchase shares of Common Stock owned by Dean and Lorraine Acord;

•      250,000 Warrants to purchase shares of Common Stock owned by D. Michael and Robin Ballard;

•      100,000 Warrants to purchase shares of Common Stock owned by J. and P. Kraft;

•      300,000 Warrants to purchase shares of Common Stock owned by Barry M. Rose;

•      1,000,000 Warrants to purchase shares of Common Stock owned by TEW Investments, LLC; and

•      1,000,000 Warrants to purchase shares of Common Stock owned by James Lavelle.

OTHER SHARES COVERED BY THIS PROSPECTUS

In addition to the shares held by and issuable to Stiassni Capital Partners, LP, the shares held by Colton Melby and Cliff Melby, and the shares issuable upon exercise of the aforementioned Warrants, the following shares which are covered by this prospectus may be offered and sold from time to time by the selling stockholders:

•      39,286 shares owned by Harlan Kleiman;

•      42,857 shares owned by Debra Richardson;

•      39,286 shares owned by Tony Vickers;

•      200,000 shares owned by Allan and Marion Swartz;

•      500,000 shares owned by James Allen Court Nevada Corporation;

•      100,000 shares owned by Dean and Lorraine Acord;

•      250,000 shares owned by D. Michael and Robin Ballard;

•      100,000 shares owned by J. an P. Kraft;

•      300,000 shares owned by Barry M. Rose;

•      1,000,000 shares owned by TEW Investments, LLC;

•      1,000,000 shares owned by James Lavelle;

•      500,000 shares owned by CEOcast, Inc.;

•      375,000 shares owned by Bridges SF, LLC;

•      500,000 shares owned by Ken Maul;

•      333,333 shares owned by Richard Fetyko;

•      350,000 shares of Common Stock owned by Total Vegas Television, Inc.;

•      400,000 shares of Common Stock owned by Charles Lain; and

•      45,000 shares of Common Stock owned by Michael Ballard.

We are registering the above-referenced shares and Warrants covered by this prospectus on behalf of the named selling stockholders. As used in this prospectus, “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The shares and Warrants will be offered and sold by each selling stockholder for its own account. We will not receive any of the proceeds from the sale of such shares or Warrants pursuant to this prospectus other than the exercise price in the event the Warrants are exercised. If all the Warrants are exercised, we will receive $3,035,000 which we will use for working capital purposes. We have agreed to bear the expenses of the registration of these shares, including legal and accounting fees. We estimate these expenses to be approximately $               . The selling stockholders will bear all brokerage commissions and any similar selling expenses attributable to the sale of shares covered by this prospectus.

The selling stockholders may offer and sell these shares and Warrants from time to time in transactions in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised Watchit that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. Sales may be made directly to purchasers or to or through broker-dealers which may act as agents or principals. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Act, and any commissions received by broker-dealers and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Act. Because the selling stockholders may be deemed to be an “underwriter,” we have informed them of the need for delivery of copies of this prospectus.

The selling stockholders may also use Rule 144 under the Act to sell the shares or Warrants in open market transactions if they meet the criteria and conform to the requirements of such rule.

Upon our being notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares covered by this prospectus through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, or a post-effective amendment, if required, disclosing (i) the name of the selling stockholder and of the participating broker-dealer(s), (ii) the number of shares or Warrants involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus and (vi) other facts material to the transaction.

The selling stockholders have, prior to any sales, agreed not to effect any offers or sales of our Common Stock in any manner other than as specified in this prospectus and not to purchase or induce others to purchase our Common Stock in violation of any applicable state or federal securities laws, rules and regulations and the rules and regulations of the OTC Bulletin Board. Except for the private placement documents described herein, there are no agreements or understandings, formal or informal, pertaining to the distribution of the shares described in this prospectus.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares and Warrants on the OTC Bulletin Board at prices and at terms then prevailing or at prices related to the then current market price or in private sales at negotiated prices directly or through brokers.

Any broker-dealer participating in transactions as agent may receive commissions from the selling stockholders, and, if acting as agent for the purchase of the shares, from the purchaser. Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares or Warrants at a stipulated price, and, to the extent the broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold share or Warrant at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares or Warrants as principal may then resell the shares from time to time in transactions in the over-the-counter market, in negotiated transactions or by a combination of these methods of sale, at market prices prevailing at the time of sale or at negotiated prices, and in connection with resales may pay to or receive from the purchasers of the shares commissions as described above.

In order to comply with the securities laws of some states, if applicable, the shares and Warrants will be sold in some jurisdictions only through registered or licensed brokers or dealers. In some states, the shares and Warrants may not be sold unless the shares and Warrants have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

STOCK REPURCHASE PROGRAMS

We do not have a stock repurchase program and have no intention of establishing such a program at this time. From time to time our affiliates may purchase our stock in the secondary market for their own account. Any such purchases will be conducted in compliance with the anti-manipulation rules under the Exchange Act.

REGULATION M

We have advised the selling stockholders that the anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and any of their respective affiliates. The selling stockholders have advised us that during the time as the selling stockholders may be engaged in the attempt to sell shares registered under this prospectus, they will:

• not engage in any stabilization activity in connection with any of the shares;

• not bid for or purchase any of the shares or any rights to acquire the shares, or attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Exchange Act;

• not effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution; and

• effect all sales of shares in broker’s transactions through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.

The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue 100,000,000 shares of Common Stock, par value $0.01 per share. At the close of business on April 28, 2006, it had outstanding 39,079,852 shares of common stock and 144,600 treasury shares. All outstanding shares of common stock are fully paid and nonassessable.

The holders of our Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. We may pay dividends when and as declared by our Board of Directors from funds legally available therefore, subject to the rights of holders of any outstanding preferred stock. In the event of our liquidation, subject to the rights of the holders of any outstanding shares of our Preferred Stock, the holders of our Common Stock are entitled to share pro rata in any balance of corporate assets available for distribution to them after the payment of all debts and other liabilities.

Holders of our Common Stock are not entitled to pre-emptive or conversion rights, and there are no redemption provisions applicable to our Common Stock. All outstanding shares of our Common Stock are, and the shares of our Common Stock to be issued pursuant to this prospectus will be, upon payment therefor, fully paid and nonassessable.

Preferred Stock

We are authorized to issue 500,000 shares of Preferred Stock, par value $0.01 per share. At the close of business on April 28, 2006, we had no shares of Preferred Stock outstanding.

Preferred Stock may be issued from time to time by our Board of Directors as shares of one or more classes or series. Subject to the provisions of our Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of our Preferred Stock, in each case without any further action or vote by the stockholders.

One of the effects of undesignated Preferred Stock may be to enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of our Preferred Stock pursuant to the Board of Directors’ authority described above may adversely affect the rights of the holders of our Common Stock. For example, Preferred Stock issued by us may rank prior to our Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of our Common Stock. Accordingly, the issuance of shares of our Preferred Stock may discourage bids for our Common Stock or may otherwise adversely affect the market price of the our Common Stock.

Stockholder Rights Plan

On September 9, 1997, our Board of Directors created one preferred share purchase right for each outstanding share of our Common Stock and issued such rights to our stockholders of record at the close of business on September 24, 1997. Each right entitles the registered holder to purchase from one one-ten thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, or a combination of securities and assets of equivalent value, at a purchase price of $90.00 per one one-ten thousandth of a share, subject to adjustment. The description and terms of the rights are fully set forth in a Rights Agreement between us and BankBoston, N.A., as rights agent.

Until the “distribution date,” (a) the rights are not exercisable, will be evidenced by the Watchit Common Stock certificates and will be transferable with and only with those certificates, (b) Watchit Common Stock certificates issued after September 24, 1997 contain a legend incorporating the rights agreement by reference, and (c) the surrender for transfer of any certificates for our Common Stock outstanding will also constitute the transfer of the rights associated with the Watchit Common Stock represented by such certificate.

The rights will separate from the our Common Stock and a “distribution date” will occur upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons has become an “acquiring person” by acquiring or obtaining the right to acquire beneficial ownership of 20% or more of the outstanding shares of our Common Stock (the date of the announcement being the “Stock Acquisition Date”), or (ii) the close of business on such date as may be determined by our Board of Directors, but not more than 65 days following the commencement of a tender offer or exchange offer that would result in a person or a group becoming an acquiring person.

As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of our Common Stock as of the close of business on the distribution date and thereafter the separate rights certificates alone will represent the rights. Only shares of our Common Stock issued after September 24, 1997 and before the distribution date will be issued with rights.

The rights will expire at the close of business on September 24, 2007, unless earlier redeemed by us as described below.

If at any time from and after the time a person becomes an acquiring person, (i) we are the surviving corporation in a merger with an acquiring person and our Common Stock remains outstanding, (ii) a person becomes an acquiring person (except pursuant to a tender or exchange offer for all outstanding shares of our Common Stock at a price and on terms that our Board of Directors determines to be fair to and otherwise in the best interests of us and our stockholders (a “Permitted Offer”)), (iii) an acquiring person engages in one or more self-dealing transactions as set forth in the rights agreement, or (iv) during such time as there is an acquiring person an event occurs that results in such acquiring person’s ownership interest being increased by more than 1% (for example, a reverse stock split), each holder of a right will thereafter have the right to receive, upon exercise, shares of our Common Stock (or, in certain circumstances, cash, property or other securities of us) having a value equal to two times the exercise price of the right. In lieu of requiring payment of the purchase price upon exercise of the rights following such event, we may permit the holders to surrender the rights, in which case they will be entitled to receive our Common Stock (and other property, as the case may be) with a value of 50% of what could be purchased by payment of the full purchase price. In any event, all rights that are, or in certain circumstances were, beneficially owned by or transferred to any acquiring person (or certain related parties) will be null and void. However, the rights will not be exercisable in these circumstances until the rights are no longer redeemable by us as described below.

For example, if a person becomes an acquiring person and the exercise price of a right remains at $90, each right not owned by an acquiring person or by certain related persons would entitle its holder to purchase $180 worth of our Common Stock (or other consideration, as noted above) for $100. Assuming that our Common Stock had a current market price of $22.50 per share at such time, the holder of each valid right would be entitled to purchase eight shares of our Common Stock for $90. Alternatively, we could permit the holder to surrender each right in exchange for stock or cash equivalent to four of our common shares (with a value of $90) without the payment of any consideration other than the surrender of the right.

If at any time from and after the time a person becomes an acquiring person, (i) we are acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer), or (ii)

50% or more of our assets or earning power is sold or transferred, each holder of a right (except rights that previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a value equal to two times the exercise price of the right. Again, provision is made to permit surrender of the rights in exchange for one-half of the value otherwise purchasable.

The Purchase Price payable, and the number of one one-ten thousandths of a share of Series A Junior Participating Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Junior Participating Preferred Stock, (ii) if holders of the Series A Junior Participating Preferred Stock are granted certain rights or warrants to subscribe for Series A Junior Participating Preferred Stock or convertible securities at less than the current market price of the Series A Junior Participating Preferred Stock, or (iii) upon the distribution to holders of the Series A Junior Participating Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

We may redeem all but not some of the rights at a price of $.01 per right at any time prior to the close of business on the tenth day after a person becomes an acquiring person. When the rights are redeemed, they will immediately terminate and will evidence only the right to receive the $.01 redemption price.

Other than certain provisions relating to the principal economic terms of the rights, any of the provisions of the Rights Agreement may be amended by our Board of Directors before the distribution date. After the distribution date, the provisions of the Rights Agreement may be amended by the Board only in order to cure any ambiguity, or to make changes which do not materially adversely affect the interests of holders of rights (excluding the interests of any acquiring person), or to shorten or lengthen any time period under the Rights Agreement; however, no amendment to adjust the time period governing redemption may be made at any time when the rights have ceased to be redeemable. Under certain circumstances set forth in the Rights Agreement, amendments will require the concurrence of the continuing directors.

Although the rights are not intended to prevent a takeover of us at a full and fair price, they have certain anti-takeover effects. They are designed to deter an attempt to acquire us in a manner which seeks to deprive our stockholders of the full and fair value of their investment and may deter attempts by significant stockholders to take advantage of us and our stockholders through certain self-dealing transactions. The rights may cause substantial dilution to a person or group that acquires or attempts to acquire us without the rights being redeemed. Therefore, the rights should encourage any potential acquiror to seek to negotiate with our Board of Directors. Unless the approval is first obtained from our Board or, in limited circumstances, our stockholders, the rights may deter transactions, including tender offers, which the majority of our stockholders may believe are beneficial to them.

DESCRIPTION OF WARRANTS

STIASSNI WARRANTS

We issued Warrants to purchase up to 3,333,334 shares of our Common Stock at an exercise price of $0.25 per share to Stiassni Capital Partners, LP in connection with a Stock and Warrant Purchase Agreement, dated as of March 16, 2006. The following description is a summary of the material provisions of the Warrants. We urge you to read the Warrant because it defines your rights as a holder of the Warrants.

Each Warrant, when exercised, will entitle the holder the right to purchase shares of our Common Stock at an exercise price of $0.25 per share, subject to adjustment. The number of Warrant shares is subject to adjustment in the cases referred to below. The Warrants are exercisable immediately upon issuance and unless exercised, the warrants will automatically expire March 16, 2009. The Warrants may be transferred, in whole or in part, by the holder.

The Warrants may be exercised, in whole or in part, by surrendering the Warrant, with the accompanying exercise agreement, together with payment of the exercise price by cash or by certified or official bank check. Upon surrender of the Warrant and payment of the exercise price, we will deliver or cause to be delivered, to or upon the written order of the holder, stock certificates representing the number of whole Warrant shares to which the holder is entitled. If the Warrant is exercised only in part, we will deliver to holder a new Warrant representing the right to purchase the number of shares of Common Stock with respect to which the Warrant was not exercised. The holder of Warrants will be able to exercise its Warrants only if a registration statement relating to the Warrant shares underlying the warrants is then in effect, or the exercise of its Warrants is exempt from the registration requirements of the Securities Act of 1933, and the securities are qualified for sale or exempt from qualification under securities laws of the states in which the holder of Warrants or other persons to whom it is proposed that Warrant shares be issued on exercise of the Warrants reside.

No fractional shares of Common Stock are to be issued upon the exercise of the Warrants, but rather the number of shares of Common Stock issued upon exercise of the Warrants shall be rounded up or down to the nearest whole number.

We shall not be required to pay any tax or taxes attributable to the initial issuance of the Warrant shares or any permitted transfer involved in the issue or delivery of any certificates for Warrant shares in a name other than that of the registered holder thereof or upon any permitted transfer of the Warrants.

The holders of the Warrants have no right to vote on matters submitted to our stockholders or other rights as our stockholders.

We have the right to redeem all or any portion of the Warrants at any time at a price of $0.40 per share.

Adjustments

The exercise price of the Warrants will be subject to adjustment in circumstances occurring after the issue date including the following:

•             if and whenever we issue or sell, or are deemed to have issued or sold, any shares of Common Stock for a consideration per share of less than market price; and

•             stock split, reverse stock split and reclassifications of our Common Stock.

In the case of our consolidation or merger, or the sale of all or substantially all of our assets of to another corporation, each warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or property to which the holder would have been entitled as a result of the consolidation, merger or sale had the warrants been exercised immediately prior to the transaction.

Additional Warrants

Within four months of March 16, 2006, Stiassni Capital Partners, LP will purchase 1,666,666 shares of our Common Stock and Warrants to purchase an additional 1,666,666 shares of our Common Stock pursuant to the Stock and Warrant Purchase Agreement, dated as of March 16, 2005, and upon similar terms, provided that such purchase does not cause Stiassni’s aggregate beneficial ownership of our Common Stock to equal or exceed 10%.

Reservation of Shares

We have authorized and reserved for issuance and, while the Warrants are exercisable will reserve and keep available the number of shares of our Common Stock as will be issuable upon the exercise of all outstanding Warrants.

Governing Law

The Warrants will be construed and enforced in accordance with, and the rights of the warrant holders will be governed by California law.

MELBY WARRANTS

We issued Warrants to purchase up to 1,666,667 and 1,111,111 shares, respectively, of our Common Stock at an exercise price of $0.27 per share to Colton Melby and Cliff Melby in connection with a Stock and Warrant Purchase Agreement, dated as of April 28, 2006.  The following description is a summary of the material provisions of the Warrants. We urge you to read the Warrant because it defines your rights as a holder of the Warrants.

Each Warrant, when exercised, will entitle the holder the right to purchase shares of our Common Stock at an exercise price of $0.27 per share, subject to adjustment. The number of Warrant shares is subject to adjustment in the cases referred to below. The Warrants are exercisable immediately upon issuance and unless exercised, the warrants will automatically expire April 28, 2011. The Warrants may be transferred, in whole or in part, by the holder.

The Warrants may be exercised, in whole or in part, by surrendering the Warrant, with the accompanying exercise agreement, together with payment of the exercise price by cash or by certified or official bank check. Upon surrender of the Warrant and payment of the exercise price, we will deliver or cause to be delivered, to or upon the written order of the holder, stock certificates representing the number of whole Warrant shares to which the holder is entitled. If the Warrant is exercised only in part, we will deliver to holder a new Warrant representing the right to purchase the number of shares of Common Stock with respect to which the Warrant was not exercised. The holder of Warrants will be able to exercise its Warrants only if a registration statement relating to the Warrant shares underlying the warrants is then in effect, or the exercise of its Warrants is exempt from the registration requirements of the Securities Act of 1933, and the securities are qualified for sale or exempt from qualification under securities laws of the states in which the holder of Warrants or other persons to whom it is proposed that Warrant shares be issued on exercise of the Warrants reside.

No fractional shares of Common Stock are to be issued upon the exercise of the Warrants, but rather the number of shares of Common Stock issued upon exercise of the Warrants shall be rounded up or down to the nearest whole number.

We shall not be required to pay any tax or taxes attributable to the initial issuance of the Warrant shares or any permitted transfer involved in the issue or delivery of any certificates for Warrant shares in a name other than that of the registered holder thereof or upon any permitted transfer of the Warrants.

The holders of the Warrants have no right to vote on matters submitted to our stockholders or other rights as our stockholders.

Adjustments

The exercise price of the Warrants will be subject to adjustment in circumstances occurring after the issue date including the following:

•      stock split, reverse stock split and reclassifications of our Common Stock.

In the case of our consolidation or merger, or the sale of all or substantially all of our assets of to another corporation, each warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or property to which the holder would have been entitled as a result of the consolidation, merger or sale had the warrants been exercised immediately prior to the transaction.

Reservation of Shares

We have authorized and reserved for issuance and, while the Warrants are exercisable will reserve and keep available the number of shares of our Common Stock as will be issuable upon the exercise of all outstanding Warrants.

Governing Law

The Warrants will be construed and enforced in accordance with, and the rights of the warrant holders will be governed by California law.

OTHER WARRANTS

We entered into a Stock and Warrant Purchase Agreement, dated as of February 1, 2005 whereby we issued the following Warrants:

•      200,000 Warrants to purchase shares of Common Stock owned by Allan and Marion Swartz;

•      500,000 Warrants to purchase shares of Common Stock owned by James Allen Court Nevada Corporation;

•      100,000 Warrants to purchase shares of Common Stock owned by Dean and Lorraine Acord;

•      250,000 Warrants to purchase shares of Common Stock owned by D. Michael and Robin Ballard;

•      100,000 Warrants to purchase shares of Common Stock owned by J. and P. Kraft; and

•      300,000 Warrants to purchase shares of Common Stock owned by Barry M. Rose.

We entered into a Stock and Warrant Purchase Agreement, dated as of April 11, 2005 whereby we issued the following Warrants:

•      1,000,000 Warrants to purchase shares of Common Stock owned by TEW Investments, LLC.

We entered into a Stock and Warrant Purchase Agreement, dated as of April 27, 2005 whereby we issued the following Warrants:

•      1,000,000 Warrants to purchase shares of Common Stock owned by James Lavelle.

The following description is a summary of the material provisions of the Warrants. We urge you to read the Warrant because it defines your rights as a holder of the Warrants.

Each Warrant, when exercised, will entitle the holder the right to purchase shares of our Common Stock at an exercise price of $0.30 per share, subject to adjustment. The number of Warrant shares is subject to adjustment in the cases referred to below. The Warrants are exercisable immediately upon issuance and unless exercised, the warrants will automatically expire three years after issuance. The Warrants may be transferred, in whole or in part, by the holder.

The Warrants may be exercised, in whole or in part, by surrendering the Warrant, with the accompanying exercise agreement, together with payment of the exercise price by cash or by certified or official bank check. Upon surrender of the Warrant and payment of the exercise price, we will deliver or cause to be delivered, to or upon the written order of the holder, stock certificates representing the number of whole Warrant shares to which the holder is entitled. If the Warrant is exercised only in part, we will deliver to holder a new Warrant representing the right to purchase the number of shares of Common Stock with respect to which the Warrant was not exercised. The holder of Warrants will be able to exercise its Warrants only if a registration statement relating to the Warrant shares underlying the warrants is then in effect, or the exercise of its Warrants is exempt from the registration requirements of the Securities Act of 1933, and the securities are qualified for sale or exempt from qualification under securities laws of the states in which the holder of Warrants or other persons to whom it is proposed that Warrant shares be issued on exercise of the Warrants reside.

No fractional shares of Common Stock are to be issued upon the exercise of the Warrants, but rather the number of shares of Common Stock issued upon exercise of the Warrants shall be rounded up or down to the nearest whole number.

We shall not be required to pay any tax or taxes attributable to the initial issuance of the Warrant shares or any permitted transfer involved in the issue or delivery of any certificates for Warrant shares in a name other than that of the registered holder thereof or upon any permitted transfer of the Warrants.

The holders of the Warrants have no right to vote on matters submitted to our stockholders or other rights as our stockholders.

We have the right to redeem all or any portion of the Warrants at any time at a price of $0.05 per share.

Adjustments

The exercise price of the Warrants will be subject to adjustment in circumstances occurring after the issue date including the following:

•      stock split, reverse stock split and reclassifications of our Common Stock.

In the case of our consolidation or merger, or the sale of all or substantially all of our assets of to another corporation, each warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or property to which the holder would have been entitled as a result of the consolidation, merger or sale had the warrants been exercised immediately prior to the transaction.

Reservation of Shares

We have authorized and reserved for issuance and, while the Warrants are exercisable will reserve and keep available the number of shares of our Common Stock as will be issuable upon the exercise of all outstanding Warrants.

Governing Law

The Warrants will be construed and enforced in accordance with, and the rights of the warrant holders will be governed by New York law.

TRANSFER AGENT

The transfer agent and registrar for our common stock is the Computershare Trust Company, N.A. (formerly known as Equiserve Trust Company, N.A., and, before that, BankBoston, N.A.). Our common stock is quoted on the OTC Bulletin Board under the symbol “WMDA.”

LEGAL MATTERS

The validity of the shares of our Common Stock will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of December 31, 2005 and 2004 and for the three years ended December 31, 2005 have been audited by Rowbotham and Company LLP, an independent registered public accounting firm, and have been included in this prospectus in reliance upon the report of Rowbotham and Company LLP and upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to this offering of our securities. When used in this prospectus, the term “registration statement” includes amendments to the registration statement as well as the exhibits, schedules, financial statements and notes filed as part of the registration statement. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement. This prospectus omits information contained in the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed with the Securities and Exchange Commission as an exhibit to the registration statement, each such statement being qualified by and subject to such reference in all respects. With respect to each such document filed with the Securities and Exchange Commission as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Watchit Media, Inc.:

We have audited the accompanying consolidated balance sheets of Watchit Media, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Watchit Media, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with United States generally accepted accounting principles.

/s/ Rowbotham and Company LLP

San Francisco, California
April 14, 2006

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$11	$526
Refundable income taxes	13	16
Accounts receivable, including unbilled accounts of $— and $2, net of allowance for doubtful accounts of $54 and $60, and $394 and $590 pledged as collateral security, respectively	340	530
Prepaid expenses and other current assets	92	133
Current assets of discontinued operations held for sale	—	160
Total current assets	456	1,365
Property and equipment, net	177	259
Goodwill	2,728	2,592
Other intangibles, net	607	748
Other assets	182	239
Non current assets of the discontinued operations held for sale	—	170
Total assets	$4,150	$5,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Secured borrowings	$287	$386
Accounts payable	801	247
Accrued compensation and related payroll liabilities	269	264
Restructuring liabilities	595	425
Other accrued liabilities	243	198
Current liabilities of the discontinued operations held for sale	—	898
Total current liabilities	2,195	2,418
Restructuring liabilities, net of current portion	—	268
Lease deposits on sublet properties	—	13
Income taxes payable	—	69
Total liabilities	2,195	2,768

Commitments and contingencies
Stockholders’ equity:
Preferred Stock, $0.01 par value; 500,000 shares authorized, no shares issued or outstanding
Common Stock, $0.01 par value; 100,000,000 shares authorized, 28,868,229 and 24,984,792 shares issued, respectively	289	250
Additional paid-in capital	82,785	82,801
Accumulated deficit	(81,006)	(79,946)
Treasury stock	(113)	(500)
Total stockholders’ equity	1,955	2,605
Total liabilities and stockholders’ equity	$4,150	$5,373

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	For the Year Ended December 31,
	2005	2004	2003

Revenues	$1,844	$862	$—
Cost of revenues	806	364	—
Gross profit	1,038	498	—
Selling, general and administrative expenses	3,472	1,953	—
Operating loss	(2,434)	(1,455)	—
Other income (expense):
Interest expense	(41)	(9)	(35)
Interest income	2	91	294
Other	290	—	(1,608)
Total other income (expense)	251	82	(1,349)
Loss from continuing operations before income tax benefit	(2,183)	(1,373)	(1,349)
Income tax benefit	72	28	—
Loss from continuing operations	(2,111)	(1,345)	(1,349)
Loss from discontinued operations, net of income tax-benefit of $-, $-, and $2,509	(469)	(2,860)	(11,001)
Gain on sale of discontinued operations, net of income tax benefit of $-, $-, and $-	1,520	—	—
Net loss	$(1,060)	$(4,205)	$(12,350)

Earnings per share:
Basic and diluted –
Loss from continuing operations	$(0.08)	$(0.06)	$(0.10)
Loss from discontinued operations	(0.02)	(0.13)	(0.83)
Gain on sale of discontinued operations	0.06	—	—
Net loss	$(0.04)	$(0.19)	$(0.93)

Basic and diluted weighted average number of shares outstanding	27,673,563	22,351,924	13,324,217

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share and per share data)

			Additional				Total
	Common Stock		Paid-In	Accumulated	Treasury Stock		Stockholders’
	Shares	Amount	Capital	Deficit	Shares	Amount	Equity

Balance, January 1, 2003	13,754,112	$138	$80,450	$(63,391)	644,600	$(500)	$16,697
Issuance of Common Stock, net of costs	322,501	3	59	—	—	—	62
Change in terms of stock options granted	—	—	74	—	—	—	74
Net loss	—	—	—	(12,350)	—	—	(12,350)
Balance, December 31, 2003	14,076,613	141	80,583	(75,741)	644,600	(500)	4,483
Issuance of Common Stock in connection with purchase of business	10,679,608	107	1,708	—	—	—	1,815
Issuance of Warrants in connection with purchase of business	—	—	676	—	—	—	676
Cost of registering and issuing securities in connection with purchase of business	—	—	(195)	—	—	—	(195)
Issuance of Common Stock in connection with director compensation	228,571	2	29	—	—	—	31
Net loss	—	—	—	(4,205)	—	—	(4,205)
Balance, December 31, 2004	24,984,792	250	82,801	(79,946)	644,600	(500)	2,605
Issuance of Common Stock in connection with private placement	3,550,000	35	168	—	—	—	203
Issuance of Warrants in connection with private placement	—	—	217	—	—	—	217
Cost of registering and issuing securities in connection with private placement	—	—	(57)	—	—	—	(57)
Issuance of Common Stock from treasury stock	—	—	(387)	—	(500,000)	387	—
Issuance of Common Stock in connection with acquisition of business	202,667	3	27	—	—	—	30
Issuance of Common Stock in connection with director compensation	130,770	1	16	—	—	—	17
Net loss	—	—	—	(1,060)	—	—	(1,060)
Balance, December 31, 2005	28,868,229	$289	$82,785	$(81,006)	144,600	$(113)	$1,955

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except share and per share data)

	For the Year Ended December 31,
	2005	2004	2003

Cash flows from operating activities:
Net loss	$(1,060)	$(4,205)	$(12,350)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	117	121	176
Impairment of long-lived assets	—	—	177
Gain on sale of discontinued operations	(1,520)	—	—
Amortization of identifiable intangible assets	141	118	—
Restricted shares issued in connection with director compensation	17	31	—
Compensation expense resulting from change in terms of stock options	—	—	74
Gain on sale of investment in common stock	(141)	—	—
Gain from lease termination	(149)	—	—
Adjustment to valuation allowance for note receivable from stockholder	—	(100)	—
Equity loss from investment in alliance partner	—	—	335
Unrealized loss on investment in marketable security	—	—	1,273
Provision for doubtful accounts	(6)	(2)	164
Loss on abandonment of leasehold improvements	62
Loss on forgiveness of note receivable from acquirer of a previously sold business	—	—	303
Changes in current assets and liabilities:
Accounts receivable	195	768	989
Prepaid expenses and other current assets	160	143	(82)
Accounts payable and accrued liabilities	314	(1,617)	(2,371)
Deferred revenue	(596)	(129)	464
Income taxes, net	(65)	69	(2,437)
Other assets	57	13	69
Net cash used in operating activities	(2,474)	(4,790)	(13,216)

Cash flows from investing activities:
Payments received on note from acquirer of previously sold business	—	200	1,080
Repayment of note receivable from stockholder	—	100	—
Purchases of property and equipment	(97)	(258)	—
Proceeds on sale of discontinued operations, net of selling expenses of $732, $-, and $-	1,568	—	—
Proceeds from lease termination	149	—	—
Proceeds on sale of investment in common stock	141	—	—
Investment in marketable security	—	—	—
Cash paid for purchase of business	(66)	(605)	(191)
Dividend received from marketable security	—	—	270
Net cash provided by (used in) investing activities	1,695	(563)	1,159

Cash flows from financing activities:
Secured borrowings	(99)	386	—
Cost of issuing of common stock and warrants	(57)	(195)	—
Net proceeds from issuance of common stock	420	—	62
Net cash provided by financing activities	264	191	62

Net decrease in cash and cash equivalents	(515)	(5,162)	(11,995)
Cash and cash equivalents at beginning of period	526	5,688	17,683
Cash and cash equivalents at end of period	$11	$526	$5,688

See accompanying notes to the consolidated financial statements.

	For the Year Ended December 31,
	2005	2004	2003
Supplemental disclosures of cash flow information:
Interest paid	$41	$9	$36
Income taxes paid	$—	$4	$2
Income taxes refunded	$3	$14	$53
Significant non-cash financing and investing activities:
Repayment of officer notes receivable with severance and bonus compensation	$—	$364	$1,080
Revaluation of note receivable from stockholder	$—	$404	$—
Deferred acquisition costs	$—	$175	$—
Issuance of common stock from treasury stock	$387	$—	$—

Detail of acquisition:
Cash	$—	$(36)	$—
Accounts receivable	—	(50)	—
Prepaid expenses and other current assets	—	(2)	—
Property and equipment	—	(3)	—
Other assets	—	(5)	—
Goodwill	—	(2,592)	—
Other intangibles	(136)	(866)	—
Accounts payable	10	106	—
Accrued compensation	—	50	—
Other accrued liabilities	—	91	—
Common stock issued to sellers of an acquired business	30	1,815	—
Future cash payment payable	30	—	—
Warrants issued to sellers of an acquired business	—	676	—
Cash paid in 2003	—	175	—
Cash paid in current period	(66)	(641)	—
Cash acquired in acquisition	—	36	—
Cash used for purchase of business	$(66)	$(605)	$—

See accompanying notes to consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

Note 1 –Summary of Significant Accounting Policies and Practices

Description of Business

On December 8, 2005, Watchit Media, Inc. (OTCBB-WMDA) changed the company’s ticker symbol to WMDA from CGZT. The change in the company’s ticker symbol reflects its change in identity from Cotelligent, Inc to Watchit Media, Inc. The company is in the process of transitioning all aspects of its former brand, name and identity to Watchit Media, Inc.

Watchit Media, Inc. (“Watchit Media” or the “Company”), a Delaware corporation, provides narrowcasting services which include digital technologies and production services for video content, distribution, scripting and playback on digital display channels.

In 2004, the Company was organized into two reportable segments, IT services and narrowcasting (which became effective with the acquisition of OnSite Media, Inc. on March 2, 2004). Prior to December 31, 2004, the Company entered into a plan to divest its IT services segment. The divestiture was completed on July 15, 2005. Accordingly, the accompanying consolidated financial statements and related footnotes have been prepared to present as discontinued operations the Company’s IT services segment for all periods presented.

These financial statements include the accounts of Watchit Media, Inc. and its subsidiaries. The results of OnSite Media, Inc. have been included in the Company’s results from its acquisition date.

Liquidity

The Company has had operating losses and negative operating cash flows for the past several fiscal periods. This has been due to declining demand for IT services and solutions and investments the Company has made its new narrowcasting business. As a result, the Company is exposed to certain risks which include the availability of financing, the retention of and dependence on key individuals, the effects of intense competition, the ability to develop and successfully market new product and service offerings, and the ability to streamline operations and increase revenues. While the Company is now focused on executing a growth strategy in the narrowcasting market, there can be no assurance the Company will be profitable in the future.

During the past and in 2005, management has taken action in response to the continued softness in IT services in order to preserve cash, including but not limited to significant reductions in headcount, outsourcing certain administrative functions, changing benefit plan insurance carriers, relocating the headquarters resulting in lower lease obligations, acquiring a business in an industry with more near term growth prospects than IT services, securing a line of credit agreement against its accounts receivable and announcing the plan to divesting its IT services segment. On February 1, 2005, the Company entered into a Stock and Warrant Purchase Agreement with certain accredited investors pursuant to which the Company sold common stock and warrants resulting in a cash infusion to the Company. In addition, on April 1, 2005 the Company signed a definitive agreement with FastTrack, LLC, an affiliate of Beverly Hills, California private equity firm Skyview Capital, LLC for the sale of its remaining IT services business. Management has carefully forecasted its results of operations and financial position through December 31, 2006, and with has determined that the remaining cash on hand, together with cash available from the line of credit, proceeds from the sales of Common Stock to accredited investors, and proceeds from the sale of the IT services segment, will provide adequate cash to fund its anticipated working capital needs. In the event circumstances arise that are not factored into the forecast, management will take further action to streamline operations and to continue looking for financing alternatives.

Basis of Presentation

The accompanying consolidated financial statements and related notes to the consolidated financial statements include the accounts and results of Watchit Media, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles.

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the period. Significant items subject to estimation include the allowance for doubtful accounts, revenue recognition, restructuring liabilities, impairment charges and income taxes.

Cash Equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience. The Company reviews its allowance for doubtful accounts monthly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. All other balances are reviewed on a pooled basis. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable, cash and cash equivalents. The Company’s cash and cash equivalent credit risk is managed by investing its cash in highly liquid debt instruments. Receivables arising from services provided to clients are not collateralized and accordingly, the Company performs ongoing credit evaluations of its clients to reduce the risk of loss and provides an allowance for potentially uncollectible accounts. In addition, the Company has a high concentration of its revenues and accounts receivable in a few clients.

At December 31, 2005, the first, second, third, and fourth largest customer receivable balances were 20%, 19%, 10% and 18%, respectively. These four receivable balances were the only accounts that exceeded 10% of total receivables. For the year ended December 31, 2005, the first, second, and third largest clients comprised 25%, 16%, and 13% of revenues. These three clients were the only clients that exceeded 10% of total revenues.

At December 31, 2004, accounts receivable comprise balances due from both discontinued and continuing operations as accounts receivable are collateralized against a line of credit obligation of the continuing operation. The first and second largest customer receivable balances were 45% and 26% of total receivables, respectively, both of which related to the discontinued operations. These two receivable balances were the only accounts that exceeded 10% of total receivables.

At December 31, 2004, the first, second and third receivable balances of the continuing operations accounts receivable were 16%, 12% and 11%, respectively and represented 39% of total continuing operations receivables. For the year ended December 31, 2004, no individual client comprised more than 7% of total revenues on a continuing operations basis.

Deferred Acquisition Costs

The Company defers costs associated with potential acquisitions which typically include outside service costs (such as legal and accounting) directly attributable to a target acquisition and classifies such amounts in other current assets. When a target acquisition is acquired, the associated deferred acquisition costs are included in the purchase price of the acquisition. At the time the Company determines a potential acquisition will not be acquired, the associated deferred transaction costs are charged to selling, general and administrative expenses.

Software Development Costs

Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs are capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased or otherwise Marketed.”  Because the Company believes that its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no software development has been capitalized as of December 31, 2005 and 2004.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the respective assets on a straight-line basis. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the respective assets.

Investments

Investments in other businesses where ownership is less than 20% are accounted for using the cost basis of accounting. Investments where ownership is between 20% and 50%, and where the Company has the ability to exercise significant influence, are accounted for using the equity method of accounting.

Investments in other businesses that meet the definition of a debt security under the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities” are classified as trading securities and reported at fair value, with unrealized gains and losses recorded in other income (expense) in the consolidated statements of operations.

Long-Lived Assets

The Company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  Prior to the adoption of SFAS No 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, “Accounting for Impairment of Long-Lived Assets and for the Long-Lived Assets to Be Disposed Of.”  In accordance with SFAS No. 144, long-lived assets to be held are reviewed for events or changes in circumstances, which indicate that their carrying value may not be recoverable. The Company periodically reviews the carrying amount of long-lived assets to determine whether or not impairment to such amount has occurred.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, marketable securities, refundable income taxes, short-term accounts receivable, accounts payable, accrued liabilities and income taxes payable for which current carrying amounts are equal to or approximate fair market value. The carrying value of secured borrowings approximates fair value, as interest is tied to or approximates market rates.

Revenue Recognition

The Company recognizes revenue for production services for video content, distribution, scripting and playback on digital display video channels and networks on a time and materials basis, when services are provided. Revenue pursuant to fixed-fee contracts are generally recognized as services are rendered on the percentage-of-completion method of accounting based on hours incurred to total estimated labor hours to complete. Revenue for maintenance, support and contract services on software products it licensed is recognized as the Company performs the services. Revenues earned for software license sales and service contracts are recorded based on the provisions of AICPA SOP 97-2, “Software Revenue Recognition,” as amended, which shares the basic criteria described above. For each element in a software arrangement (e.g. license, maintenance, and services), the amount of revenue recognized is based upon vendor specific objective evidence of fair value using the residual method. Revenues include reimbursable expenses charged to and collected from clients.

Cost of Revenues

Cost of revenues consists primarily of compensation and benefits of the Company’s employees engaged in the delivery of narrowcasting services.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Provision is made in the Company’s consolidated financial statements for current income taxes payable and deferred income taxes arising primarily from net operating loss carry-forwards and temporary differences. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records a valuation allowance to reduce deferred tax assets, when realization may not be likely.

Repurchase of Common Stock

The Company records the repurchase of Common Stock as a reduction of stockholders’ equity at cost. When shares of common stock are reissued, the Company uses a first-in, first-out method.

Stock-Based Compensation

The Company has adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” as amended. As permitted by the provisions of SFAS No. 123, the Company continues to apply the provision of APB Opinion 25 and related interpretations in accounting for its employee stock option plans.

Accordingly, the Company measures compensation expense for its employee stock-based compensation awards using the intrinsic value method and provides pro forma disclosures of net income (loss) and earnings (loss) per share as if the fair value method had been applied. Therefore, compensation cost for employee’s stock awards is measured as the excess, if any, of the fair value of our common stock at the grant date or re-measurement date over the amount an employee must pay to acquire the stock and is amortized over the related service periods using the straight-line method. Compensation expense previously recorded for unvested employee stock-based compensation awards that are forfeited upon employee termination is reversed in the period of forfeiture.

The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing (“Black-Scholes”) model with the following weighted average assumptions for the years ended December 31, 2005, 2004 and 2003, respectively: (1) risk-free interest rates of 4.38%, 2.59% and 1.94%, (2) a dividend yield of 0%, (3) volatility factors of the expected market price of the Company’s common stock of 155.0%, 143.5%, and 186%, and (4) a weighted average expected life of 0.75, 1.59 and 3.25 years. The weighted average fair values of options granted during the years ended December 31, 2005, 2004 and 2003 were $0.13, $0.17 and

$0.24 per share, respectively. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restriction and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected volatility of the Company’s Common Stock. For purposes of pro forma disclosure, the estimated fair value of options is amortized to expense over the options’ vesting period. If the Company had elected to recognize compensation expense for options granted during the years ended December 31, 2005, 2004 and 2003, based on the fair value as described in SFAS No. 123, net loss and earnings per share would have been changed to the pro forma amounts indicated below.

	For the Year Ended December 31,
	2005	2004	2003

Net loss as reported	$(1,060)	$(4,205)	$(12,350)
Add: Stock-based employee compensation expense included in net loss, net of tax	—	—	74
Deduct: total Stock-based employee compensation expense determined under fair value based method for all awards, net of tax	93	230	243
Pro forma net loss	$(1,153)	$(4,435)	$(12,519)

Loss per share, as reported:
Basic and diluted	$(0.04)	$(0.19)	$(0.93)

Pro forma loss per share:
Basic and diluted	$(0.04)	$(0.20)	$(0.94)

Earnings (Loss) Per Share

Basic earnings (loss) per share are calculated by dividing net income by the weighted average number of shares of Common Stock outstanding during the period. Diluted earnings per share include the impact of Common Stock options outstanding, when dilutive.

Discontinued Operations

Discontinued operations consist of the Company’s IT services business. The Company entered into a plan to divest of these operations prior to December 31, 2004 and the divestiture was completed in 2005. The operating results of these operations for all periods presented have been reflected in the accompanying consolidated financial statements as income (loss) from discontinued operations for all periods presented.

Restructuring Charges

In June 2002, FASB Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” was issued. Statement No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94 -3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.”  The provisions of Statement 146 were effective for exit or disposal activities initiated after December 31, 2002, with earlier application encouraged.

Comprehensive Loss

The Company has adopted the provisions of SFAS No. 130, “Comprehensive Income.”  SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components for general purpose financial statements. For all periods presented, there were no differences between net loss and comprehensive loss.

Reclassifications

Certain balances in the prior year consolidated financial statements have been reclassified for comparative purposes to conform to the presentation in the current year financial statements.

Note 2 – Acquisition

Purchase of OnSite Media, Inc.

Cotelligent acquired OnSite Media, Inc, a Nevada corporation, on March 2, 2004. In the acquisition, OnSite was merged with and into Watchit Media USA, Inc. then a wholly owned subsidiary of the Company. OnSite was a ten year old company that developed enabling digital technologies and production services aimed at providing complete solutions for video content creation, distribution, scripting and playback for companies with digital display channels and networks. OnSite historically provided this software and service offerings to the hospitality and gambling industries. This is called narrowcasting.

Narrowcasting technology presents dynamic, compelling motion media that influences the actions of captive audiences. Promotional messages for hotel in-room channels, presenting commercial messages to casino entertainment facilities and outdoor signage had been the primary business of OnSite. In addition, OnSite developed a unique Internet media creation software application which we believe will give the newly formed Watchit a competitive advantage. the Company intends to leverage its marketing expertise, resources and infrastructure to enhance Watchit’s current services, launch new proprietary television programs, add greater value to current client relationships, add clients in the hospitality market, and expand to new markets.

The Company believes the convergence of Internet, wireless and video media will soon become a major part of the technology landscape. We believe the Watchit Media’s infrastructure, experience in developing wireless and Internet business applications and its system integration expertise are an excellent fit with the rapidly evolving narrowcasting market.

The aggregate consideration paid for the acquisition was $3,307 (10,679,608 shares of the Company’s Common Stock issued at fair value of $1,815 and based on the average closing price of the Company’s common stock for a few days prior to and after the signing of the definitive agreement and related public announcement to purchase the business on November 25, 2003, warrants to purchase 5,339,803 shares of the Company’s common stock value using the Black-Sholes with the following assumptions: (1) risk-free interest rate of 1.95%, (2) a dividend yield of 0%, (3) volatility factor of the expected market price of the Company’s Common Stock of 175%, and (4) a weighted average expected life of 2 years, that resulted in a valuation of $676, cash consideration of $510 and transaction costs of $501). Transaction costs of $501 include $195 paid for registration of securities in connection with the acquisition which were netted against the issuance of the shares. Liabilities assumed were approximately $247, and tangible assets acquired were approximately $96. The Company recognized total intangible assets of $3,458 resulting from the acquisition.

The Company has obtained an independent valuation for the aggregate consideration paid for the acquisition as follows:

Total liabilities assumed	$(247)
Total tangible assets acquired	96
Identifiable intangible assets:
Software	73
Customer contracts	98
Archived content video library	695
Goodwill	2,592
Total aggregate consideration paid	$3,307

Immediately following the close of the transaction, with the issuance of 10,679,608 shares of the Company’s common stock, the former OnSite stockholders owned 43% of the total shares of the Company’s common stock then outstanding.

The results of the acquired business were included in the Company’s results of operations from its acquisition date, March 2, 2004.

In accordance with SFAS No. 141, “Business Combinations,” the following unaudited pro forma information for the years ended December 31, 2004 and 2003, gives effect to the acquisition of OnSite Media, Inc., as if the acquisition was completed as of the beginning of the periods reported below. During 2005 the operation of Onsite Media, Inc. represented the entire revenue of Watchit Media, Inc.

	(Unaudited)
	Year Ended December 31,
	2004	2003
Pro forma revenues	$1,101	$1,110
Pro forma loss from continuing operations before income tax benefit	$(1,244)	$(1,531)

Pro forma loss from continuing operations	$(1,219)	$(1,531)

Pro forma loss per share:
Basic and diluted	$(0.04)	$(0.06)

California Visitors Network

Pursuant to an Asset Purchase Agreement dated September 15, 2005, between the Company and California Visitors Network, the aggregate consideration paid to California Visitors Network was $126 (202,667 shares of the Company’s Common Stock issued at fair value of $30, based on the average closing price of the Company’s common stock on a few days prior to and after the signing of the Asset Purchase Agreement and cash considerations of $66 and future cash payments payable of $30). Liabilities assumed were $10.

The Company has accounted for the aggregate consideration paid for the acquisition as follows:

Liabilities assumed	$(10)
Goodwill	136
Total aggregate consideration paid	$126

The changes in carrying amounts of goodwill and other intangibles for the year ended December 31, 2005 and 2004 were as follows.

	Goodwill	Other Intangibles
Balance, January 1, 2004	$—	$—
Acquired in 2004	2,592	866
Amortization expense	—	(118)
Balance, December 31, 2004	2,592	748
Acquired in 2005	136	—
Amortization expense	—	(141)
Balance, December 31, 2005	$2,728	607

The Company has ascribed useful lives to the identifiable intangible assets that range from 2 to 20 years. In the year ended December 31, 2005 and 2004 the Company recorded amortization on the identifiable intangible assets of $141 and $118, respectively.

Note 3 – Allowance for Doubtful Accounts

On a continuing operations basis, the Company commenced recognition of revenue subsequent to the acquisition of OnSite Media, Inc., March 2, 2004. In addition, during the fourth quarter of 2004, the Company entered into a line of credit secured against the accounts receivable of both the discontinued and continuing operations, effectively restoring the allowance for doubtful accounts related to the discontinued operation.

Balance, January 1, 2003	$—
Provision for doubtful accounts	—
Recoveries	—
Write-offs	—
Balance, December 31, 2003	—
Provision for doubtful accounts	(7)
Reclassification of allowance from discontinued operations	67
Recoveries	—
Write-offs	—
Balance, December 31, 2004	60
Provision for doubtful accounts	—
Recoveries	—
Write-offs	(6)
Balance, December 31, 2005	$54

Note 4 – Property and Equipment

Property and equipment was comprised of the following.

	Useful Lives	December 31,	December 31,
	(In Years)	2005	2004
Computer software and office equipment	3 to 5	$217	$137
Furniture and fixtures	5	53	50
Leasehold improvements	2	14	111
Property and equipment		284	298
Less accumulated depreciation and amortization		(107)	(39)
Property and equipment, net of accumulated depreciation and amortization		$177	$259

Depreciation and amortization expense included in selling, general and administrative expense, for the years ends December 31, 2005, 2004 and 2003, was $117, $39 and $-, respectively.

Note 5 – Investments

Investment in White Horse Interactive

On July 18, 2000, the Company paid $2,000 to acquire a 35% ownership interest in White Horse Interactive, an integrated media agency, which resulted in a difference between the cost of the investment and the amount of underlying equity in net assets totaling $1,300. The Company uses the equity method of accounting for this investment and recorded an equity loss of $-, $-, and $335 for the years ended December 31, 2005, 2004 and 2003, respectively.

During 2004, White Horse Interactive defaulted on a note payable to the predecessor owners of the business. The predecessor owners exercised their right to a return of the stock in the sole operating subsidiary of White Horse Interactive, which left the Company with an investment in a non-operating business. At December 31, 2004, the net book value of the investment was zero.

Bluebook International Holding Company, Inc.

On August 19, 2002, the Company acquired 3,055,540 shares of Series C Convertible Redeemable Preferred Stock (“Series C”) of Bluebook International Holding Company, Inc. (“Bluebook”), representing an approximately 9% ownership interest (assuming conversion of all outstanding preferred stock) in exchange for $1,000 in cash, conversion of a $500 bridge loan from the Company to Bluebook, advanced earlier in the third quarter of 2002. In accordance with the purchase and development agreement, management of the Company expected the Company to be a preferred provider of implementation services for Bluebook’s future software products.

Under the Series C purchase and development agreement, the Company contributed additional services and funded an additional $1,500 in cash, due upon Bluebook’s first sale of certain software associated with the purchase and development agreement in the fourth quarter of 2002. Upon payment of the additional $1,500 and delivery of the remaining services, the Company received an additional 2,261,164 shares of Series C, which increased the Company’s ownership interest in Bluebook to 15% (assuming conversion of all outstanding preferred stock, and assuming no further stock issuances on behalf of Bluebook).

The value of the Series C was initially recorded at $3,000, the amount of cash paid to Bluebook. The cost of the contributed services was recorded as research and development costs in the accompanying consolidated statements of operations.

Under the certificate of designation of the Series C stock, Bluebook is required, at the Company’s option, to either convert the Series C shares to common stock at any time or redeem the Series C shares for cash beginning four years and up through six years after the date of initial issuance.

The Series C meets the definition of a debt security under the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.”  In accordance with SFAS No. 115, the Company classified the Series C as a trading security and consequently reports the investment at fair value, with unrealized gains and losses recorded in other income (expense) in the consolidated statements of operations. Accordingly, the investment was reduced by $1,457 during the year ended December 31, 2002 and $1,273 during the year ended December 31, 2003 due to the decrease in fair value since the acquisition date.

During the year ended December 31, 2003, the Company provided software development services to Bluebook for which no revenue was recognized. Payments of $270 were received from Bluebook for the delivery of such services during the year ended December 31, 2003 which were applied against and further reduced the carrying value of the investment. Costs of $230 associated with software development services during the year ended December 31, 2003 were recognized as research and development expense. At December 31, 2003, the book value of the investment in Bluebook was zero as a result of recognizing the decrease in fair value of the investment and the partial return of the investment.

During the year ended December 31, 2004, the Company converted the Series C stock to common stock, which included trading restrictions in line with the Series C purchase agreement. In 2004, Bluebook reverse split its common stock on a twenty to one basis, resulting in the Company owning 265,835 shares of Bluebook common stock. At December 31, 2004, the book value of the investment in Bluebook was zero. Subsequent to December 31, 2004, the trading restriction on the Bluebook common stock was removed.

The shares in Bluebook International Holding Company, Inc. were sold during the year ended December 31, 2005 and the company recognized a gain on sale of $141.

Note 6 –Secured Borrowings

On October 8, 2004, the Company entered into a Contract of Sale Security Agreement, (as amended, the “Agreement”) with CAPCO Financial Company, a division of Greater Bay Bank N.A. (the “Lender”). Under the Agreement, the Company has agreed to sell to the Lender all of its accounts receivable existing as of the date of the Agreement or thereafter created during the term of the Agreement at a discount below face value. The Lender has reserved the sum of $1,000 for the purchase of the Company’s accounts receivable and these funds are available daily at the Company’s option, subject to the restriction that the maximum amount available to the Company may not exceed 80% of the accounts receivable that meet the Lender’s eligibility requirements. In addition, the Lender has full recourse against the Company. Funds advanced by the Lender to the Company under the Agreement are subject to a daily fee equal to the Lender’s prime rate plus 4%, 11.25% at December 31, 2005. The Company has granted the Lender a first priority security interest in all accounts, contract rights, chattel paper, documents, instruments and related general intangibles now owned or hereafter acquired and the proceeds thereof. Transactions under the Agreement are being accounted for as secured borrowings rather than a sale of assets pursuant to SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. At December 31, 2005, the Company had $287 outstanding out of a total of $414 available for borrowing based on eligible accounts receivable at that time.

The Agreement has an initial term of one year and was renewed until October, 2006. The Agreement includes customary covenants regarding events of default. Upon an event of default, the Lender may, among other things, declare any amounts outstanding under the Agreement immediately due and payable. At December 31, 2005, the Company was in compliance with the customary covenants.

Interest expense for the years ended December 31, 2005 and 2004 was $41 and $8, respectively

Note 7 – Other Accrued Liabilities

	December 31, 2005	December 31, 2004
Future cash payments payable	$30	$—
Legal accrual	18	—
Audit fee accrual	88	75
Other accrued liabilities	107	123
Total other current liabilities	$243	$198

Note 8 – Restructuring Expense

September 2001

In September 2001, as part of the Company’s efforts to streamline its operations commensurate with its revenue base, the Company identified additional opportunities to reduce its cost structure. Accordingly, the Company adopted an exit plan which resulted in a restructuring charge of $2,436 during the year ended December 31, 2001. The September 2001 plan included provisions for severance of approximately 145 management and operating staff ($1,034) as well as closure costs associated with a plan to consolidate or dispose of certain locations ($1,402). The September 2001 plan did not meet the requirements of the EITF 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”, and Staff Accounting Bulletin No. 100, “Restructuring and Impairment Charges”, in order to accrue costs as of a commitment date. Therefore, the September 2001 plan costs that did not provide a future benefit were charged to operations when due and payable.

October 2002

In the fourth quarter of 2002, the Company developed a new approach to marketing and delivering its service offerings and consequently, created a plan to reorganize and streamline the organization responsible for the delivery of the client services. This reorganization resulted in a headcount reduction of 27 people. Accordingly, the Company recognized $691 of termination benefits paid during the fourth quarter as a restructuring charge. At December 31, 2002, there was no remaining liability related to this restructuring program.

August 2003

In August 2003, as part of the Company’s efforts to streamline its operations commensurate with its revenue base, the Company identified opportunities to reduce its cost structure by reducing headcount. The Company terminated approximately 33 management and operating staff between August 2003 and December 2003 and recorded a restructuring charge related to the severance and extended medical coverage (“COBRA”) benefits provided to the terminated employees of $2,531. The Company paid all severance benefits prior to December 31, 2003. A former officer of the Company terminated as part of the restructuring plan, used severance benefits to re-pay $618 of notes receivable and accrued interest due the Company.

October 2004

In October of 2004, as part of the Company’s efforts to streamline its operations commensurate with its revenue base, the Company identified additional opportunities to reduce its cost structure and decided to close its software development operation in southern

California. Accordingly, the Company adopted an exit plan which resulted in a reduction of approximately 14 management and operating staff ($93) as well as closure costs associated with a plan to dispose of the southern California location ($24). The Company accounted for the plan in line with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”,

The following table provides a reconciliation of the beginning and ending liability balances for each of the years in the three-year period ended December 31, 2005.

	September 2001	August 2003	October 2004
	Facility Closure	Severance & Benefits	Severance	Facilities Closure	Total
Balance, January 1, 2003	$922	$—	$—	$—	$922
Restructuring charge	—	2,531	—	—	2,531
Severance payment withheld and applied to note receivable from officer	—	(618)	—	—	(618)
Spending	(123)	(1,864)	—	—	(1,987)
Adjustments	(39)	—	—	—	(39)
Balance, December 31, 2003	760	49	—	—	809

Restructuring charge	—	—	93	24	117
Spending	(85)	(32)	(49)	—	(166)
Adjustments	(59)	(8)	—	—	(67)
Balance at December 31, 2004	616	9	44	24	693
Spending	(21)	(9)	(44)	(24)	(98)
Balance, December 31, 2005	$595	$—	$—	$—	$595

In June 2005, Advance at Branchburg, LLC (“Advance”) filed a lawsuit against the Company in the Superior Court of New Jersey, Law Division, Somerset County. The lawsuit arises out of a commercial lease agreement between Advance as landlord and Cotelligent as tenant. Specifically, Advance alleges that Cotelligent breached the lease agreement by failing to make base and additional rent payments for the months of March 2005 to the present. Advance seeks payment of all amounts allegedly due under the lease, including base rent, late charges, interest and attorneys’ fees and costs. Advance also seeks “loss of bargain” damages, consisting of all rent due through the end of the lease term, reduced to present value using an interest rate of 6% per annum. The lawsuit does not specify that specific amount of damages sought. Advance initially obtained an entry of default against the Company but the default was vacated in September 2005 by Advance’s consent. The Company then filed an answer to Advance’s complaint, along with a counterclaim for the return of its security deposit. At December 31, 2005, the Company has accrued $595 related to the lease obligation, which is classified as part of restructuring liabilities. The accrual covers obligations for base and additional rent and late charges, offset by estimated potential rent from the sublet of the facility. In addition, the Company maintains a $180 security deposit with Advance in connection with the lease, classified as part of other long term assets. At this time, we do not believe this matter will have a material impact on our consolidated financial position, results of operations or cash flows other than the amounts already recorded on our financial statements.

Note 9 — Income Taxes

All of the Company’s pre-tax losses are derived from operations in the United States. The income tax provision (benefit) from continuing operations consists of the following.

	2005	2004	2003
Current:
Federal	$(69)	$—	$—
State	(3)	(28)	—
Total current	(72)	(28)	—
Deferred:
Federal	—	—	—
State	—	—	—
Total deferred	—	—	—
Total income tax benefit	$(72)	$(28)	$—

Significant components of deferred tax assets and liabilities of the Company were as follows.

	December 31, 2005	December 31, 2004
Deferred tax assets:
Allowance for doubtful accounts	$20	$21
Capital loss carry-forward	2,924	—
Restructuring liabilities	220	250
Accrued vacation	57	86
Accrued liabilities	2	216
Net operating loss carry-forwards	16,806	14,953
Investments	—	2,565
Depreciation and amortization	175	521
Other	9	992
Valuation allowance	(20,213)	(19,604)
Net deferred taxes	$—	$—

The net change in the valuation allowance for the years ended December 31, 2005, 2004, and 2003 was an increase of $609, $970 and $5,512, respectively.

The Company has fully reserved for all net deferred tax assets, including net operating losses, due to management’s uncertainty of their realizability. The Company will continue to assess the adequacy of and need for the valuation allowance and to the extent it is determined that such allowance is no longer required; the tax benefit of the remaining net deferred tax assets will be recognized in the future.

At December 31, 2005, the Company had available federal and state net operating loss (NOL) carry-forwards of approximately $45,111 which expire in the 2019 through 2025 tax years. Under Section 382 of the Internal Revenue Code of 1986, as amended, the use of prior losses, including NOLs, is limited if a corporation undergoes an “ownership change.” The acquisition of OnSite Media, Inc., together with future issuances of equity interests by the Company or the exercise of outstanding warrants or options to purchase the Company’s common stock, may result in an ownership change that is large enough for this limitation to apply. If the limitation applies, the Company may be unable to use a material portion of its available NOL carry-forwards to reduce future taxable income.

In the first quarter of 2002, Congress approved the Job Creation and Worker Assistance Act of 2002 (the Act) allowing net operating losses for the Company’s fiscal tax year ending March 31, 2002 to be carried back five years. In accordance with SFAS No. 109, the effect of this change in tax law was reflected in the December 31, 2002 financial statements as changes in tax law are reflected in the period of enactment.

The income tax benefit of $2,509 for the year ended December 31, 2003 resulted from the reversal of an accrual for income tax contingencies of $2,549, offset by state tax payments of $40. During the annual assessment of the tax provision in the fourth quarter of 2003, the Company identified additional net operating losses, available for carryback to the tax years that gave rise to the contingencies, which became available in 2003 to mitigate the exposure.

The Company’s effective income tax rate for its continuing operations varied from the U.S. federal statutory tax rate as follows.

	For the Year Ended December 31,
	2005	2004	2003

U.S. federal statutory rate	(34.0)%	(34.0)%	(34.0)%
State income taxes, net of federal benefit	(0.1)	(4.2)	(3.1)
Non-deductible items	2.9	1.9	—
Change in valuation allowance	25.1	48.8	37.1
Other	2.8	(14.6)	—
Effective tax rate	(3.3)%	(2.1)%	0.0%

Note 10 – Discontinued Operations

Prior to December 31, 2004, the Company entered into a plan to divest its IT services segment. The following financial data reflects the total assets and total liabilities of the discontinued operations and summary of operating results for the years ended December 31, 2004, 2003 and 2002.

Assets and Liabilities of Discontinued Operations:

	December 31,	December 31,
	2005	2004
Assets
Prepaid expenses and other current assets	$—	$160
Total current assets of discontinued operations held for sale	—	160
Property and equipment, net of accumulated depreciation of $— and $156	—	170
Total assets of discontinued operations held for sale	$—	$330

Liabilities
Accounts payable	$—	$36
Accrued compensation	—	262
Deferred revenue	—	600
Total current liabilities of discontinued operations	—	898
Net liabilities of discontinued operations held for sale	$—	$568

Summary of Operating Loss from Discontinued Operations:

	For the Year Ended December 31,
	2005	2004	2003
Revenues	$2,662	$6,684	$9,936
Cost of revenues	1,056	3,582	6,543
Gross profit	1,606	3,102	3,393
Research and development costs	—	—	619
Selling, general and administrative expenses	2,075	5,912	13,682
Impairment of long-lived assets	—	—	177
Restructuring charge	—	117	2,531
Operating loss	(469)	(2,927)	(13,616)
Total other income	—	67	106
Loss from discontinued operations before income tax benefit	(469)	(2,860)	(13,510)
Income tax benefit	—	—	2,509
Net loss from discontinued operations	(469)	(2,860)	(11,001)
Gain on sale of discontinuing operations	1,520	—	—
Income (loss) from discontinuing operations	$1,051	$(2,860)	$(11,001)

Summary of Gain on Sale of Discontinued Operations:

Year Ended December 31, 2005
Prepaid expenses and other	$41
Property and equipment, net	170
Accrued compensation	(163)
Net book value of assets and liabilities sold	48
Proceeds on sale of discontinued operations, net of selling expenses of $732	1,568
Gain on sale of discontinued operations	$1,520

Note 11– Lease Commitments

The Company leases various office spaces and certain equipment under noncancellable lease agreements which expire at various dates. Future minimum rental payments under such leases at December 31, 2005 for the Company’s continuing operations are as follows.

Operating Leases
2006	$945
2007	151
Total minimum lease payments	1,096
Less: Sublease payments	(37)
Net minimum lease payments	$1,059

Rental expense under these leases for the years ended December 31, 2005, 2004 and 2003, was $211, $175 and $ -, respectively. The net minimum lease payments at December 31, 2005 include lease obligations, net of projected sublease income, that were previously accrued in restructuring liabilities.

During the year ended December 31, 2005, the landlord paid the Company $149 and in exchange for the Company cancelling their existing lease and moving out of the office space. This amount is recorded as other income in the consolidated statement of operations.

Note 12 – Employee Benefit Plans

Long-term Incentive Plan

The Company maintains the 1998 Long-Term Incentive Plan (the “1998 Plan”) and the 2000 Long-Term Incentive Plan (the “2000 Plan”). The 1998 Plan was adopted as a replacement to the Company’s 1995 Long-Term Incentive Plan (the “1995 Plan”). No further awards may be granted under the 1995 Plan, although awards granted prior to the adoption of the 1998 Plan remain outstanding under the 1995 Plan in accordance with their terms. The 2000 Plan is similar to the 1998 Plan, except that (i) awards under the 2000 Plan are to be made primarily to employees who are not officers or directors, (ii) the 2000 Plan does not contain a limit as to the number of shares that may be subject to outstanding awards granted either individually or in the aggregate (whereas the 1998 Plan contains 750,000 per individual annual limit, and aggregate limit of 18% of total outstanding shares), and (iii) incentive stock options (ISOs) cannot be granted under the 2000 Plan. Of the non-qualified options granted to date, a majority are generally exercisable beginning one year from the date of the grant in cumulative yearly amounts of 25% to 33% of the shares under option and all expire ten years from the date of the grant. Under the provisions of the plans, stock-based awards are granted at terms and prices determined by the Compensation Committee of the Board of Directors as defined in each plan, except for grants of 10,000 stock options or less, which are administered by the Chief Executive Officer of the Company.

A summary of option transactions is described in the table below. All options granted in the periods below are non-qualified and were granted with exercise prices no less than the fair market value of the underlying stock on the date of the grant.

	Number of Shares	Weighted Average Exercise Price
Outstanding at January 31, 2003	4,355,925	$0.33
Granted	256,050	$0.27
Exercised	(322,501)	$0.19
Cancelled	(1,781,160)	$0.35
Outstanding at December 31, 2003	2,508,314	$0.32
Granted	1,859,166	$0.17
Cancelled	(967,801)	$0.25
Outstanding at December 31, 2004	3,399,679	$0.26
Granted	2,964,500	$0.13
Cancelled	(944,369)	$0.36
Outstanding at December 31, 2005	5,419,810	$0.19

The following table summarizes information concerning outstanding and exercisable options at December 31, 2005.

Range of Exercise Price	Number of Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price
$0.10-$0.25	5,348,710	8.13	$0.15	4,791,994	$0.15
$0.26-$4.94	69,600	5.20	$2.24	69,600	$2.24
$4.95-$17.81	1,500	2.46	$17.81	1,500	$17.81
$0.10-$17.81	5,419,810	8.09	$0.18	4,863,094	$0.19

Exercisable options at December 31, 2005, 2004 and 2003 were 4,863,094, 2,304,046 and 1,993,078 and weighted average exercise prices of these options were $0.19, $0.29 and $0.33 respectively.

Employee Stock Purchase Plan

The Company’s Employee Stock Purchase Plan (the “ESPP”) allowed eligible employees to purchase shares of the Company’s Common Stock at a price equal to 85% of the lower of the closing market price on the first or last trading day of the ESPP’s quarter. A total of 950,000 shares of Common Stock have been reserved for issuance under the ESPP. During the years ended December 31, 2005, 2004, and 2003, employees did not purchase any shares of Common Stock.

On February 1, 2002, the Company terminated the Employee Stock Purchase Plan (ESPP) as the number of employees in the Company had decreased significantly over the prior two fiscal years, and the administrative costs of the plan were out of line with the remaining number of active participants.

401(k) Plan

The Company sponsors the Cotelligent, Inc. 401(k) Retirement Saving Plan (the “401(k) Plan”) for the benefit of all employees upon date of hire. The 401(k) Plan is funded by employee payroll deductions and a matching program whereby the Company contributes 25% of an employee’s first 4% of salary deferral to the 401(k) Plan. Matching contributions vest over a four-year period. During the years ended December 31, 2003 and 2002, the Company used forfeited matching funds available in the 401(k) trust account to fund current year matching obligations. The Company ceased the matching program on September 30, 2003, when forfeited matching funds were no longer available in the 401(k) trust account in order to streamline operating expenses going forward.

Leveraged Stock Purchase Plan

In 1999, the stockholders approved the Cotelligent, Inc. 1999 Leveraged Stock Purchase Plan (the “LSPP”) which authorized the purchase of shares of Common Stock by eligible employees who are selected by the Compensation Committee of the Board of Directors (the “Committee”) to participate in the LSPP on terms and conditions determined by the Committee.

On March 29, 2005, the Company’s Board of Directors decided to unwind the sale of shares of the Company’s Common Stock that were issued pursuant to a Stock Purchase Agreement entered into in connection with the LSPP, and which shares of Common Stock remained outstanding in 2004, on the basis that the receipt by the Company of a promissory note as the sole consideration for the shares of Common Stock acquired did not constitute the consideration required by Section 152 of the Delaware General Corporation Law for the shares of Common Stock to be validly issued, fully paid and nonassessable shares of Common Stock of the Company. Accordingly, the Company gave retroactive accounting treatment for the return of all Common Stock issued under the LSPP and cancellation of associated notes receivable to December 31, 2001. The net effect of this adjustment on total stockholders’ equity, which included an adjustment to the par value of common stock ($17), additional paid-in-capital ($6,176) and notes receivable from stockholders ($6,193), was zero.

Historically, the Company had treated awards under the Company’s LSPP for accounting purposes as variable awards because the Company could not determine the ultimate purchase price of the shares at the issuance date. For variable awards, the Company estimated total compensation cost for each period from the issuance date to the final measurement date based on the quoted market price of the Company’s stock at the end of each period. No compensation expense has been reported during the periods presented for the LSPP awards. Consequently, these shares were equivalent to stock options for purposes of calculating earnings (loss) per share.

Note 13 – Stockholders’ Equity

Preferred Stock

The Company has authorized 500,000 shares of one class of $0.01 par value Preferred Stock. The Board of Directors has authority, without further vote or action by stockholders, to issue the shares, fix the number of shares and change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (and whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), a redemption price or prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock. No Preferred Stock was outstanding at December 31, 2005 or 2004. The Company has no current plans to issue any shares of Preferred Stock.

Common Stock

The par value of Common Stock, balance at December 31, 2001, in the accompanying consolidated statements of stockholders’ equity was reduced by $17 to reflect retroactive accounting treatment for the return of all Common Stock issued under the LSPP and cancellation of associated notes receivable to December 31, 2001 (note 12).

The Company has authorized 100,000,000 shares of one class of $0.01 par value Common Stock. The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of the directors. At December 31, 2005 and 2004, there were 28,723,629 and 24,340,912 shares of Common Stock issued, respectively, after giving retroactive treatment for the return of 750,000 shares of Common Stock issued under the LSPP (notes 12 and 19). The Company repurchased 644,600 shares of its Common Stock during the year ended December 31, 2001 and reissued 500,000 of these shares during the year ended December 31, 2005; accordingly, at December 31, 2005 and 2004, there were 28,868,229 and 24,984,792 shares of common stock outstanding, respectively.

Warrants

During 2004, the Company issued warrants in connection with an acquisition. The following summarizes information concerning outstanding warrants at December 31, 2005.

Range of Exercise Price	Number of Warrants Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Warrants Exercisable	Weighted Average Exercise Price
$0.25	5,339,803	0.67	$0.25	5,339,803	$0.25
$0.30	3,550,000	2.19	$0.30	3,550,000	$0.30
$0.25-$0.30	8,889,803	1.28	$0.27	8,889,803	$0.27

Additional Paid-In-Capital

The additional paid-in-capital, balance at December 31, 2001, in the accompanying consolidated statements of stockholders’ equity was reduced by $6,176 to reflect retroactive accounting treatment for the return of all Common Stock issued under the LSPP and cancellation of associated notes receivable to December 31, 2001 (note 12).

Notes Receivable From Stockholders

Beginning in 1999, the Company reported notes receivable from stockholders that resulted from the sale of shares of Common Stock under the LSPP. The balance of these notes receivable, at December 31, 2001, was reduced by $6,176 to zero to reflect retroactive accounting treatment for the return of all Common Stock issued under the LSPP and cancellation of associated notes receivable (note 12).

Anti-takeover Provisions

The Company has a stockholder rights plan in effect (the “Rights Plan”). Under the terms of the Rights Plan, the holders of the Common Stock received one preferred share purchase right (each, a “Right”) as a dividend for each share of Common Stock held as of the close of business on September 24, 1997. Each Right entitles the holder to buy 1/10,000 of a share of Series A Junior Preferred Stock of the Company at an exercise price of $90.00. Further, each Right gives the holder the right to buy Common Stock of the Company having twice the value of the exercise price of the Rights if a person or group acquires beneficial ownership of 20% or more of the Common Stock or commences a tender or exchange offer that would result in such a person or group owning 20% or more of the Common Stock. In addition, the Board of Directors of the Company is empowered to issue up to 500,000 shares of Preferred Stock, and to determine the price, rights, preferences and privileges of such shares, without any further stockholder action.

The existence of the Rights Plan and this “blank check” preferred stock may have the effect of delaying, discouraging, inhibiting, preventing or rendering more difficult an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. In addition, this “blank check” preferred stock, or any issuance thereof, may have an adverse effect on the market price of the Common Stock. The Company’s Certificate of Incorporation provides for a “staggered” Board of Directors, which may also have the effect of inhibiting a change of control of the Company and may have an adverse effect on the market price of the Common Stock.

Note 14 – Earnings (Loss) Per Share

There were no reconciling items between the numerator and denominator used to compute basic and diluted loss per share for the periods presented in the consolidated statements of operations. Potentially dilutive stock options, after applying the treasury stock method, to purchase none, 40,085 and 689,026 shares of common stock were outstanding for the years ended December 31, 2005, 2004 and 2003, respectively, but were not included in EPS for those relevant periods because the Company reported a loss from continuing operations resulting in an antidilutive effect.

Note 15 – Commitments and Contingencies

Employment Agreements

The executive officers have entered into employment agreements with the Company which contain provisions for compensation upon termination without cause or changes in control. Pursuant to such employment agreements, each such officer is eligible to earn bonus compensation payable out of a bonus pool determined by the Board of Directors or its Compensation Committee. Bonuses will be determined by measuring, among other objective and subjective measures, such officer’s performance and the Company’s performance against targets.

Legal Matters

The Company is involved in various legal matters in the normal course of business. In the opinion of management, these matters are not anticipated to have a material adverse effect on the consolidated financial position or results of operations or cash flows of the Company.

Note 16 – Segment Information

Prior to March 2, 2004, the Company was organized into one reportable segment, IT services. Effective with the acquisition of OnSite Media, Inc. on March 2, 2004, the Company became organized into the following two reportable segments, to align internal management with current service offerings:

IT services. IT software and consulting services to businesses with complex IT operations in addition to maintenance, support and hosting on software products it has licensed.

Narrowcasting. Creative media development, private venue video programming, installation and integration of Internet protocol (IP) digital technology presenting video content, distribution, scripting and playback via Broadband to private video networks.

Prior to December 31, 2004, the Company committed to a plan to discontinue its IT services segment. Accordingly, these accompanying consolidated financial statements have been prepared on a discontinued operations basis effectively reporting the Narrowcasting segment as continuing operations (see accompanying consolidated statements of operations), and the IT services segment as discontinued operations (see Note 10 ).

Note 17 – Quarterly Financial Data (Unaudited)

The following is quarterly data for the periods presented on the consolidated statement of operations.

	For the Year Ended December 31, 2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$255	$609	$379	$601
Gross profit	$142	$377	$154	$365
Loss from continuing operations	$(303)	$(348)	$(774)	$(686)
Income (loss) from discontinued operations	$(672)	$(279)	$485	$(3)
Gain on sale of discontinued operations	$—	$—	$1,520	$—
Net income(loss)	$(975)	$(627)	$1,231	$(689)
Earnings per share:
Basic and diluted –
Loss from continuing operations	$(0.01)	$(0.01)	$(0.03)	$(0.02)
Income (loss) from discontinued operations	(0.03)	(0.01)	0.07	—
Net loss	$(0.04)	$(0.02)	$(0.04)	$(0.02)
Weighted average shares:
Basic and diluted	25,357,756	28,011,739	28,556,208	28,723,629

	For the Year Ended December 31, 2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$77	$233	$255	$297
Gross profit	$48	$124	$140	$186
Loss from continuing operations	$(153)	$(314)	$(496)	$(315)
Income (loss) from discontinued operations	$(1,387)	$(587)	$(543)	$(410)
Gain on sale of discontinued operations
Net loss	$(1,540)	$(901)	$(1,039)	$(725)
Earnings per share:
Basic and diluted –
Loss from continuing operations	$(0.01)	$(0.01)	$(0.02)	$(0.01)
Income (loss) from discontinued operations	(0.08)	(0.03)	(0.02)	(0.02)
Net loss	$(0.09)	$(0.04)	$(0.04)	$(0.03)
Weighted average shares:
Basic and diluted	16,952,763	24,111,621	24,111,621	24,192,133

Note 18 – Related Party Transactions

Notes Receivable from Officers and Stockholder

The Company had notes receivable due from certain Officers of the Company. At December 31, 2001, the notes included $683 due from the Chief Executive Officer to cover margin calls, $516 due from a former Chief Operating Officer for relocation assistance ($83) and to cover margin calls ($433), and $504 due from another former Chief Operating Officer to cover margin calls. The notes are unsecured except for the $504 in notes due from one former Officer of the Company, which are secured by the principal residence of that individual. The notes, although due on demand, were issued with original due dates in 2000 and 2001. The notes due from the Chief Executive Officer and the $516 of notes due from the former Chief Operating Officer were extended by a vote of the Compensation Committee of the Board of Directors on October 29, 2001, for three years to October 29, 2004. There were also acceleration payment terms on the unsecured notes should the Company’s stock reach certain sustained target values.

In 2000, the Company provided a valuation allowance against all the notes receivable related to the margin calls because the Company’s market price for its Common Stock has remained beneath levels that would result in repayment for an extended period of time. In addition, a valuation allowance was provided against a relocation loan upon extension of the due date of the loan.

During the year ended December 31, 2003, the Chief Operating Officer was terminated from the Company. The Company recorded severance and other terminations benefits of $1,632 which were classified as part of the 2003 restructuring charge, and offset the repayment of notes receivable due the Company against the severance and other termination benefits. Repayment of the entire balance of the notes receivable of $618 included accrued interest of $102, which was recognized as interest income. Accordingly, the Company reduced the valuation allowance of $516 against these notes receivable upon repayment. This reduction in the valuation allowance was classified as selling, general and administrative expenses.

During the year ended December 31, 2003, the Chief Executive Officer repaid a portion of notes receivable due the Company. In prior years the Chief Executive Officer had voluntarily reduced his base compensation from its authorized level. Upon restoration of base compensation to its authorized level in 2003, the Chief Executive Officer used the increase in compensation of $106 to offset against the notes receivable due the Company. In addition, prior to December 31, 2003, the Compensation Committee of the Board of Directors authorized a bonus to the Chief Executive Officer of $599 which was classified as part of selling general and administrative expenses. The amount of bonus remaining, after tax was withheld by the Company, was used to repay $355 of the notes receivable and accrued interest. The Company recognized $70 of the repayment as interest income. Accordingly, the Company reduced the valuation allowance against these notes receivable by $391 upon repayment. This reduction in the valuation allowance was classified as selling, general, and administrative expenses.

During the year ended December 31, 2004, the Compensation Committee provided the Chief Executive Officer a bonus upon the completion of the acquisition of OnSite Media, Inc. The $640 bonus was classified as part of selling, general and administrative expenses. The amount of the bonus remaining after tax was withheld by the Company was used to repay $364 of the notes receivable and accrued interest outstanding from the Chief Executive Officer. The Company recognized $71 of the repayment as interest income. Accordingly, the Company reduced the valuation allowance against these notes receivable by $293 upon repayment. This reduction in the valuation allowance was classified as selling, general and administrative expenses.

In addition, during 2004, the Company’s Board of Directors approved a $404 reduction in the balance of notes receivable due from a former officer of the Company. Upon the reduction in the notes value, the former officer paid the remaining balance of the notes, $100. Accordingly, the Company reduced the valuation allowance against these notes receivable by $100 upon repayment. This reduction in the valuation allowance was classified as selling, general and administrative expenses.

Investment in Alliance Partner

During the year ended December 31, 2003, the Company engaged White Horse Interactive, to provide design services in connection with the Company’s website and paid White Horse Interactive $66.

Note 19 – Subsequent Events

The exercise period for the Onsite Warrants that were set to expire on March 1, 2006 was extended for 6 months by the Board of Directors in a meeting held on January 31, 2006.

Effective February 8, 2006, Harlan Kleiman resigned as director from our board of directors. Effective March 24, 2006, Terry Leiweke was elected to be a director on our board of directors.

Effective January 30, 2006, the board of directors, pursuant to the by-laws, increased the size of the board from 5 to 7 persons. The board has not yet filled the additional two seats.

On March 2, 2006, the Company obtained $100,000 from a private investor, who is a related party (the Company’s Public Relations Manager), in a first round of short term financing (the Bridge) in the form of a short term note bearing an interest rate of 1.5% per annum, plus 500,000 shares of the company’s unregistered common shares.

On March 16, 2005, the Company obtained $200,000 from a private equity fund, who is not a related party, in a first round of a private placement of the Company’s unregistered stock. 3,333,334 shares of the company’s unregistered common shares and warrants were issued for this transaction. The same investor has committed to invest another $100,000 in the next round of funding scheduled to occur in the second quarter of 2006.

The Compensation Committee of the Board of Directors of Watchit Media Inc, on April 11, 2006, awarded to James Lavelle, Watchit Media’s CEO, for his continuing progress in transforming the company, fully vested options on 1 million of the company’s shares immediately on completion of the audit for the year ended December 31, 2005, at the closing price on the date that the audit is completed, on or near April 15, 2006.

On February 20, 2006, the Company issued a 15% Convertible Promissory Note (The Note) to James Lavelle, it’s Chairman and CEO, in exchange for a $65,000 infusion by Mr. Lavelle to the Company. The Note has a conversion price of $.07 per share, for each Common share issued upon conversion the Note. In addition to the conversion shares, Mr. Lavelle received warrants. One warrant will be issued for each common share converted. Each warrant, represents the right to purchase two additional unregistered shares of Common Stock at a price of $.15 per share. The warrant shall be immediately exercisable upon issuance and shall expire three years from the date of issuance.

Item 9.            Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

None.

Item 9A.             Controls and Procedures

Evaluation of Disclosure Controls and Procedures

The Company’s management, with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by this report. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures as of the end of the period covered by this report were designed and were functioning effectively to provide reasonable assurance that the information required to be disclosed by the Company in reports filed under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. The Company believes that a system of controls, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the controls are met, and no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected.

Change in Internal Control over Financial Reporting

No change in the Company’s internal control over financial reporting occurred during the Company’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Item 9B. Other Information

None.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. We maintain policies insuring our and our subsidiaries’ officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

Our Certificate of Incorporation, as amended, eliminates in certain circumstances the monetary liability of our directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director (1) for a breach of the director’s duty of loyalty to us or our stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or (4) for transactions from which the director derived an improper personal benefit.

Article IV of our Amended and Restated Bylaws provides that we will indemnify our present and former directors, officers, employees and agents against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of a corporation, however, indemnification is not available if such person is adjudged to be liable to the corporation unless the court determines that indemnification is appropriate. Article Eight of the Certificate of Incorporation expressly provides that the power to indemnify authorized thereby and is not exclusive of any rights granted to present and former director and officer, under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Our Certificates of Incorporation provides for us to indemnify our officers and directors to the fullest extent permitted by Delaware law.

Directors and Officers Liability Insurance

We have purchased directors and officers liability insurance that would indemnify our directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

General

The above discussion of our organizational documents and Delaware law is not intended to be exhaustive and is qualified in its entirety by such organizational documents and law.

With respect to possible indemnification of our directors, officers and controlling persons for liabilities arising under the Securities Act pursuant to such provisions, we are aware that the Securities and Exchange Commission has publicly taken the position that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25.    Other Expenses of Issuance and Distribution.

The fees and expenses payable by us in connection with the issuance and distribution of our Common Stock and Warrants registered hereunder are as follows:

Securities and Exchange Commission registration fee		$623.70

*Legal fees and expenses	$	[ ]

*Accounting fees and expenses	$	[ ]

Total	$	[ ]

* Estimated

The selling holders have not paid any portion of the registration expenses.

Item 26. Recent sales of unregistered securities

None.

Item 27. Exhibits and Financial Statement Schedules

2.1

Agreement and Plan of Merger, dated as of November 24, 2003, among Cotelligent, Inc., Watchit Media USA, Inc., OnSite Media Inc. and Certain of the Stockholders of OnSite Media, Inc. The copy incorporated by reference does not include the schedules to the Agreement and Plan of Merger as listed in the table of contents thereto. The Registrant undertakes to furnish any such schedules to the Commission upon its request. (Incorporated by reference to the Registrant’s

Registration Statement on Form S-4/A (File No. 333-111550) filed on February 3, 2004)

2.2

Side Letter effective as of November 24, 2003, among Cotelligent, Inc. and OnSite Media, Inc. assigning Recency Media USA, Inc.’s rights under the Agreement and Plan of Merger and Business Development Agreement to Watchit Media USA, Inc. (Incorporated by reference to the Registrant’s Registration Statement on Form S-4/A (File No. 333-111550) filed on February 3, 2004)

3.1	Certificate of Incorporation of Cotelligent, Inc. (Exhibit 3.1 of the Company’s Registration Statement on Form S-1 (File No. 33-80267), effective February 9, 1996, is hereby incorporated by reference)

3.2

Certificate of Amendment of Certificate of Incorporation of Cotelligent, Inc. (Exhibit 3.3 of the Company’s Annual Report on Form 10-K (File No. 0-27412), filed with the SEC on June 29, 1999, is hereby incorporated by reference)

3.3	Amended and Restated By-Laws of Cotelligent, Inc. (Exhibit 3 of the Company’s Current Report on Form 8-K (File No. 0-27412), filed with the SEC on May 9, 2002, is hereby incorporated by reference)

4.1

Form of certificate evidencing ownership of Common Stock of Cotelligent, Inc. (Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 (File No. 33-80267), effective February 9, 1996)

4.2

Rights Agreement, dated as of September 24, 1997, between Cotelligent, Inc. and BankBoston, N.A. (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K (File No. 0-27412) filed with the SEC on September 24, 1997)

4.3

Amendment No. 1 to Rights Agreement, dated June 13, 2002, amending Rights Agreement, dated as of September 24, 1997, between Cotelligent, Inc. and BankBoston, N.A. (Incorporated by reference to Exhibit 4 of the Company’s Current Report on Form 8-K (File No. 0-27412), filed with the SEC on June 13, 2002)

4.4	Warrant to Purchase Common Stock issued by Watchit Media, Inc. to Stiassni Capital Partners, LP, dated as of March 16, 2006

4.5

Warrants to Purchase Common Stock issued by Cotelligent, Inc. to Allan and Marion Swartz, James Allen Court Nevada Corporation, Dean and Lorraine Acord, D. Michael and Robin Ballard, J. and P. Kraft, and Barry M. Rose, issued February 1, 2005 (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K (File No. 0-27412), filed with the SEC on February 7, 2005)

4.6

Warrant to Purchase Common Stock issued by Cotelligent, Inc. to TEW Investments, issued April 11, 2005 (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K (File No. 0-27412), filed with the SEC on April 15, 2005)

4.7

Warrant to Purchase Common Stock issued by Cotelligent, Inc. to James Lavelle, issued April 27, 2005 (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K (File No. 0-27412), filed with the SEC on April 28, 2005)

4.8	Warrant to Purchase Common Stock issued by Watchit Media, Inc. to Colton Melby, dated as of April 28, 2006

4.9	Warrant to Purchase Common Stock issued by Watchit Media, Inc. to Cliff Melby, dated as of April 28, 2006

5.1	Opinion of Morgan, Lewis & Bockius LLP, legal counsel to the Registrant**

10.1

Amended and Restated Employment Agreement, dated as of January 5, 2000, between Cotelligent, Inc. and James R. Lavelle (Exhibit 10.1 of the Company’s Annual Report on Form 10-K (File No. 0-27412), filed with the SEC on July 14, 2000, is hereby incorporated by reference)*

10.2

Employment Agreement, dated as of December 19, 2000, between Cotelligent, Inc. and Curtis J. Parker (Exhibit 10.3 of the Company’s Annual Report on Form 10-K (File No. 0-27412), filed with the SEC on March 29, 2002, is hereby incorporated by reference)*

10.3

Long-Range Bonus Incentive Plan, effective as of November 18, 1999, among Cotelligent, Inc., James R. Lavelle and Daniel E. Jackson (Exhibit 10.6 of the Company’s Annual Report on Form 10-K (File No. 0-27412), filed with the SEC on July 14, 2000, is hereby incorporated by reference)*

10.4

Cotelligent 1995 Long-Term Incentive Plan (Exhibit 10.9 of the Company’s Registration Statement on Form S-1/A (File No. 33-80267), filed with the SEC on January 24, 1996, is hereby incorporated by reference)*

10.5	Cotelligent 1998 Long-Term Incentive Plan (Exhibit 10.13 of the Company’s Annual Report on Form 10-K (File No. 0-27412), filed with the SEC on June 29, 1999, is hereby incorporated by reference)*

10.6	Cotelligent, Inc. 1999 Leveraged Stock Purchase Plan (Exhibit 2 of the Company’s Schedule 13D (File No. 5-47567), filed with the SEC on January 31, 2000, is hereby incorporated by reference)*

10.7	Cotelligent 2000 Long-Term Incentive Plan (Exhibit 10.19 of the Company’s Annual Report on Form 10-K (File No. 0-27412), filed with the SEC on April 2, 2001 is hereby incorporated by reference)*

10.8

Series C Convertible Redeemable Preferred Stock Purchase Agreement, dated as of August 19, 2002, by and between The Bluebook International Holding Company, Mark A. Josipovich, Daniel E. Josipovich, Daniel T. Josipovich, Dorothy E. Josipovich and Cotelligent, Inc. (Exhibit A of the Company’s Schedule 13D (File No. 005-61801), filed with the SEC on January 17, 2003, is hereby incorporated by reference)

10.9

Agreement of Compromise and Settlement, dated as of August 29, 2003, among Cotelligent, Inc., on the one hand, and Skiritai Capital LLC, Russell Silvestri, James Glockner and Lyron Bentovim, on the other hand (Exhibit 99.2 of the Company’s Current Report on Form 8-K (File No. 0-27412), filed with the Securities and Exchange Commission on September 4, 2003, is hereby incorporated by reference)

10.10

Termination of Employment Agreement, dated as of November 25, 2003, by and between Cotelligent, Inc. and Daniel E. Jackson (Exhibit 10.10 of the Company’s Annual Report on Form 10-K (File No. 0-27412), file with the SEC on April 14, 2004, is hereby incorporated by reference)

10.11

Agreement and Plan of Merger, dated November 24, 2003, by and among Recency Media USA, Inc., Cotelligent, Inc., OnSite Media, Inc., and Certain Stockholders of OnSite (Exhibit 2.1 of the Company’s Current Report on Form 8-K (File No. 0-27412), filed with the SEC on December 3, 2003, is hereby incorporated by reference)

10.12

Business Development Agreement, dated as of November 24, 2003, by and between Recency Media USA, Inc. and OnSite Media, Inc. (Exhibit 2.8 of the Company’s Registration Statement on Form S-4 (File No. 333-111550), filed with the SEC on December 24, 2003, is hereby incorporated by reference)

10.13

Special Bonus Letter Agreement, dated December 31, 2003, by and between Cotelligent, Inc. and James R. Lavelle (Exhibit 10.13 of the Company’s Annual Report on Form 10-K (File No. 0-27412), filed with the SEC on April 14, 2004, is hereby incorporated by reference)*

10.14

Contract of Sale Security Agreement, dated as of October 8, 2004, between Cotelligent, Inc. and its subsidiaries, and CAPCO Financial Company, a division of Greater Bay Bank N.A., as amended (Exhibit 10.1 of the Company’s Current Report on Form 8-K (File No. 0-27412), filed with the SEC on October 14, 2004, is hereby incorporated by reference)

10.15

Asset Purchase Agreement, dated as of April 1, 2005, by and among FastTrack, LLC, a wholly owned subsidiary of Skyview Capital, LLC, Cotelligent, Inc., Cotelligent USA, Inc., CZG Mobile Ventures, Inc., bSmart.to, LLC, and JAS Concepts, Inc. (Exhibit 10.1 of the Company’s Current Report on Form 8-K (File No. 0-27412), filed with the SEC on April 7, 2005, is hereby incorporated by reference)

10.16

Asset Purchase Agreement, dated as of April 1, 2005, by and among FastTrack, LLC, a wholly-owned subsidiary of Skyview Capital, LLC, Cotelligent USA, Inc., CZG Mobile Ventures, Inc., bSmart.to, LLC, and JAS Concepts, Inc. (Exhibit 10.1 of the Company’s Current Report on Form 8-K (File No. 0-27412) filed with the SEC on June 3, 2005, is hereby incorporated by reference)

10.17

First Amendment to Asset Purchase Agreement, dated June 27, 2005, by and among FastTrack, LLC, Cotelligent, Inc., Cotelligent USA, Inc., CZG Mobile Ventures, Inc., bSmart.to LLC and JAS Concepts, Inc. (Annex A to the Company’s Proxy Statement Supplement filed on June 28, 2005, is hereby incorporated by reference)

10.18

Asset Purchase Agreement, dated September 15, 2005, between Watchit Media, Inc. and Charles Lain (Exhibit 10.1 of the Company’s Current Report on Form 8-K (File No. 0-27412), filed with the SEC on September 21, 2005, is hereby incorporated by reference)

10.19	Stock and Warrant Purchase Agreement, dated as of March 16, 2006, by and among Watchit Media, Inc. and Stiassni Capital Partners, LP

10.20	Stock and Warrant Purchase Agreement, dated as of April 28, 2006, by and among Watchit Media, Inc., Colton Melby and Cliff Melby

21.1	Subsidiaries of registrant

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Morgan, Lewis & Bockius LLP (included as part of its opinion filed as Exhibit 5.1)

24.1	Power of Attorney (incorporated by reference from the signature page of this registration statement)

99.1

Certificate of Ownership and Merger merging Watchit Media, Inc. with and into Cotelligent, Inc. (Exhibit 99.1 of the Company’s Current Report on Form 8-K, filed with the SEC on December 6, 2005, is hereby incorporated by reference)

*       Management contracts and compensatory plans or arrangements

**     To be filed by amendment.

Item 28. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and duly caused this Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May 5, 2006.

WATCHIT MEDIA, INC.

By:	/s/ James R. Lavelle
James R. Lavelle
Chief Executive Officer

The undersigned officers and directors of Watchit Media, Inc. hereby constitute and appoint James R. Lavelle and John Dong and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form SB-2 and any and all amendments thereto, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and thereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ James R. Lavelle	Chairman of the Board and	May 5, 2006
James R. Lavelle	Chief Executive Officer (Principal Executive Officer)

/s/ John Dong	Executive Vice President, Chief Financial	May 5, 2006
John Dong	Officer, Treasurer and Secretary (Principal Financial Officer)

/s/ R. Terry Leiweke	Director	May 5, 2006
R. Terry Leiweke

/s/ Debra J. Richardson	Director	May 5, 2006
Debra J. Richardson

/s/ Tony Vickers	Director	May 5, 2006
Tony Vickers

/s/ Paul D. Frankel	Director	May 5, 2006
Paul D. Frankel